Exhibit 10.1

ASSET AND EQUITY PURCHASE AGREEMENT

by and among

METROPOLITAN IPA, A CALIFORNIA PROFESSIONAL CORPORATION,

ApolloCare Enablement of CA, LLC,

NETWORK MEDICAL MANAGEMENT, INC.,

APOLLO MEDICAL HOLDINGS, INC.,

COMMUNITY FAMILY CARE MEDICAL GROUP IPA, INC.,

ADVANCED HEALTH MANAGEMENT SYSTEMS, L.P.,

ACCIE M. MITCHELL AND GLORIA C. MITCHELL, AS CO-TRUSTEES OF THE
MITCHELL FAMILY TRUST DATED JULY 2, 2003,

CFC MANAGEMENT, LLC,

THE OTHER PARTIES HERETO, AND

MARC MITCHELL, AS THE EQUITYHOLDER REPRESENTATIVE

DATED AS OF November 7, 2023

TABLE OF CONTENTS

Page

Article 1 Purchase and sale; Closing		3

1.1	Purchase and Sale of Assets	3
1.2	Purchase and Sale of Purchased Interests	5
1.3	CFC IPA Deferred Payment.	5
1.4	Purchase Price and Closing Payments	7
1.5	Purchase Price Allocation	8
1.6	Closing	9
1.7	Withholding	9
1.8	Non-Assignable Contracts	10

Article 2 Purchase Price Adjustments		10

2.1	Closing Consideration Adjustment	10
2.2	Post-Closing Determinations.	11
2.3	Post-Closing Adjustment Amount.	14

Article 3 Representations and Warranties of the Equityholders		16

3.1	Capacity	17
3.2	Authority and Enforceability	17
3.3	Title to Equity Interests	17
3.4	No Conflict	18
3.5	Legal Proceedings	18
3.6	No Brokerage	18

Article 4 Representations and Warranties of the Group Companies		18

4.1	Organization and Good Standing; Subsidiaries	19
4.2	Authorization and Effect	19
4.3	Capitalization	19
4.4	Non-Contravention; Consents	21
4.5	Financial Statements	21
4.6	Absence of Certain Changes, Events and Conditions	23
4.7	Material Contracts	23
4.8	Tangible Assets	25
4.9	Real Property	25
4.10	Legal Proceedings; Judgments	26
4.11	Compliance with Applicable Laws	27
4.12	Permits	27
4.13	Healthcare Regulatory Matters	28
4.14	Intellectual Property	29

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4.15	Privacy and Security Compliance	31
4.16	Insurance	31
4.17	Taxes	31
4.18	Employment Matters	33
4.19	Employee Benefit Matters	35
4.20	Environmental Matters	37
4.21	Affiliate Transactions	37
4.22	Illegal Payments	37
4.23	Brokers	38
4.24	Investment Company Status	38
4.25	Investment Representations and Warranties	38

Article 5 Representations and Warranties of Buyer Parties		40

5.1	Organization and Authority of Buyer	40
5.2	Non-Contravention; Consents	40
5.3	Investment Intention	41
5.4	Sufficiency of Funds; Solvency	41
5.5	Legal Proceedings	41
5.6	Title	42
5.7	Brokers	42
5.8	R&W Insurance Policy	42
5.9	Issuance of the Buyer Parent Shares	43
5.10	Exclusive Representations	43

Article 6 Covenants		43

6.1	Confidentiality	43
6.2	Publicity	43
6.3	Further Assurances	43
6.4	Conduct of Business Prior to the Applicable Closing	44
6.5	Access to Information	47
6.6	Approvals and Consents	47
6.7	No Negotiation	48
6.8	Regulatory Matters	48
6.9	Employee Matters	49
6.10	Tail Policies.	49
6.11	Efforts; Regulatory Filings and Consents	50
6.12	Excluded Real Property	52
6.13	R&W Insurance Policy	52
6.14	Advisory Committee	52
6.15	Termination of 401(k) Plan	52
6.16	Non-Competition; Non-Solicitation; Non-Disparagement	53
6.17	Financing Cooperation	54
6.18	Permit Transfers	55
6.19	Further Transfers	55

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6.20	Use of Names	55
6.21	Wrong Pockets; Payments	55
6.22	Additional Restrictions on Transfers	56
6.23	Rule 144	56
6.24	Insurance	57
6.25	Bulk Sales	57
6.26	Letter of Credit Requirements	57
6.27	Additional Covenants	57
6.28	Disclosure Schedule Supplement	58

Article 7 Tax matters		58

7.1	Tax Covenants	58
7.2	Straddle Period	59
7.3	Tax Indemnification	60
7.4	Refunds	61
7.5	Contests	61
7.6	Cooperation and Exchange of Information	61
7.7	Post-Closing Actions	62
7.8	Intended Tax Treatment; Purchase Price Allocation	62
7.9	Transfer Taxes	64
7.10	Overlap	64

Article 8 Conditions to Closing		64

8.1	Conditions to the Obligations of All Parties with Respect to the Initial Closing	64
8.2	Initial Closing Conditions to Obligations of Buyer Parties	64
8.3	Initial Closing Conditions to Obligations of CFC IPA and the IPA Equityholder	67
8.4	Second Closing Conditions to Obligations of All Parties	68
8.5	Second Closing Conditions to Obligations of Buyer Parties	69
8.6	Second Closing Conditions to Obligations of the Plan Companies and the AHMS Equityholders	71

Article 9 Termination		72

9.1	Termination of the Agreement	72
9.2	Effect of Termination	73

Article 10 Indemnification		73

10.1	Survival	73
10.2	Indemnification by the Equityholders	74
10.3	Indemnification by the Buyer Parties	77
10.4	Certain Limitations	78
10.5	Indemnification Procedures	79
10.6	Tax Treatment of Indemnification Payments	81

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10.7	Recourse	81
10.8	Exclusive Remedies	83
10.9	R&W Insurance Policy	83
10.10	No Contribution	83

Article 11 Definitions		84

11.1	Certain Definitions	84
11.2	Interpretation	106

Article 12 Miscellaneous		106

12.1	Equityholder Representative	106
12.2	Notices	108
12.3	Disclosure Schedule	109
12.4	Assignment	110
12.5	No Third Party Beneficiaries	110
12.6	Counterparts	110
12.7	Amendment and Modification; Waiver	111
12.8	Expenses	111
12.9	Governing Law; Submission to Jurisdiction	111
12.10	Specific Performance	112
12.11	Remedies Cumulative	112
12.12	Construction	112
12.13	Severability	112
12.14	Entire Agreement	113
12.15	Time is of the Essence	113
12.16	No Rescission	113
12.17	Certain Matters Regarding Representation of the Equityholders and the Companies	113
12.18	Release	114

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EXHIBITS, ATTACHMENTS AND SCHEDULES

Exhibit A	Escrow Agreement
Exhibit B-1	Calculations of Cash-to-Claims Ratio for CFC IPA, Minimum IPA Cash-to-Claim Ratio Amount, CFC IPA TNE, and Tangible Net Equity
Exhibit B-2	Calculations of CFCHP TNE, and Tangible Net Equity
Exhibit C	Deposit Escrow Amount Joint Instruction
Exhibit D	Bill of Sale
Exhibit E	Form of Assignment Agreement
Exhibit F	Form of Joinder Agreement
Exhibit G	Form of Legal Opinion of Counsel to the Buyer Parent Share Transferees
Schedule 1.3(a)	Member Month Amount Example Calculations
Schedule 1.3(c)	CFC IPA Deferred Payment Covenants
Schedule 2.1(b)	Tangible Net Equity Methodology
Schedule 6.4	Conduct of Business Prior to the Applicable Closing
Schedule 6.9	Continuing Employees
Schedule 7.8	Draft AHMS Purchase Price Allocation
Schedule 8.2(e)	Initial Closing Required Consents
Schedule 8.2(f)	Initial Closing Related Party Contract Terminations
Schedule 8.5(f)	Second Closing Required Consents
Schedule 8.5(g)	Second Closing Related Party Contract Terminations
Schedule 11.1(a)	Assumed Contracts
Schedule 11.1(b)	Excluded Assets
Schedule 11.1(c)	Permitted Liens

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ASSET AND EQUITY PURCHASE AGREEMENT

This ASSET AND EQUITY PURCHASE AGREEMENT (this “Agreement”), dated as of November 7, 2023, is entered into by and among Metropolitan IPA, a California professional corporation (“PC Buyer”); APOLLOCARE ENABLEMENT OF CA, LLC, a California limited liability company (“MSO GP Buyer”); NETWORK MEDICAL MANAGEMENT, INC., a California corporation (“MSO LP Buyer” and, together with MSO GP Buyer, the “MSO Buyers” and together with PC Buyer, the “Buyers” and each a, “Buyer”); APOLLO MEDICAL HOLDINGS, INC., a Delaware corporation the stock of which is publicly traded on the Nasdaq (“Buyer Parent” and together with Buyers, “Buyer Parties” and each, a “Buyer Party”); COMMUNITY FAMILY CARE MEDICAL GROUP IPA, INC., a California corporation (“CFC IPA”); ADVANCED HEALTH MANAGEMENT SYSTEMS, L.P., a California limited partnership (“AHMS” and together with the CFC IPA, the “Companies” and each, a “Company”); ACCIE M. MITCHELL AND GLORIA C. MITCHELL, AS CO-TRUSTEES OF THE MITCHELL FAMILY TRUST DATED JULY 2, 2003 ( “IPA Equityholder”); ACCIE M. MITCHELL, M.D. (“IPA Beneficial Owner”); CFC MANAGEMENT, LLC, a California limited liability company and the general partner of AHMS (“AHMS General Partner”); the other limited partners of AHMS set forth in the signature page hereto (collectively, the “AHMS Limited Partners” and each, an “AHMS Limited Partner”) (AHMS General Partner and the AHMS Limited Partners are referred to collectively herein as the “AHMS Equityholders” and together with the IPA Equityholder, the “Equityholders”, and together with CFC IPA, the “Sellers”); and MARC MITCHELL, as an authorized representative of the Sellers (“Equityholder Representative”); and solely for purposes of Section 6.9, I Health, Inc., a California corporation (“I Health”). The Buyer Parties, the Companies, the Equityholders and the Equityholder Representative are referred to collectively herein as the “Parties” and, each individually, as a “Party”).

RECITALS

WHEREAS, Buyer Parent is an Affiliate of MSO LP Buyer and MSO GP Buyer, and Buyer Parent owns one hundred percent (100%) of the issued and outstanding Equity Interests of MSO LP Buyer, and MSO LP Buyer owns one hundred percent (100%) of the issued and outstanding Equity Interests of MSO GP Buyer;

WHEREAS, CFC IPA operates as an independent practice association, which may enter into agreements with organizations such as insurance companies, health plans, self-insured employers, government payors, health maintenance organizations, medical groups, independent practice associations, and other third party payors (collectively referred to as “Plans”) for the arrangement of the provision of healthcare services to subscribers or enrollees of the Plans (together with any other business activity conducted by CFC IPA during the twelve (12) month period immediately preceding the Initial Closing or currently contemplated to be conducted, the “IPA Business”);

WHEREAS, Community Family Care Health Plan, Inc., a California corporation (“CFCHP”) operates a California managed care services business pursuant to its license as a health care service plan by the California Department of Managed Health Care (“DMHC”) under the Knox-Keene Act (the “Plan Business”);

WHEREAS, AHMS is in the business of providing management, consulting, administrative, and other support services to entities that provide or arrange for the provision of professional healthcare services;

WHEREAS, pursuant to that certain Management Services Agreement, dated as of September 15, 2017, by and between the Companies, AHMS agreed to provide to CFC IPA certain management, consulting, administrative, and support services (“CFC Management Services”);

WHEREAS, IPA Beneficial Owner beneficially owns one hundred percent (100%) of the issued and outstanding shares of CFC IPA (the “CFC IPA Shares”) and Marc Mitchell and Alex Mitchell as Trustees of the CFC Management Irrevocable Trust, own one hundred percent (100%) of the issued and outstanding general partnership interest of AHMS General Partner;

WHEREAS, AHMS General Partner owns all of the issued and outstanding general partnership interest of AHMS (collectively, the “AHMS GP Interests”);

WHEREAS, the AHMS Limited Partners collectively own all of the issued and outstanding limited partnership interest of AHMS (collectively, the “AHMS LP Interests” and together with the AHMS GP Interests, the “AHMS Interests”), all as set forth in Section 4.3(a) of the Disclosure Schedule;

WHEREAS, (i) AHMS owns all of the issued and outstanding Equity Interests of Community Family Care Holdings, LLC, a California limited liability company (“CFCH”), and (ii) CFCH owns all of the issued and outstanding Equity Interests of CFCHP (CFCHP together with AHMS and CFCH, the “Plan Companies” and, together with CFC IPA, the “Group Companies”);

WHEREAS, pursuant to the terms and conditions set forth herein, effective as of the Initial Closing, CFC IPA wishes to sell, transfer and assign to PC Buyer, and PC Buyer wishes to purchase, acquire and assume from CFC IPA the Acquired Assets and Assumed Liabilities, all as more specifically provided herein;

WHEREAS, pursuant to the terms and conditions set forth herein, (i) AHMS General Partner wishes to sell to MSO GP Buyer, and MSO GP Buyer wishes to purchase from AHMS General Partner, the AHMS GP Interests; and (ii) each AHMS Limited Partner wishes to sell to MSO LP Buyer, and MSO LP Buyer wishes to purchase from AHMS Limited Partner, the AHMS LP Interests, in each case for the cash purchase price specified herein;

WHEREAS, Ron Brandt is also an AHMS Limited Partner; and

WHEREAS, in furtherance of the transactions contemplated hereunder, on June 7, 2022, Buyer Parent deposited One Million Six Hundred Fifty Thousand Dollars ($1,650,000.00) into an escrow account (“Deposit Escrow Account”) with City National Bank, a National Banking Association (the “Deposit Escrow Agent”), pursuant to the terms of that certain Escrow Agreement, dated as of June 7, 2022 (the “Deposit Escrow Agreement”), by and among Buyer Parent, Accie Mitchell, as representative of all the shareholders and partners, as applicable, of the Group Companies, and the Escrow Agent, and on June 15, 2023, a portion of the escrowed funds were released to the applicable Group Company from the Deposit Escrow Account, leaving Eight Hundred Twenty-Five Thousand Dollars ($825,000) (the “Deposit Escrow Amount”) remaining in the Deposit Escrow Account.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, incorporating the recitals set forth above, the Parties agree as follows:

AGREEMENT

Article 1
Purchase and sale; Closing

1.1            Purchase and Sale of Assets.

(a)            Acquired Assets. On the terms and subject to the conditions of this Agreement, at the Initial Closing, PC Buyer shall purchase, acquire and accept from CFC IPA, and CFC IPA shall sell, convey, assign, transfer and deliver to PC Buyer, all assets, properties, rights, titles and interests of CFC IPA, whether tangible or intangible, real or personal and wherever located, including the IPA Business and the Enumerated Assets, but excluding the Excluded Assets (collectively, the “Acquired Assets”), in each case, free and clear of all Liens, other than Permitted Liens). Notwithstanding the foregoing, CFC IPA may retain copies of any Contracts, documents, correspondence or records which are required to be retained pursuant to any Applicable Law or are subject to the attorney-client privilege, for financial reporting purposes, for Tax purposes, for legal defense or prosecution purposes or otherwise in connection with the Excluded Liabilities or the Excluded Assets. The Parties acknowledge and agree that CFC IPA shall have the right, in its sole discretion, to assign its right to receive fifty percent (50%) of the Buyer Parent Shares to AMFIT, LLC, a Delaware limited liability company (“AMFIT”), and the remaining fifty percent (50%) to MMFIT, LLC, a Delaware limited liability company (“MMFIT,” and together with AMFIT, the “Buyer Parent Shares Transferees”) pursuant to assignment agreements each substantially in the form attached as Exhibit E hereto and that, subject to the immediately succeeding sentence and compliance with Section 12.4 and the execution of such assignment agreements, the Buyer Parent Shares shall be issued to such parties. Prior to the Initial Closing, in the event that CFC IPA assigns its rights pursuant to the preceding sentence, CFC IPA shall cause to be delivered to the Buyer Parties (i) joinders to this Agreement each substantially in the form attached as Exhibit F hereto and executed by each of the Buyer Parent Share Transferees and (ii) a legal opinion of counsel substantially in the form attached as Exhibit G hereto that the transfers of the Buyer Parent Shares by CFC IPA to the Buyer Parent Share Transferees via assignments referenced in the preceding sentence are exempt from registration under the Securities Act.

(b)            Assumed Liabilities. On and subject to the terms set forth in this Agreement, at the Initial Closing, as additional consideration for the Acquired Assets, PC Buyer hereby assumes only the following Liabilities of CFC IPA (and thereafter shall pay, perform, discharge or otherwise satisfy in accordance with their respective terms) (the “Assumed Liabilities”): (i) Liabilities of the IPA Business and the Acquired Assets to the extent incurred (A) in the Ordinary Course of Business (excluding any Liability arising out of any breach of contract, breach of warranty, violation of Applicable Law, tort, misappropriation, infringement, misappropriation, or Action outstanding or to the extent arising from facts or circumstances that occurred prior to the Initial Closing), or (B) on or after the Initial Closing Date; (ii) Liabilities of CFC IPA under any Assumed Contracts but only to the extent (A) such Assumed Contracts are assigned to PC Buyer or PC Buyer otherwise receives the rights and benefits of such Assumed Contracts pursuant to Section 1.8, and (B) such obligations did not arise from a breach by CFC IPA thereunder that occurred prior to the Initial Closing Date; (iii) any Liability for the Acquired Assets, or the use of the Acquired Assets, or operation of the IPA Business on or after the Initial Closing Date; and (iv) any Liability for Taxes that arise from or are attributable to the ownership, operation, or management of the IPA Business or Acquired Assets from and after the Initial Closing.

(c)            Excluded Liabilities. Other than the Assumed Liabilities, PC Buyer is not assuming, and shall not be liable for, any Liabilities of CFC IPA or its owners (including without limitation IPA Beneficial Owner) with respect to with the IPA Business or Acquired Assets (“Excluded Liabilities”), including without limitation (1) any liability or obligation of CFC IPA for Taxes to the extent related to the Acquired Assets or the IPA Business (other than those described in the prior clause (iv)) (2) any employment or payroll Taxes attributable to the applicable Pre-Closing Tax Period the payment of which CFC IPA has elected to defer until after the Initial Closing pursuant to the CARES Act or any similar legislation enacted by any Governmental Authority or pursuant to the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020 (such clauses (1) and (2), “Seller Taxes”), (3) all Liabilities arising under or in connection with (i) any Employee Benefit Plan sponsored or maintained by CFC IPA, or (ii) any Employee Benefit Plan that was sponsored or maintained by CFC IPA at the time of its termination, in each case as indicated in Section 4.19(a) of the Disclosure Schedule, (4) any Liabilities arising out of the employment or engagement of any Person with CFC IPA or termination of employment, engagement or service of any Person from CFC IPA, (5) any Indebtedness of CFC IPA, (6) any Company Transaction Expenses attributable to CFC IPA; (7) any Liability arising from CFC IPA’s violation of Environmental Requirements, (8) Liabilities with respect to, or arising out of, the Excluded Assets or Excluded Real Property, (9) any Liability arising under Healthcare Laws, (10) any allegation, claim or threatened claim or charge arising out of equity ownership of CFC IPA, (11) any transfer or assignment of rights to receive any consideration for the Acquired Assets, (12) any allegation, claim, charge or threatened claim or charge by any current or former employee or independent contractor of CFC IPA involving or relating to facts or circumstances that occurred prior to the Initial Closing Date, (13) obligations arising from checks issued but not presented for payment; (14) any Liabilities of CFC IPA arising out of the Actions filed against CFC IPA set forth on in Section 4.10 of the Disclosure Schedule; and (15) outstanding balances owed to Memorial Hospital of Gardena for quarterly settlements received in 2022 in excess of its portion of the final fiscal year 2022 risk pool. CFC IPA hereby acknowledges that it is retaining all Excluded Liabilities and shall be fully responsible and liable for all Excluded Liabilities.

(d)            CFC IPA Purchase Price. In consideration for the sale, transfer, conveyance, assignment and delivery of the Acquired Assets pursuant to Section 1.1, (i) at the Initial Closing, the PC Buyer shall pay to CFC IPA an aggregate amount equal to One Hundred Thirteen Million One Hundred Sixty-Eight Thousand Dollars ($113,800,000), consisting of Ninety-Three Million Eight Hundred Thousand Dollars ($93,800,000) of cash (the “CFC IPA Cash Purchase Price”), and Buyer Parent Shares (which shares have an aggregate value equal to the Buyer Parent Share Consideration, which shall be payable and subject to adjustment pursuant to Article 2, and (ii) thereafter, as described in and contingent upon satisfaction of the conditions described in Section 1.3, the PC Buyer shall pay to CFC IPA, or an applicable assignee, earnout payments of up to Fifteen Million Dollars ($15,000,000) (the “CFC IPA Deferred Payments”), the payment of which is subject to the terms and conditions set forth in Section 1.3 (the “Initial Closing Purchase Price”).

1.2            Purchase and Sale of Purchased Interests.

(a)            Purchase and Sale of Purchased Interests. On the terms and subject to the conditions of this Agreement:

(i)            At the Second Closing, AHMS General Partner shall sell, transfer, convey, assign and deliver to MSO GP Buyer, and MSO GP Buyer shall purchase, acquire and accept from AHMS General Partner, all of the right, title and interests of AHMS General Partner in, to and under the AHMS GP Interests, free and clear of all Liens (other than those imposed by securities Applicable Laws); and

(ii)           At the Second Closing, each AHMS Limited Partner shall sell, transfer, convey, assign and deliver to MSO LP Buyer, and MSO LP Buyer shall purchase, acquire and accept from AHMS Limited Partner, all of the right, title and interests of AHMS Limited Partner in, to and under the AHMS LP Interests, free and clear of all Liens (other than those imposed by securities Applicable Laws) (the AHMS GP Interests and the AHMS LP Interests are referred to as the “Purchased Interests”).

(b)            AHMS Purchase Price. In consideration for the sale, transfer, conveyance, assignment and delivery of the AHMS GP Interests and the AHMS LP Interests pursuant to Section 1.2(a), at the Second Closing, the applicable MSO Buyer shall pay to the AHMS General Partner and the AHMS Limited Partners cash in immediately available funds in an aggregate amount equal to Fifty-Two Million Dollars ($52,000,000) (the “Second Closing Purchase Price”), which shall be payable and subject to adjustment pursuant to Article 2 and allocated among the AHMS General Partner and the AHMS Limited Partners in accordance with the Closing Payments Schedule.

1.3            CFC IPA Deferred Payment.

(a)            CFC IPA Deferred Payment. If earned, and subject to the terms and conditions set forth in this Agreement and Schedule 1.3(c), the Buyer Parties shall pay CFC IPA, or an applicable assignee, Five Million Dollars ($5,000,000) within thirty (30) days following the date on which it is finally determined pursuant to this Agreement that the Actual Member Month Amount during any Measurement Period, measured as of the last day of any Measurement Period, equals or exceeds the Target Member Month Amount (such condition, the “CFC IPA Deferred Payment Condition”); provided, that if the CFC IPA Deferred Payment Condition is not achieved with respect to any Measurement Period, CFC IPA, or an applicable assignee, shall be eligible for a Catch-Up Payment, which shall be paid in accordance with the terms set forth in this Agreement.

(b)            Catch-Up Payments. In the event that the CFC IPA Deferred Payment Condition is not achieved with respect to either or both of the First Measurement Period and/or the Second Measurement Period, CFC IPA, or an applicable assignee, shall be entitled to receive a Catch-Up Payment that shall be paid concurrent with the payment(s) of the CFC IPA Deferred Payment(s) for the Second Measurement Period and/or Third Measurement Period, as applicable, if (x) the sum of the Actual Member Month Amount in the First Measurement Period and Second Measurement Period, divided by two (2), equals or exceeds the Target Member Month Amount, (y) the sum of the Actual Member Month Amount in the Second Measurement Period and Third Measurement Period, divided by two (2), equals or exceeds the Target Member Month Amount; or (z) the sum of the Actual Member Month Amount in the First Measurement Period, Second Measurement Period and Third Measurement Period, divided by three (3), equals or exceeds the Target Member Month Amount; provided, that, for the avoidance of doubt, no additional Catch-Up Payments shall be earned after the expiration of the Third Measurement Period regardless of whether the Target Member Month Amount is achieved after such time; provided, however, that to the extent any Catch-Up Payment is earned pursuant to clause (x), (y) and/or (z) of this Section 1.3(b), CFC IPA, or an applicable assignee, shall be entitled to receive such Catch-Up Payment even if such payment is not made until after the expiration of the Third Measurement Period. An example illustration is included in Schedule 1.3(a).

(c)            CFC IPA Deferred Payment Covenants. Until the end of the Third Measurement Period, neither the Buyer Parties nor any of their Affiliates shall (i) directly or indirectly, take any action the primary purpose or effect of which is to decrease the maximum CFC IPA Deferred Payment payable, or (ii) take any of the actions set forth on Schedule 1.3(c) without the prior written consent of CFC IPA (not to be unreasonably withheld). It is understood and agreed that this Section 1.3(c) and the terms set forth on Schedule 1.3(c) are material covenants on which IPA Equityholder has relied in respect of the CFC IPA Deferred Payments and entering into this Agreement. If a Buyer Party breaches any of the covenants set forth on Schedule 1.3(c) at any time prior to the end of the Third Measurement Period, the Buyer Parties shall within five (5) Business Days after becoming aware of such breach deliver written notification to IPA Equityholder of such breach. The Buyer Parties have thirty (30) days to cure any such breach. If the Buyer Parties do not cure such breach within such thirty (30) day period as determined in good faith by the Parties, IPA Equityholder shall be entitled to acceleration and payment of the full amount of the CFC IPA Deferred Payments minus any amounts with respect to the CFC IPA Deferred Payments previously paid (collectively, the “Unpaid CFC IPA Deferred Payments”). In the event of a dispute between Buyer Parties and IPA Equityholder regarding whether such breach has occurred or whether a breach has been cured, such dispute shall be resolved in accordance with Section 12.9. Within thirty (30) days of final determination that such a breach has occurred (whether pursuant to Section 12.9 if such breach has been disputed or by written notice by outside counsel to the Buyer Parties articulating that a breach has occurred), the Buyer Parties shall pay to the IPA Equityholder the Unpaid CFC IPA Deferred Payment. The Parties acknowledge and agree that in no event will the Unpaid CFC IPA Deferred Payments be payable more than once. The Unpaid CFC IPA Deferred Payments shall be the sole and exclusive remedy of IPA Equityholder against the Buyer Parties or any of their respective Affiliates for any damages suffered by IPA Equityholder, or any liability of any kind of the Buyer Parties or any of their respective Affiliates, in each case, caused by, arising out of, relating to or in connection with any breach of the covenants set forth in this Section 1.3(c) and Schedule 1.3(c).

(d)            Determination. On or before forty-five (45) days following each Measurement Period, the Buyer Parties shall provide to CFC IPA a statement, which sets forth the Actual Member Month Amount with respect to such Measurement Period and all supporting information related thereto (the “Initial CFC IPA Deferred Payment Statement”). CFC IPA shall have thirty (30) calendar days following receipt of the Initial CFC IPA Deferred Payment Statement to review the Initial CFC IPA Deferred Payment Statement (“CFC IPA Deferred Payment Review Period”). During each month of each Measurement Period, the Buyer Parties shall deliver to the CFC IPA a monthly report setting forth the Actual Member Month Amount for such month. On or prior to the last day of the CFC IPA Deferred Payment Review Period, CFC IPA may object to the Initial CFC IPA Deferred Payment Statement, and, after the expiration of the CFC IPA Deferred Payment Review Period, all undisputed calculations set forth in the Initial CFC IPA Deferred Payment Statement shall be final, conclusive and binding on the Parties. If CFC IPA timely disputes any calculations in the Initial CFC IPA Deferred Payment Statement, Buyer Parties and CFC IPA shall use commercially reasonable efforts to resolve their differences in good faith in respect thereof; provided, that at any time during the CFC IPA Deferred Payment Review Period either Buyer Parties or CFC IPA may elect to have the Accounting Expert resolve any such amounts that remain in dispute, in which event the Buyer Parties and CFC IPA will instruct the Accounting Expert to resolve such dispute in accordance with Section 2.2, applied mutatis mutandis.

(e)            All payments made pursuant to this Section 1.3 shall be treated by all parties hereto for income Tax purposes as adjustments to the Initial Closing Purchase Price.

1.4            Purchase Price and Closing Payments. The aggregate consideration for the Acquired Assets and the Purchased Interests shall be the Buyer Parent Shares, the CFC IPA Cash Purchase Price, the Second Closing Purchase Price and to the extent earned, the CFC IPA Deferred Payments including all Catch-Up Payments which are paid (collectively, the “Purchase Price”).

(a)            At the Initial Closing:

(i)            as consideration for the Acquired Assets, PC Buyer shall deliver or cause to be delivered the Buyer Parent Shares in accordance with Section 1.1(a);

(ii)           as consideration for the Acquired Assets, PC Buyer shall, on behalf of CFC IPA, deliver the Initial Closing Payment by wire transfer of immediately available funds to the account(s) specified in the Closing Payments Schedule;

(iii)          the applicable Parties shall sign and deliver the joint instructions attached hereto as Exhibit C instructing the Deposit Escrow Agent to (A) release (1) Five Hundred and Four Thousand Dollars ($504,000) (the “CFC Indemnity Escrow Amount”) of the Deposit Escrow Amount into an account (the “Escrow Account”) with the Escrow Agent, and (2) Three Hundred Thousand Dollars ($300,000) (the “CFC Adjustment Escrow Amount”) of the Deposit Escrow Amount into the Escrow Account, pursuant to the terms of the Escrow Agreement in the form attached hereto as Exhibit A (the “Escrow Agreement”), and (B) release the remaining Twenty-One Thousand Dollars ($21,000) of the Deposit Escrow Amount to CFC IPA;

(iv)          on behalf of CFC IPA, PC Buyer shall deliver, by wire transfer of immediately available funds, Fifty Thousand Dollars ($50,000) (the “IPA Representative Fund”) to the account(s) specified in the Closing Payments Schedule; and

(v)           on behalf of CFC IPA, PC Buyer shall pay or cause to be paid the amount for all the Initial Closing Estimated Transaction Expenses set forth on a schedule to be delivered by CFC IPA no later than five (5) Business Days prior to the Initial Closing Date by wire transfer of immediately available funds to accounts specified in the Closing Payments Schedule.

(b)            At the Second Closing:

(i)            as consideration for the AHMS GP Interests and AHMS LP Interests, the applicable MSO Buyer shall deliver, by wire transfer of immediately available funds, the Second Closing Payment to the account(s) specified in the Closing Payments Schedule;

(ii)            on behalf of the AHMS Equityholders, the applicable MSO Buyer shall deliver, by wire transfer of immediately available funds, Fifty Thousand Dollars ($50,000) (the “AHMS Representative Fund” and together with the IPA Representative Fund, the “Equityholder Representative Fund”) to the account(s) specified in the Closing Payments Schedule;

(iii)            on behalf of the AHMS Equityholders, the applicable MSO Buyer shall deposit or cause to be deposited into the Escrow Account the AHMS Indemnity Escrow Amount with the Escrow Agent, in accordance with the Escrow Agreement;

(iv)            on behalf of the AHMS Equityholders, the applicable MSO Buyer shall deposit or cause to be deposited into the Escrow Account the AHMS Adjustment Escrow Amount, in accordance with the Escrow Agreement;

(v)            on behalf of the AHMS Equityholders, the applicable MSO Buyer shall deposit or cause to be deposited into the Escrow Account the AV Escrow Amount, in accordance with the Escrow Agreement (the “AV Escrow”); and

(vi)            on behalf of the applicable Plan Companies, the applicable MSO Buyer shall pay or cause to be paid the amount for all the Second Closing Estimated Transaction Expenses set forth on a schedule to be delivered by the Equityholder Representative no later than five (5) Business Days prior to the Second Closing by wire transfer of immediately available funds to accounts specified in the Closing Payments Schedule; provided, however, that in the case of Second Closing Estimated Transaction Expenses owed to employees of a Plan Company, the applicable Buyer Party shall contribute such amounts to such Plan Company and cause such Plan Company to pay such amounts (less applicable withholding and any Taxes required to be paid by such Plan Company with respect thereto) to the applicable employees as soon as practicable following the Second Closing.

1.5            Purchase Price Allocation. At least five (5) Business Days prior to the Initial Closing, the Equityholder Representative shall deliver to the Buyer Parties a schedule (the “Closing Payments Schedule”), allocating the Initial Closing Payment and Second Closing Purchase Price amongst CFC IPA, the AHMS General Partner and the AHMS Limited Partners, as applicable, and other payees described above and including wire instructions for any applicable Persons receiving payments from the Buyer Parties in connection with each Closing. The Buyer Parties shall not be responsible for any amounts paid in accordance with the Closing Payments Schedule.

1.6            Closing.

(a)            The consummation of the sale of the Acquired Assets and the assumption of the Assumed Liabilities (the “Initial Closing”) shall take place electronically via mutual exchange of facsimile or portable document format (.PDF) signatures commencing at 10:00 a.m. Pacific Standard Time on the third (3rd) Business Day after the last of the conditions set forth in Section 8.1, Section  8.2 and Section 8.3 have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Initial Closing Date), or at such other time as shall be agreed upon in writing by the Buyer Parties and CFC IPA. The date on which the Initial Closing is actually held is referred to herein as the “Initial Closing Date.” The Initial Closing shall be deemed to be effective at 12:01 A.M. Pacific Standard Time on the Initial Closing Date (the “Initial Effective Time”) for all purposes, except as may otherwise be expressly provided herein.

(b)            The consummation of the sale of the AHMS GP Interests and the AHMS LP Interests (the “Second Closing”) shall take place electronically via mutual exchange of facsimile or portable document format (.PDF) signatures commencing at 10:00 a.m. Pacific Standard Time on the third (3rd) Business Day after the last of the conditions set forth in Section 8.4, Section  8.5 and Section 8.6 have been satisfied, or at such other time as shall be agreed upon in writing by the Buyer Parties and the Equityholder Representative. The date on which the Second Closing is actually held is referred to herein as the “Second Closing Date.” The Second Closing shall be deemed to be effective at 12:01 A.M. Pacific Standard Time on the Second Closing Date (the “Second Effective Time”) for all purposes, except as may otherwise be expressly provided herein.

1.7            Withholding. Buyers and Buyer Parent shall be entitled to deduct and withhold from the consideration or other amounts otherwise payable pursuant to this Agreement to any Person such amounts as they are required to deduct and withhold with respect to such payment under the Code, or any provision of state, local or foreign law. Except for any withholding required as a result of a failure to deliver an IRS Form W-9 and any withholding on payments under any compensatory payments made in connection with the Transactions, before making any such deduction or withholding, Buyers and Buyer Parent shall deliver to the Equityholder Representative notice of the intention to make such deduction or withholding, and such notice shall be given at least three (3) Business Days before such deduction or withholding is required, in order for the Equityholder Representative to obtain reduction of or relief from such deduction or withholding. To the extent that amounts are so withheld by Buyers or Buyer Parent, such withheld amounts shall be (a) paid to the appropriate Tax Authority and (b) treated for all purposes of this Agreement as having been paid to the appropriate recipient in respect of which such deduction and withholding was made by Buyers.

1.8            Non-Assignable Contracts. Notwithstanding anything to the contrary in this Agreement, to the extent that the assignment hereunder by CFC IPA to PC Buyer of any Assumed Contract or Permit is not permitted or is not permitted without the consent of any other party to such Assumed Contract or any Governmental Authority, neither this Agreement nor the Bill of Sale shall be deemed to constitute an assignment of any such Assumed Contract or Permit if such consent is not given or if such assignment otherwise would constitute a breach of, violation of or cause a loss of benefits under, any such Assumed Contract or Permit, and except as otherwise provided in this Agreement, PC Buyer shall not assume any obligations or liabilities under any such Assumed Contract or Permit. CFC IPA shall use Commercially Reasonable Efforts to obtain all consents and waivers necessary for the sale, transfer, assignment, conveyance and delivery of the Assumed Contracts, Permits and the Acquired Assets to PC Buyer hereunder and, if any such consent is not obtained or if such assignment is not permitted irrespective of such consent, CFC IPA shall, for a period of twelve (12) months following the Initial Closing Date, cooperate with PC Buyer following the Initial Closing Date in any reasonable and lawful arrangement designed to provide PC Buyer or its Affiliates with the rights and benefits under any such Assumed Contract or Permit, including enforcement for the benefit of PC Buyer, at the request of and cost and expense of PC Buyer, of any and all rights of CFC IPA thereunder (including rights against any other party thereto arising out of any breach or cancellation of any such Assumed Contract by such other party) and, if requested by PC Buyer, at PC Buyer’s sole cost and expense, to the extent legally permitted, acting as an agent on behalf of PC Buyer or as PC Buyer shall otherwise reasonably require; provided, that, if PC Buyer is provided the benefits of any Assumed Contracts or Permits, then PC Buyer shall assume the Liabilities of CFC IPA under such Assumed Contract or Permits, as applicable, but only to the extent the Liabilities thereunder arise after the Initial Closing Date.

Article 2
Purchase Price Adjustments

2.1            Closing Consideration Adjustment.

(a)            At least five (5) business days prior to the Initial Closing Date, CFC IPA shall calculate and deliver to the Buyer Parties a statement (the “Estimated Initial Closing Statement”) of (it being clarified, that the following shall be calculated without duplication so as to avoid “double-counting” of assets or amounts otherwise taken into account in determining the Purchase Price and/or any adjustments thereto): (i) the estimated amount of the Closing IPA Cash-to-Claims Amount (the “Estimated Closing IPA Cash-to-Claims Amount”), (ii) a statement setting forth the estimated amount of the Tangible Net Equity applicable to CFC IPA only (and no other Group Companies) (the “Estimated Closing IPA TNE”), and the Estimated Closing IPA TNE Surplus or the Estimated Closing IPA TNE Deficiency, as the case may be, which shall be calculated consistent with the historical methodology employed by CFC IPA when making regulatory filings to the DMHC, (iii) the estimated amount of the Initial Closing Funded Indebtedness as of the Initial Closing (the “Estimated Initial Closing Funded Indebtedness”), (iv) the estimated amount of the Group Companies’ Transaction Expenses as of the Initial Closing and payment instructions related thereto (the “Initial Closing Estimated Transaction Expenses”), and (v) the calculation of the Initial Closing Payment based on the calculation of the foregoing amounts. Notwithstanding anything contained herein to the contrary, the amounts set forth on the Estimated Initial Closing Statement shall not reflect any purchase accounting adjustments as a result of the Transactions and shall be prepared in accordance with GAAP.

(b)            At least five (5) business days prior to the Second Closing Date, the Plan Companies shall calculate and deliver to the Buyer Parties a statement (the “Estimated Second Closing Statement”) of (it being clarified, that the following shall be calculated without duplication so as to avoid “double-counting” of assets or amounts otherwise taken into account in determining the Purchase Price and/or any adjustments thereto): (i) the estimated amount of the Closing Cash for the Group Companies other than CFC IPA (the “Estimated Closing Cash”), (ii) a statement setting forth the estimated amount of the Tangible Net Equity applicable to CFCHP and the Plan Companies) (the “Estimated Closing CFCHP TNE”), and the Estimated Closing CFCHP TNE Surplus or the Estimated Closing CFCHP TNE Deficiency, as the case may be, which shall be calculated consistent with the methodology set forth in Schedule 2.1(b) attached hereto, (iii) the estimated amount of the Second Closing Funded Indebtedness (the “Estimated Second Closing Funded Indebtedness”), (iv) the estimated amount of the Group Companies’ Transaction Expenses as of the Second Closing (but excluding the Initial Closing Estimated Transaction Expenses) and payment instructions related thereto (the “Second Closing Estimated Transaction Expenses”), and (v) the calculation of the Second Closing Payment based on the calculation of the foregoing amounts, in each case calculated without giving effect to the consummation of the transactions contemplated by this Agreement. Notwithstanding anything contained herein to the contrary, the amounts set forth on the Estimated Second Closing Statement shall not reflect any purchase accounting adjustments as a result of the Transactions and shall be prepared in accordance with GAAP.

2.2            Post-Closing Determinations.

(a)            Within one hundred eighty (180) days following the Initial Closing Date, the Buyer Parties shall cause to be prepared and delivered to the Equityholder Representative a statement (the “Initial Closing Statement”) of the Buyer Parties’ calculations of the following amounts (it being clarified, that the following shall be calculated without duplication so as to avoid “double-counting” of assets or amounts otherwise taken into account in determining the Purchase Price and/or any adjustments thereto): (i) as of the Initial Closing Date, (A) the Closing IPA Cash-to-Claims Amount, (B) the Target IPA TNE (the “Closing IPA TNE”), (C) the Initial Closing Funded Indebtedness, and (D) the Transaction Expenses of the Group Companies as of the Initial Closing (“Initial Closing Company Transaction Expenses”), and (ii) a recalculation of the Initial Closing Payment based on the calculation of the foregoing amounts.

(b)            Within twelve (12) months following the Second Closing Date, the Buyer Parties shall cause to be prepared and delivered to the Equityholder Representative a statement (the “Second Closing Statement”) of the Buyer Parties’ calculations of the following amounts (it being clarified, that the following shall be calculated without duplication so as to avoid “double-counting” of assets or amounts otherwise taken into account in determining the Purchase Price and/or any adjustments thereto): (i) as of the Second Closing Date, (A) the Target CFCHP TNE (the “Closing CFCHP TNE”), (B) the Second Closing Funded Indebtedness, and (C) the Transaction Expenses of the Group Companies as of the Second Closing (“Second Closing Company Transaction Expenses”), and (ii) a recalculation of the Second Closing Payment based on the calculation of the foregoing amounts.

(c)            Notwithstanding anything contained herein to the contrary, the amounts set forth on the Initial Closing Statement or Second Closing Statement, as applicable, shall not reflect any purchase accounting adjustments as a result of the Transactions and shall be prepared in accordance with GAAP. If the Buyer Parties fail to deliver the Initial Closing Statement or Second Closing Statement, as applicable, by its due date, then the Estimated Initial Closing Statement and Estimated Second Closing Statement (and all components thereof) shall be deemed (x) accepted by, and final and binding upon, the Buyer Parties and conclusive for all purposes hereunder and (y) to be the Initial Closing Statement or Second Closing Statement, as applicable. The “First Calculation of the Initial Closing Payment” shall mean the recalculation of the Initial Closing Payment using the Initial Closing Statement proposed by the Buyer Parties under Section 2.2(a); provided, that if any of the amounts on such Initial Closing Statement are objected to by the Equityholder Representative pursuant to Section 2.2(e), the final determination of such amounts in accordance with this Section 2.2 shall be used in the First Calculation of the Initial Closing Payment. The “Final Calculation of the Second Closing Payment” shall mean the recalculation of the Second Closing Payment using the Second Closing Statement proposed by the Buyer Parties under Section 2.2(b); provided, that if any of the amounts on such Second Closing Statement are objected to by the Equityholder Representative pursuant to Section 2.2(e), the final determination of such amounts in accordance with this Section 2.2 shall be used in the Final Calculation of the Second Closing Payment.

(d)            Within twelve (12) months following the Initial Closing Date, the Buyer Parties shall cause to be prepared and delivered to the Equityholder Representative a statement (the “12-Month Closing Statement”) of the Buyer Parties’ calculations of (i) the same amounts and line items (it being clarified, that the following shall be calculated without duplication so as to avoid “double-counting” of assets or amounts otherwise taken into account in determining the Purchase Price and/or any adjustments thereto) set forth in the Estimated Initial Closing Statement or the Initial Closing Statement, as applicable, or the dates set forth in Section 2.2(a), as the case may be, and (ii) a recalculation of the Initial Closing Payment, based on the calculation of the foregoing amounts. Notwithstanding anything contained herein to the contrary, the amounts set forth on the 12-Month Closing Statement shall not reflect any purchase accounting adjustments as a result of the Transactions and shall be prepared in accordance with GAAP. If the applicable Buyer fails to deliver the 12-Month Closing Statement by its due date, then the Estimated Initial Closing Statement or Initial Closing Statement (and all components thereof), as applicable, shall be deemed (x) accepted by, and final and binding upon, the Buyer Parties and conclusive for all purposes hereunder, and (y) to be the 12-Month Closing Statement, delivered as of the twelve (12) month anniversary of the Initial Closing Date. The “Final Calculation of the Initial Closing Payment” shall mean the recalculation of the Initial Closing Payment using the 12-Month Closing Statement proposed by the Buyer Parties under this Section 2.2(d); provided, that if any of the amounts on such 12-Month Closing Statement are objected to by the Equityholder Representative pursuant to Section 2.2(e), the final determination of such amounts in accordance with this Section 2.2 shall be used in the Final Calculation of the Initial Closing Payment.

(e)            The Equityholder Representative shall notify the Buyer Parties in writing, within the applicable Review Period, whether the Equityholder Representative accepts the Initial Closing Statement, the Second Closing Statement or the 12-Month Closing Statement. If the Equityholder Representative notifies the Buyer Parties that the Equityholder Representative does not accept the Initial Closing Statement, the Second Closing Statement or the 12-Month Closing Statement (or any component thereof), the Equityholder Representative shall include with such notice its reasons for such non-acceptance and the adjustments the Equityholder Representative believes should be made to the Initial Closing Statement, the Second Closing Statement or the 12-Month Closing Statement, as applicable. In the event that the Equityholder Representative does not provide such notice of non-acceptance within the applicable Review Period, the Equityholder Representative shall be deemed to have accepted the Initial Closing Statement, the Second Closing Statement or the 12-Month Closing Statement (and all components thereof), as applicable, which shall be final, binding and conclusive for all purposes hereunder. If the Equityholder Representative has submitted a notice of non-acceptance, then, thereafter, the Buyer Parties, on the one hand, and the Equityholder Representative, on the other hand, shall negotiate in good faith with each other to reach an agreement in respect of the disputed portions of the Initial Closing Statement, the Second Closing Statement or the 12-Month Closing Statement, as applicable delivered by the Buyer Parties to the Equityholder Representative for a period of thirty (30) days following the Buyer Parties’ receipt of such notice of non-acceptance.

(f)            During the applicable Review Period, the Buyer Parties shall provide the Equityholder Representative and any of its Representatives with reasonable access to all books and records (including work papers in accordance with the access policies of each Group Companies’ accountants) in its possession or control and personnel who prepared such information as may be reasonably required to enable the Equityholder Representative to evaluate the accuracy of the Initial Closing Statement, the Second Closing Statement and the 12-Month Closing Statement, and the Buyer Parties shall respond promptly and in good faith to inquiries from the Equityholder Representative, as applicable, or their respective Representatives related to such review.

(g)            If the Buyer Parties and the Equityholder Representative are unable to resolve all disagreements identified by the Equityholder Representative pursuant to Section 2.2(e), within such applicable thirty (30) days after delivery to the Buyer Parties of written notice of such disagreements, then such disagreements shall be submitted for final and binding resolution to Deloitte or, if Deloitte is unable to serve, Buyer and the Equityholder Representative, as applicable, shall appoint by mutual agreement a Neutral Accounting Firm (the “Accounting Expert”) who, acting as experts and not arbitrators, shall resolve the disputed items only.

(h)            Each Party shall be permitted to present a supporting brief to the Accounting Expert (which supporting brief shall also be concurrently provided to the other Party) within ten (10) days following the appointment of the Accounting Expert. Within five (5) days following receipt of a supporting brief, the receiving Party may present a responsive brief to the Accounting Expert (which responsive brief shall also be concurrently provided to the other Party). No discovery will be permitted and no arbitration hearing will be held. The Accounting Expert shall only consider the briefs of the Parties, and shall not conduct any independent review, in determining those items and amounts disputed by the Parties, and the Accounting Expert shall consider only those items and amounts which are identified by the Parties as being in dispute. The Accounting Expert shall resolve the dispute by selecting either the position of the Buyer Parties or the Equityholder Representative (and may not propose or make any alternative position) and must resolve the matter in accordance with the terms and provisions of this Agreement. The Accounting Expert shall deliver to the Buyer Parties and the Equityholder Representative as promptly as practicable and in any event within sixty (60) days after its appointment, a written report setting forth the resolution of any such disagreement determined in accordance with the terms of this Agreement. The determination of the Accounting Expert shall be final, binding and non-appealable.

(i)             All fees of the Accounting Expert shall be allocated between the Buyer Parties, on the one hand, and the Equityholder Representative, on the other hand, such that the amount paid by the Equityholder Representative bears the same proportion that the aggregate dollar amount unsuccessfully disputed by the Equityholder Representative bears to the total dollar amount of the disputed items that were submitted for resolution to the Accounting Expert, and the Buyer Parties shall pay the balance. For purposes of illustration only, if the Final Calculation of the Initial Closing Payment or the First Calculation of the Initial Closing Payment is disputed to be $1,000 by the Equityholder Representative and $900 by the Buyer Parties and is determined by the Accounting Expert to be $960, then the Equityholder Representative would bear forty percent (40%) of the fees of the Accounting Expert and the Buyer Parties would bear sixty percent (60%), because the amount disputed was $100 and the amount unsuccessfully disputed by the Equityholder Representative was $40.

2.3            Post-Closing Adjustment Amount.

(a)            Following the final determination of the First Calculation of the Initial Closing Payment or the Final Calculation of the Second Closing Payment, as applicable, in accordance with Section 2.2, a payment pursuant to this Section 2.3 shall be made as follows:

(i)            If the Closing Actual Adjustment with respect to CFC IPA is a positive amount, then Buyer Parent and the Equityholder Representative shall execute joint written instructions to the Escrow Agent instructing the Escrow Agent to release from the Escrow Account to CFC IPA an amount equal to fifty percent (50%) of the CFC Adjustment Escrow Amount, and then Buyer Parent shall pay to CFC IPA an aggregate amount equal to the absolute value of such positive Closing Actual Adjustment.

(ii)           If the Closing Actual Adjustment with respect to AHMS is a positive amount, then Buyer Parent and the Equityholder Representative shall execute joint written instructions to the Escrow Agent instructing the Escrow Agent to release from the Escrow Account to the AHMS Equityholders an amount equal to the AHMS Adjustment Escrow Amount, and then Buyer Parent shall pay to the AHMS Equityholders an aggregate amount equal to the absolute value of such positive Closing Actual Adjustment.

(iii)          If the Closing Actual Adjustment with respect to CFC IPA is a negative amount, then Buyer Parent and the Equityholder Representative shall execute joint written instructions to the Escrow Agent instructing the Escrow Agent to release from the Escrow Account to the applicable Buyer an amount equal to the lesser of (A) the absolute value of such Closing Actual Adjustment, and (B) the CFC Adjustment Escrow Amount, and in the event that the absolute value of such negative Closing Actual Adjustment is more than the CFC Adjustment Escrow Amount, CFC IPA shall pay to the applicable Buyer an aggregate amount equal to the absolute value of such negative Closing Actual Adjustment less the CFC Adjustment Escrow Amount;

(iv)          If the Closing Actual Adjustment with respect to AHMS is a negative amount, then Buyer Parent and the Equityholder Representative shall execute joint written instructions to the Escrow Agent instructing the Escrow Agent to release from the Escrow Account to the applicable Buyer an amount equal to the lesser of (A) the absolute value of such Closing Actual Adjustment, and (B) the AHMS Adjustment Escrow Amount; provided, that in the event that the absolute value of such negative Closing Actual Adjustment is less than the CFC Adjustment Escrow Amount, then such joint written instructions to the Escrow Agent shall instruct the Escrow Agent to release to the remaining amount of the AHMS Adjustment Escrow Amount to the AHMS Equityholders in accordance with their respective Pro Rata Portion; provided, however, that in the event that the absolute value of such negative Closing Actual Adjustment is more than the AHMS Adjustment Escrow Amount, the AHMS Equityholders shall pay in accordance with their respective Pro Rata Portion to the applicable Buyer an aggregate amount equal to the absolute value of such negative Closing Actual Adjustment less the AHMS Adjustment Escrow Amount.

(v)           Any Closing Actual Adjustment payable by either Party pursuant to this Section 2.3(a) shall be paid promptly by the party required to pay such Closing Actual Adjustment, but in no event later than five (5) Business Days following the date on which the First Calculation of the Initial Closing Payment or the Final Calculation of the Second Closing Payment, as applicable, becomes binding pursuant to Section 2.2. Payment by any Party of the Closing Actual Adjustment, or any portion thereof, shall be made in immediately available funds via wire transfer to an account(s) designated in writing by the Party entitled to receive such payment. Any joint written instructions to be delivered to the Escrow Agent pursuant to this Section 2.3(a) shall be delivered promptly, but in no event later than five (5) calendar days following the date on which the First Calculation of the Initial Closing Payment or Final Calculation of the Second Closing Payment, as applicable, becomes binding pursuant to Section 2.2.

(b)            Following the final determination of the Final Calculation of the Initial Closing Payment, in accordance with Section 2.2, a payment pursuant to this Section 2.3 shall be made as follows:

(i)            If the Final Initial Closing Adjustment is a positive amount, then Buyer Parent and the Equityholder Representative shall execute joint written instructions to the Escrow Agent instructing the Escrow Agent to release from the Escrow Account to CFC IPA the remaining amount of the CFC Adjustment Escrow Amount, and Buyer Parent shall pay to the Equityholder Representative an aggregate amount equal to the Final Initial Closing Adjustment.

(ii)           If the Final Initial Closing Adjustment is a negative amount, then Buyer Parent and the Equityholder Representative shall execute joint written instructions to the Escrow Agent instructing the Escrow Agent to release from the Escrow Account to the applicable Buyer an amount equal to the absolute value of such Final Initial Closing Adjustment up to a maximum amount equal to the remaining balance of the CFC Adjustment Escrow Amount, and in the event that the absolute value of such Final Initial Closing Adjustment is more than the remaining balance of the CFC Adjustment Escrow Amount, CFC IPA shall pay to the applicable Buyer Party an aggregate amount equal to the absolute value of such Final Initial Closing Adjustment less the remaining balance of the CFC Adjustment Escrow Amount.

(iii)          If after the payment of any such Final Initial Closing Adjustment, there remains any portion of the CFC Adjustment Escrow Amount in the Escrow Account, then Buyer Parent and the Equityholder Representative shall execute joint written instructions to the Escrow Agent instructing the Escrow Agent to release the remaining portion of the CFC Adjustment Escrow Amount to CFC IPA.

(iv)          Any Final Initial Closing Adjustment payable by either Party pursuant to this Section 2.3(a) shall be paid promptly by the party required to pay such Final Initial Closing Adjustment, but in no event later than five (5) Business Days following the date on which the Final Calculation of the Initial Closing Payment, becomes binding pursuant to Section 2.2. Payment by any Party of the Final Initial Closing Adjustment, or any portion thereof, shall be made in immediately available funds via wire transfer to an account(s) designated in writing by the Party entitled to receive such payment. Any joint written instructions to be delivered to the Escrow Agent pursuant to this Section 2.2(a)(a) shall be delivered promptly, but in no event later than five (5) calendar days following the date on which the Final Calculation of the Initial Closing Payment becomes binding pursuant to Section 2.2.

(c)            All payments made pursuant to this Article 2 shall be treated by all parties hereto for Tax purposes as adjustments to the Purchase Price.

(d)            Calculation Methodology. The Parties hereto agree that no amount shall be (or is intended to be) included, in whole or in part (either as an increase or a reduction), more than once in the calculation of the First Calculation of the Initial Closing Payment, the Final Calculation of the Initial Closing Payment and the Final Calculation of the Second Closing Payment, as applicable, or any other calculated amount pursuant to this Agreement. All of the amounts set forth on the Estimated Initial Closing Statement, Estimated Second Closing Statement, the Initial Closing Statement, the Second Closing Statement and the 12-Month Closing Statement (and the individual elements thereof, as applicable) shall be (i) determined in accordance with the methodologies set forth on Exhibit B-1 and Exhibit B-2 and in accordance with GAAP and the definitions included in this Agreement (with the terms in this Agreement and Exhibit B-1 and Exhibit B-2 taking precedence if they are not in accordance with GAAP) and (ii) be prepared with the same rigor as if such accounts were being prepared as of a fiscal year-end, and (iii) not include any “purchase accounting” or other adjustment arising out of the consummation of the Transactions.

Article 3
Representations and Warranties of the Equityholders

Each Equityholder hereby, severally and not jointly, represents and warrants to the applicable Buyer Parties that the statements contained in this Article 3 are true and correct as to such Equityholder only (and no other Equityholder) on the date hereof and each Closing Date (except as set forth in the corresponding Section of the Disclosure Schedule or in any other Sections of the Disclosure Schedule if the application of the disclosure is reasonably apparent on its face):

3.1            Capacity.

(a)            Such Equityholder who is an individual has all legal capacity to execute and deliver this Agreement and each of the Transaction Documents to which such Equityholder is a party, to perform his or her obligations hereunder and thereunder and to consummate the transactions contemplated hereby or thereby, or will have such capacity in the case of the Transaction Documents that are to be executed after the date hereof.

(b)            AHMS General Partner is a limited liability company duly organized, validly existing and in good standing under the Laws of California. AHMS General Partner has all requisite limited liability company power and authority to own and operate its properties and assets and to carry on its business as currently conducted. AHMS General Partner is duly qualified to do business and is in good standing in each jurisdiction where the ownership or operation of its properties and assets or the conduct of its business requires such qualification, except for failures to be so qualified or in good standing that would not, individually or in the aggregate, reasonably be expected to materially adversely affect AHMS General Partner’s ability to execute, deliver or perform this Agreement or any Transaction Document, or to timely consummate the Transactions.

(c)            Such Equityholder that is a trust is duly organized under the Applicable Law of its jurisdiction of formation. Each such Equityholder is a validly created trust and is in existence as at the date of this Agreement. The validly appointed trustees of such Equityholder are set forth on Section 3.1(c) of the Disclosure Schedule and no action has been taken or is proposed to remove such Person as trustee of such trust.

3.2            Authority and Enforceability. Such Equityholder has the requisite power and authority, and has taken all action necessary, to execute and deliver this Agreement and each Transaction Document and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement has been, and each Transaction Document will be prior to the applicable Closing, duly authorized, executed and delivered by such Equityholder, and this Agreement constitutes, and each Transaction Document to which he or it is a party when so executed and delivered will constitute, the legal, valid and binding obligations of such Equityholder, enforceable against such Equityholder in accordance with their terms; subject to bankruptcy, insolvency, reorganization, moratorium and similar Applicable Laws of general application relating to or affecting creditors’ rights and to general equity principles. No other proceedings on the part of such Equityholder are necessary to approve and authorize the execution, delivery and performance of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby.

3.3            Title to Equity Interests. Such Equityholder is the record and beneficial owner of, and has good and valid title to, the CFC IPA Shares and/or the AHMS Interests set forth opposite such Equityholder’s name on Section 3.3 of the Disclosure Schedule, free and clear of all Liens, other than those imposed by securities or healthcare Applicable Laws or provided in the Governing Documents of CFC IPA, or that result from any actions taken by or on behalf of any Buyer Party. Such Equityholder is not a party to any option, warrant, right, contract, call, put or other agreement or commitment providing for the disposition or acquisition of any of the Purchased Interests (other than this Agreement). Other than as set forth on Section 3.3 of the Disclosure Schedule, such Equityholder does not have any other equity ownership interest in any of the Companies.

3.4            No Conflict. The execution and delivery by such Equityholder of this Agreement and each Transaction Document to which such Equityholder is a party, and the performance by him/her/it of any actions contemplated hereunder or thereunder, does not and will not, directly or indirectly (with or without notice or lapse of time):

(a)            conflict with or violate any provision of the Governing Documents of such Equityholder;

(b)            require notice, consent or approval under, conflict with, violate, result in a breach of, result in the acceleration of obligations, loss of a benefit or increase in Liabilities or fees under, create in any Person the right to terminate, cancel or modify, or cause a default under or give rise to any rights or penalties under (i) any provision of Applicable Law relating to such Equityholder, (ii) any provision of any Governmental Order to which such Equityholder or any of his/her/its properties are subject, or (iii) any provision of any Material Contract to which such Equityholder or its properties are bound; or

(c)            cause such Equityholder to become subject to a Lien (other than Permitted Liens); or

(d)            except for filings as may be required under the HSR Act, require a registration, filing, application, notice, consent, approval, order, qualification or waiver with, to or from any Governmental Authority.

3.5            Legal Proceedings. There are no Actions pending or, to the actual knowledge of such Equityholder after reasonable inquiry, threatened against or by such Equityholder or any of his/her/its applicable Affiliates that, individually or in the aggregate, would have a Material Adverse Effect on such Equityholder’s ability to execute, deliver or perform this Agreement or any Transaction Document to which it is a party, or to timely consummate the transactions contemplated hereby. Such Equityholder is not subject to any order, writ, judgment, award, injunction or decree of any Governmental Authority of competent jurisdiction or any arbitrator or arbitrators.

3.6            No Brokerage. No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage commissions, finders’ fees or similar compensation in connection with this Agreement or the Transactions or any other Transaction Document based on any arrangement or agreement made by or on behalf of such Equityholder.

Article 4
Representations and Warranties of the Group Companies

Each Company hereby, severally and not jointly, represents and warrants to the applicable Buyer Parties that the statements contained in this Article 4 with respect to such Company and any of its Affiliated Group Companies, as applicable, are true and correct on the date hereof and each Closing Date (except as set forth in the corresponding Section of the Disclosure Schedule or in any other Section of the Disclosure Schedule if the application of the disclosure to the first Section is reasonably apparent):

4.1            Organization and Good Standing; Subsidiaries.

(a)            Each Group Company is duly organized and validly existing, under the Applicable Law of its jurisdiction of organization, has all requisite corporate, limited liability company or limited partnership, as applicable, power and authority to own or lease and operate its properties and assets and to carry on its business as presently conducted, and is duly qualified or licensed to do business and is in good standing in each jurisdiction where the conduct of its business requires such qualification or license, except for such failure to be so qualified, licensed or in good standing, or to have such power or authority, that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b)            Except as set forth in Section 4.1(b) of the Disclosure Schedule, the Group Companies do not, and have never, (i) own(ed) of record or beneficially, directly or indirectly, (A) any shares of capital stock or securities convertible into capital stock of any Entity, (B) any participating interest in any Entity, or (C) any assets, outside the Ordinary Course of Business, comprising the business or obligations of any other Entity or (ii) control(led), directly or indirectly, any other Entity.

4.2            Authorization and Effect. Each Company has full corporate or limited partnership power and authority to enter into and perform its obligations under this Agreement and the Transaction Documents to which it is a party and to consummate the transactions contemplated hereunder and thereunder. The execution, delivery and performance by each applicable Company of this Agreement and the Transaction Documents to which such Company is a party and the consummation by such Company of the transactions contemplated hereunder and thereunder have been duly authorized by all requisite corporate or limited partnership action on the part of such Company and no other corporate or limited partnership proceedings on the part of such Company is necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Transactions. This Agreement has been duly executed and delivered by each Company, and (assuming due authorization, execution and delivery by each other Party) this Agreement constitutes a legal, valid and binding obligation of such Company enforceable against such Company in accordance with its terms; subject to bankruptcy, insolvency, reorganization, moratorium and similar Applicable Laws of general application relating to or affecting creditors’ rights and to general equity principles. When each Transaction Document to which such Company is or will be a party has been duly executed and delivered by such Company (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of such Company enforceable against it in accordance with its terms; subject to bankruptcy, insolvency, reorganization, moratorium and similar Applicable Laws of general application relating to or affecting creditors’ rights and to general equity principles. Without limiting the generality of the foregoing, CFC IPA has the unrestricted power and authority to sell, assign, transfer, convey and deliver the Acquired Assets to PC Buyer.

4.3            Capitalization.

(a)            Section 4.3(a) of the Disclosure Schedule sets forth a true, correct and complete list of the number and class or series (as applicable) of all the authorized, issued and outstanding Equity Interests of each Group Company, including the identity of the Persons that are the record and beneficial owners thereof. All of the Equity Interests of each Group Company have been duly authorized, were validly issued, fully paid (as applicable), are free and clear of any and all Liens (other than those imposed by securities or healthcare Applicable Laws or provided in the Governing Documents of CFC IPA, or that result from any actions taken by or on behalf of any Buyer Party), and have been offered, issued, sold and delivered in compliance with applicable federal and state securities laws and the organizational documents of such Group Company. Except for the Equity Interests set forth on Section 4.3(a) of the Disclosure Schedule or as otherwise set forth on Section 4.3(a) of the Disclosure Schedule, no voting or non-voting units, other Equity Interests or other voting securities of any Group Company are issued, reserved for issuance or outstanding.

(b)            (i) Except as set forth on Section 4.3(b)(i) of the Disclosure Schedule, no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire Equity Interests of any Group Company is authorized or outstanding, and (ii) there is no commitment by a Group Company to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights or to distribute to holders of any of its Equity Interests any evidence of indebtedness or asset, to repurchase or redeem any securities of any Group Company or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security or other such right.

(c)            Except as set forth on Section 4.3(c) of the Disclosure Schedule, none of the Equity Interests of any Group Company is subject to any purchase option, call option, right of first refusal, first offer, co-sale or participation, preemptive right, subscription right or any similar right. Except for the Governing Documents for each of the Group Companies, there are no documents, instruments or agreements relating to the voting of any Equity Interests of any Group Company.

(d)            Except as set forth on Section 4.3(d) of the Disclosure Schedule, there are no existing, authorized, issued or outstanding securities, options, warrants, calls, rights (including conversion rights, preemptive rights, co-sale rights, rights of first refusal, equity appreciation rights, “phantom” equity or equity-based rights, and similar rights), convertible or exchangeable securities or Contracts or obligations of any kind (contingent or otherwise) to which any Group Company or, to the Knowledge of the applicable Company, any equityholder of any Group Company, is a party or by which it is bound obligating such Group Company, directly or indirectly, to issue, deliver or sell, or cause to be issued, delivered or sold, additional Equity Interests of such Group Company. There are no outstanding obligations of any Group Company (contingent or otherwise) to (i) repurchase, redeem or otherwise acquire, directly or indirectly, any Equity Interests of any Group Company or (ii) make any investment (in the form of a loan, capital contribution or otherwise) in, or to provide any guarantee with respect to the obligations of, any Person.

(e)            There are no bonds, debentures, notes or other Indebtedness of any Group Company having the right to vote or consent (or, convertible into, or exercisable or exchangeable for, securities having the right to vote or consent) on any matters on which the equityholders of any Group Company may vote. There are no voting trusts, irrevocable proxies or other contracts or understandings to which any Group Company, or, to the Company’s Knowledge, any equityholder of any Group Company is a party or is bound with respect to the voting or consent of any Equity Interests.

(f)            All distributions, dividends, repurchases and redemptions of the capital stock (or other equity interests) of the Group Companies were undertaken in compliance with the applicable Governing Documents then in effect, any agreement to which the applicable Group Company then was a party and in compliance with Applicable Law.

(g)            The Group Companies have made available to the applicable Buyer Parties true, correct and complete copies of the Governing Documents for each of the Group Companies, which Governing Documents are in full force and effect.

4.4            Non-Contravention; Consents. The execution, delivery and performance by the applicable Group Company of this Agreement and each Transaction Document to which it is a party, and the performance by it of any actions contemplated hereunder or thereunder, does not and will not, directly or indirectly (with or without notice or lapse of time):

(a)            conflict with, require any consent under, accelerate any obligation under or violate any provision of the Governing Documents of such Company;

(b)            contravene, require notice, consent or approval under, conflict with, violate, result in a breach or violation of, conflict with or constitute or result in a breach or default (whether after the giving of notice, lapse of time or both), accelerate any obligation under, or give rise to a right of acceleration, cancellation or termination of, loss of a benefit or increase in Liabilities or fees under, create in any Person the right to terminate, cancel or modify, or cause a default under or give rise to any rights or penalties under (i) any provision of Applicable Law relating to such Group Company, (ii) any provision of any Governmental Order to which such Company or any of its properties are subject, (iii) any Permit, license or authorization to which any Group Company is a party or by which its assets are bound or (iv) any provision of any Material Contract, except as would not, individually or in the aggregate, reasonably be expected to constitute or result in a Material Adverse Effect;

(c)            cause any of the assets of any Group Company to be subject to a Lien (other than Permitted Liens); or

(d)            except for filings as may be required under the HSR Act, require a registration, filing, application, notice, consent, approval, order, qualification or waiver with, to or from any Governmental Authority or third party, except as would not, individually or in the aggregate, reasonably be expected to constitute or result in a Material Adverse Effect.

4.5            Financial Statements.

(a)            The Group Companies have made available to the Buyer Parties (i) the unaudited financial statements consisting of the balance sheet of the Plan Companies, and (ii) the audited financial statements consisting of the balance sheet of CFC IPA, in each case, dated as of 2021 and 2022 and the related statements of income and retained earnings, and cash flow for the years then ended (collectively, the “Year-End Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Plan Companies and CFC IPA, each dated as of September 30, 2023, and the related statements of income and retained earnings for the 9-month period then ended (collectively, the “Interim Financial Statements” and together with the Year-End Financial Statements, the “Financial Statements”). The Financial Statements (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered, (ii) fairly present in all material respects the financial condition of the Plan Companies or CFC IPA, as the case may be, each as of the respective dates they were prepared and the results of operations of such applicable Group Companies (on a basis, as applicable) for the periods indicated, subject, in the case of the unaudited financial statements, to normal year-end audit adjustments that are neither individually nor in the aggregate material in amount and a lack of footnotes, and (iii) have been prepared from, and are in accordance with, the books and records of the applicable Group Company in all material respects. The balance sheet of the Plan Companies and the balance sheet of CFC IPA, in each case, as of December 31, 2022 is referred to herein collectively, as the “Year-End Balance Sheet” and the date thereof as the “Year-End Balance Sheet Date” and the balance sheet of the Plan Companies and the balance sheet of CFC IPA, in each case, as of September 30, 2023 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”.

(b)            The books of account and financial records of the Group Companies are true and correct in all material respects and have been prepared and are maintained on a consistent basis throughout the period involved. The Group Companies have not made any changes in their accounting practice since the Year-End Balance Sheet Date. The Group Companies maintain a standard system of accounting established and administered on a consistent basis.

(c)            There are no Liabilities of the Group Companies of any nature, whether absolute, accrued, contingent or otherwise or whether due or to become due, other than (i) Liabilities reflected on the Year-End Balance Sheet and (ii) individual Liabilities that have arisen after the Year-End Balance Sheet in the Ordinary Course of Business.

(d)            All of the accounts receivable of each Group Company are valid and enforceable claims, and are subject to no set-off or counterclaim, except for normal course recoupment and related actions undertaken by payors or other set-offs or counterclaims that occur in the Ordinary Course of Business. Since the Year-End Balance Sheet Date, each Group Company has collected its accounts receivable in the Ordinary Course of Business and has not accelerated any such collections. No Group Company has any accounts receivable or loans receivable from any Person who is a Related Party.

(e)            All accounts payable and notes payable of each Group Company arose in bona fide arm’s length transactions in the Ordinary Course of Business and no such account payable or note payable is materially delinquent in its payment. Since the Year-End Balance Sheet Date, such Group Company has paid its accounts payable in the Ordinary Course of Business and in a manner which is consistent with its past practices. No Group Company has any accounts payable or note payable to any Person who is a Related Party.

(f)            No Group Company has entered into any transactions involving the use of special purpose entities for any off-balance sheet activity other than as specifically described in the Financial Statements.

4.6            Absence of Certain Changes, Events and Conditions. Since the Interim Balance Sheet Date, there has occurred no fact, event or circumstance which, individually or in the aggregate, has had, or could reasonably be expected to have a Material Adverse Effect and no Group Company has suffered any theft, damage, destruction or casualty loss, whether or not covered by insurance. Except as set forth in Section 4.6 of the Disclosure Schedule, since the Interim Balance Sheet Date, the Group Companies have conducted the Business in the Ordinary Course of Business, and, without limiting the generality of the foregoing, there has not been with respect to any Group Company any action that would have been prohibited or otherwise restricted under Section 6.4, had such action been taken during the period between the Interim Balance Sheet Date and the Second Closing Date.

4.7            Material Contracts.

(a)            Section 4.7(a) of the Disclosure Schedule sets forth an accurate and complete list of the following Contracts to which any Group Company is a party or the properties, rights or assets of the Group Companies bound (in each case, with specific reference to the applicable clause(s) below that relates to such Contract):

(i)            any Contract or Judgment to which any of the Companies is a party or by which it is bound that involve obligations (contingent or otherwise) of, or payments to, the Group Companies in excess of One Hundred Thousand Dollars ($100,000) per fiscal year, or that may not be terminated without penalty on sixty (60) days’ notice or less;

(ii)           any Contract between a Group Company, on the one hand, and any of its Affiliates, Related Parties, or any Affiliate of any Related Party, on the other hand;

(iii)          any Contract for employment or the provision of independent contractor or consulting services (other than Contracts with medical services providers) to which any Group Company is a party;

(iv)          any Contract to which any Group Company other than CFC IPA is a party involving payment of a bonus, commissions, severance benefits, nonqualified deferred compensation, profit sharing, employee equity purchase, or other similar agreement to or for any employee, independent contractor or consultant (other than Contracts with medical services providers) of any Group Company;

(v)           any bonds, debentures, mortgages, notes or other similar Indebtedness or Liabilities whatsoever, or any Contract to create or issue any bonds, debentures, mortgages, notes or other similar Indebtedness;

(vi)          any Contract pursuant to which a Group Company guarantees the performance, Liabilities or obligations of any other Person;

(vii)         any Contract limiting the freedom of the Companies to (A) engage in any line of business, (B) compete with any other Person or (C) solicit any employees, customers or suppliers of any other Person;

(viii)        any (i) lease or sublease or similar Contract with any Person under which any Group Company is a lessee or sublessee of any real property (collectively, the “Leased Real Property Documents”), or (ii) any lease, sublease or similar Contract with any Person under which any Group Company is a lessee or sublessee of any tangible personal property;

(ix)          any Contract that involves (A) the acquisition, merger or purchase of all or substantially all of the assets or business of a third party, or (B) the purchase or sale of assets, or a series of purchases and sales of assets, involving aggregate consideration of One Hundred Thousand Dollars ($100,000) or more outside of the Ordinary Course of Business;

(x)           any Contract pursuant to which any Group Company has (i) agreed to provide “most favored nation” status, “ best pricing” or any other arrangement whereby any Group Company or Equityholder has agreed with any Person that such Person will receive at least as favorable terms and conditions that are provided by any Group Company to any other Person, or (ii) granted “exclusivity” or agreed to deal exclusively with, or granted exclusive rights or rights of first refusal to, any customer, vendor, supplier, distributor, contractor or other Person, or requiring the purchase of all or substantially all of such Group Company’s requirements of a particular product from a vendor, supplier or other Person;

(xi)          any Contract containing any power of attorney or grant of agency, in either case granted by any Group Company that is currently in effect, except as entered into in the Ordinary Course of Business;

(xii)         any Contract relating to the settlement of any actions, suits, proceedings, orders, judgments, decrees, claims or investigations, including administrative charge or investigation by a Governmental Authority or other dispute;

(xiii)        any Contract with any Governmental Authority;

(xiv)        any Contract to which any Group Company is a party with any Plan;

(xv)         any Contract providing for liquidated damages or penalties on event of transfer, assignment or default;

(xvi)        any Contract not executed in the Ordinary Course of Business that is not otherwise set forth on Section 4.7(a) of the Disclosure Schedule; or

(xvii)       any Contract not otherwise referred to in this Section 4.7(a) that if terminated or expired without being renewed would result in a Material Adverse Effect.

(b)            The Contracts required to be disclosed on Section 4.7(a) of the Disclosure Schedule are referred to herein as the “Material Contracts”. Each Material Contract is valid and binding on the applicable Group Company in accordance with its terms and is in full force and effect. Except as set forth on Section 4.7(b) of the Disclosure Schedule, none of the Group Companies and to the Knowledge of the applicable Company, no other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any written or, to the Knowledge of the applicable Company, oral notice of any intention to terminate, any Material Contract prior to the expiration of the term (including renewal terms) thereof, or to amend the material terms of any Material Contract outside of the Ordinary Course of Business. No party to a Material Contract has exercised any termination rights with respect thereto or has given written notice of any material dispute with respect thereto. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.

4.8            Tangible Assets. Each Group Company has legal title to all of the material personal, tangible or intangible properties and assets it purports to own, free and clear of all Liens (except Permitted Liens). Each Group Company owns, leases, licenses or otherwise has the right to use all of the assets, properties and rights necessary to conduct its Business as presently being conducted. All material tangible assets of the Group Companies are in operational condition, normal wear and tear excepted, have been regularly and properly serviced and maintained in a manner that, to the Knowledge of the applicable Company, would not void or limit the coverage of any warranty thereon, other than items currently under, or scheduled for, repair or construction, and are adequate and fit to be used for the purposes for which they are currently used in the manner they are currently used, except as would not reasonably be expected to have a Material Adverse Effect. The Acquired Assets and the Excluded Assets constitute all of the assets used by CFC IPA in operating the IPA Business.

4.9            Real Property.

(a)            AHMS owns real property located at 1102 Elden Avenue Los Angeles, CA 90006 (the “Excluded Real Property”). Prior to the Second Closing, the Excluded Real Property will be transferred to certain AHMS Limited Partners. No other Group Company owns any interest in real property.

(b)            Section 4.9(b) of the Disclosure Schedule sets forth a correct and complete list of all real property that is leased and occupied by any Group Company (the “Leased Real Property”). The Group Companies have made available to Buyers correct and complete copies of the Leased Real Property Documents. To the Knowledge of the applicable Company, the occupancy, use and operation of the Leased Real Property complies in all material respects with all Applicable Law and Governmental Orders. There are no material pending or, to the Knowledge of the applicable Company, threatened, appropriation, condemnation, eminent domain or like proceedings, or any other Actions relating to the Leased Real Property.

(c)            None of the Group Companies have leased or sublet, as lessor, sublessor, licensor or the like, any of the Leased Real Property to any Person and each of the Group Companies has the right to transfer its leasehold interest in the Leased Real Property as contemplated by this Agreement pursuant to the terms and conditions of the applicable Leased Real Property Document.

(d)            The Leased Real Property has access, in all material respects, sufficient for the conduct of the Business in the Ordinary Course of Business, including to public roads.

(e)            The Leased Real Property is in good condition and repair, including, without limitation, the roof, foundation, and other structural components of the Leased Real Property, as well as any improvements to the Leased Real Property, and furniture, fixtures, and equipment within the premises of the Leased Real Property, sufficient for the conduct of the Business as is currently conducted, with good and working utility connections, including, without limitation, electricity, internet, sanitary and storm sewer, potable water, natural gas and other utilities used in the operation of the Business at that location.

(f)            The lessors and/or sublessors that are party to the Leased Real Property Documents are not in default of the applicable Leased Real Property Document(s).

4.10          Legal Proceedings; Judgments.

(a)            Except as set forth on Section 4.10(a) of the Disclosure Schedule, there is no Action pending or to, the Knowledge of the applicable Company, threatened, (i) against any Group Company or, to the Knowledge of the applicable Company, any officer, manager, or director thereof, in his/her capacity as an officer, manager or director or any of the assets or property owned or used by any Group Company, or any Person whose liability any Group Company has retained or assumed, either contractually or by operation of law, or (ii) that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the other transactions contemplated by this Agreement or the Transaction Documents to which any Group Company or Equityholder is or will be a party, in each case at law or in equity, or before or by any Governmental Authority, and to the Knowledge of the applicable Company, there is no basis for any of the foregoing. Neither any Group Company nor any of the assets or property owned or used by any Group Company is currently, or has been during the past four (4) years, subject to any outstanding investigation, order, writ, injunction, judgment or decree issued by any Governmental Authority.

(b)            Section 4.10(b) of the Disclosure Schedule includes a description of all litigation, claims, proceedings or, to the Company’s Knowledge, investigations involving any Group Company or any of its directors, members, managers, officers or employees, in their capacity as such, occurring, arising or existing during the past four (4) years. To the Company’s Knowledge, no director, member, manager, officer or employee of any Group Company is, or during the past four (4) years has been, subject to any order, writ, injunction, judgment or decree that prohibits such director, member, manager, officer or employee from engaging in or continuing any conduct, activity or practice relating to the Group Companies’ business.

(c)            No current Equityholder, officer, director or manager of any Group Company has been during the past four (4) years: (i) subject to voluntary or involuntary petition under the federal bankruptcy laws or any state insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for his or her business or property or that of any partnership of which he or she was a general partner or any corporation or business association of which he or she was an executive officer; (ii) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or been otherwise accused of any act of moral turpitude; (iii) the subject of any order, judgment, or decree (not subsequently reversed, suspended or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him or her from, or otherwise imposing limits or conditions on his or her ability to engage in any securities, investment advisory, banking, insurance or other type of business or acting as an officer or director of a public company; or (iv) found by a court of competent jurisdiction in a civil action to have violated any federal or state commodities, securities or unfair trade practices law, which judgment or finding has not been subsequently reversed, suspended, or vacated.

4.11          Compliance with Applicable Laws. Except as set forth in Section 4.11 of the Disclosure Schedule, each Group Company is, and for the past four (4) years has been, in compliance with all Applicable Laws in all material respects. To the Knowledge of the applicable Company, no Group Company is, and has not been in the past four (4) years, in violation in any material respect of any Applicable Law or Order of any Governmental Authority, payment network, governmental program or self-regulatory organization, by which such Group Company is bound, whether by operation of Applicable Law or by Contract, or to which such Group Company is subject. No Group Company has, nor has it in the past four (4) years, received any written notice, or to the Company’s Knowledge, oral notice, from any Governmental Authority of an investigation with respect to any violation with respect to any such Applicable Law or Order. There is no, and there has not been for the past five (5) years, pending or, to the Company’s Knowledge, threatened regulatory action, investigation or inquiry (other than non-material routine or periodic inspections or reviews) against or affecting any Group Company. In the past four (4) years, no Group Company has received any written notices or other communications regarding any actual or alleged violation of, or any material failure to comply with, any Applicable Laws, or orders or instructions of any Governmental Authority.

4.12          Permits.

(a)            The Group Companies owns or possesses, and has owned and possessed during the past four (4)  years, all right, title and interest in and to all Permits necessary to (A) conduct the Business in the manner currently conducted and (B)  permit the Group Companies to own and use the assets in the manner in which they are currently owned and used (the “Material Permits”). The Group Companies have delivered to Buyers accurate and complete copies of all Material Permits including all renewals and all amendments. The Material Permits are valid and in full force and effect.

(b)            Each Group Company is in compliance in all material respects with the terms and requirements of the Material Permits and all such Permits are valid, in full force and effect and sufficient for the services provided by the Group Companies. In the past four (4) years, no Group Company has received any written notice from any Governmental Authority regarding (i) any actual or possible material violation of, or failure to comply with, any term or requirement of any Permits, or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Permits. To the Knowledge of the Company, no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a material breach or default under any such Permit or which, after notice or lapse of time or both, would permit revocation or termination of any such Permit. No Group Company has received written notice, or to the Company’s Knowledge, oral communication, of the pending or threatened revocation, suspension, lapse, modification, or limitation of any such Permit; (iii) there are no provisions in, or agreements relating to, any such Permits that preclude or limit any Group Company from operating and carrying on its business as currently conducted; and (iv) no notice of cancellation, breach, termination, revocation or default or of any dispute concerning any Permit has been received in writing by any Group Company, in each case, other than routine expiration in accordance with the terms of any such Permit. Each Group Company has made available to the Buyer Parties correct and complete copies of any Governmental Authority or third-party audit or survey reports covering the last four (4) years (the “Audit Reports”) and all plans of correction, if any, that any Group Company was required to submit in response to the Audit Reports, and all plans of correction have been accepted by the applicable Governmental Authority and have been or are in the process of being implemented. There are no material outstanding deficiencies or liabilities which any Governmental Authority has asserted in writing to any Group Company with respect to any Audit Report, and, for the past four (4) years, no material fine or penalty has been imposed on any Group Company by any Governmental Authority. None of the Equityholders nor any Group Company: (i) is party to any corporate integrity agreement with any Governmental Authority or (ii) has reporting obligations pursuant to any settlement agreement entered into with any Governmental Authority.

(c)            All applications required to have been filed for the renewal of the Material Permits have been duly filed on a timely basis with the appropriate Governmental Authorities, and each other notice or filing required to have been given or made with respect to such Material Permits has been duly given or made on a timely basis with the appropriate Governmental Authorities.

(d)            Notwithstanding anything to the contrary contained herein, no representations or warranties are made in this Agreement as to whether any Buyer Party or any of their Affiliates will be approved or otherwise granted the right to continue operating the Plan Business under any Material Permits.

4.13          Healthcare Regulatory Matters. Except as set forth on Section 4.13 of the Disclosure Schedule, during the four (4) -year period ending on the date hereof:

(a)            The Group Companies are and have been in compliance in all material respects with all applicable Healthcare Laws and have timely filed all material reports, data and other information required to be filed with Governmental Authorities, including DMHC.

(b)            The Group Companies, collectively and individually, have not been charged with, given written notice of, placed under any obligation to take remedial action under, is subject to any material Action with respect to, or, to the Knowledge of the applicable Company, placed under investigation with respect to, any applicable Healthcare Laws.

(c)            Without limiting the generality of the foregoing, neither the Group Companies nor any Equityholder or Representative thereof, has directly or indirectly offered, paid, solicited or received, or made arrangements to offer, pay, solicit or receive, any remuneration, in cash or in kind, to or from any past, present, or potential customers, past, present, or potential suppliers, patients, physicians, healthcare professionals, medical staff members, contractors, referral sources, or third party payors either in material violation of any Healthcare Law or in order to obtain business or payments from such Persons that would reasonably be expected to subject the Group Companies or the Business to any material damage or penalty in any civil, criminal or governmental Action.

(d)            Neither the Group Companies nor any Equityholder or Representative thereof, has made or is in the process of making a voluntary self-disclosure under the Self-Referral Disclosure Protocol established by the Secretary of the United States Department of HHS pursuant to Section 6409 of the Patient Protection and Affordable Care Act, or under the self-disclosure protocol established and maintained by the HHS Office of the Inspector General, or any United States Attorney, the U.S. Department of Justice, a state Medicaid program or fraud unit, a state Attorney General, or other Governmental Authority.

(e)            The Group Companies are not and have not been (i) a party to a corporate integrity agreement with the HHS Office of Inspector General; (ii) subject to any reporting obligations pursuant to any settlement agreement entered into with any Governmental Authority; (iii) a defendant in any qui tam/False Claims Act litigation; or (iv) the recipient of or served with any search warrant, subpoena, civil investigation demand, contact letter or any other material inquiry related to compliance with Healthcare Laws from any Governmental Authority.

(f)            The Group Companies maintain and adhere to a corporate compliance program for oversight of the Business designed to ensure compliance with Healthcare Laws. Certain policies and procedures of CFCHP have been submitted to and approved by DMHC.

4.14          Intellectual Property.

(a)            Except as set forth on Section 4.14(a) of the Disclosure Schedule, none of the Group Companies have any (i) Company Registered Intellectual Property, or (ii) Company Licensed Intellectual Property. The Group Companies are the sole owners of all right, title and interest in and to the Company Intellectual Property and have the right to use all other Intellectual Property necessary to conduct their business as currently conducted.

(b)            The Group Companies have taken commercially reasonable steps to obtain, maintain and protect their material Company Intellectual Property. Unless otherwise set forth on Section 4.14(b) of the Disclosure Schedule: (i) to the Knowledge of the applicable Company, no Group Company is nor has in the past six years been infringing upon, nor has any Group Company received any notice with respect to any alleged infringement or unlawful or improper use of, any Intellectual Property owned or alleged to be owned by others, (ii) to the Knowledge of the applicable Company, no reasonable basis exists upon which a claim may be asserted against such Group Company for infringement, misappropriation or unlawful or improper use of any Intellectual Property, (iii) no Group Company has in the past six years made any written claim or sent any written notice that a Person is infringing on the Company Intellectual Property, (iv) to the Knowledge of the applicable Company, no Person is infringing on the Company Intellectual Property and (v) no order, holding, decision or judgment has been rendered by any Governmental Authority or court, and no agreement, consent or stipulation exists which would limit any Group Company’s use or enjoyment of, any right in the Company Intellectual Property necessary to conduct its business as currently conducted.

(c)            Each Group Company has obtained and possesses valid licenses to use all of the software programs that are used in the conduct of its business.

(d)            All former and current employees, consultants and contractors of each Group Company who have been involved in the creation or development of any material Company Intellectual Property have assigned to such Group Company, via written agreement or by operation of law, all rights, title and interest in and to any such Company Intellectual Property. To the Knowledge of the applicable Group Company, no party to any such agreement is in material breach thereof, and no employee or independent contractor has, or has asserted, any right, title or interest in or to any of the Company Intellectual Property.

(e)            To the Knowledge of the applicable Company, the IT Systems (i) are sufficient and in good working condition to effectively perform for the operation of the business, (ii) have not had any material malfunction or failure that has not been remedied in all material respects, and (iii) do not contain any virus, worm, Trojan horse or similar disabling code or program. To the Knowledge of the Group Companies, there have been no unauthorized intrusions or breaches of security with respect to the IT Systems. The Group Companies have implemented and maintain commercially reasonable measures designed to protect the integrity and security of the IT Systems under their control, as well as commercially reasonable data backup and continuity, system redundancy, and disaster avoidance and recovery procedures.

(f)            Following the Initial Closing, PC Buyer will be permitted to cause to be exercised all of the rights of CFC IPA under the Company Intellectual Property to substantially the same extent the CFC IPA would have been able had the Transactions not occurred, and following the Second Closing, the Buyer Parties will be permitted to cause to be exercised all of the rights of the Group Companies under the Company Intellectual Property to the same extent the Group Companies would have been able had the Transactions not occurred. Following the Initial Closing, all Company Intellectual Property will be fully transferable, alienable or licensable by PC Buyer without restriction and without payment of any kind to any Person, and following the Second Closing, all Company Intellectual Property will be fully transferable, alienable or licensable by the Buyer Parties without restriction and without payment of any kind to any Person.

4.15          Privacy and Security Compliance. Except as set forth on Section 4.15 of the Disclosure Schedule, the Group Companies are in compliance in all material respects with (i) the applicable state and federal requirements of the regulations governing the privacy of individually identifiable health information and the regulations governing the security of such information maintained in electronic form, including those promulgated pursuant to the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) the implementing regulations adopted pursuant thereto at 45 C.F.R. Parts 160, 162 and 164 and any such other any other applicable federal privacy law or rule, including the American Recovery and Reinvestment Act of 2009, Public Law 111-5 (“HITECH”) and any applicable state privacy laws, and (ii) all other applicable Privacy Laws, to the extent not preempted by HIPAA. The Group Companies are in compliance in all material respects with all regulations and agreements regarding business associates, as that term is defined by HIPAA. Within the past four (4) years, no Group Company or any of its Representatives has improperly disclosed an individual’s protected health information or individually identifiable information. Within the past four (4) years, the Group Companies have not had any reportable data breaches, as that term is defined by HIPAA, involving any patient protected health information. No information security or privacy incident has occurred in the past five (5) years that would require notification to any Governmental Authority.

4.16          Insurance. The Companies have made available to the Buyer Parties all of the insurance policies and binders maintained by or on behalf of any Group Company with respect to its directors and officers, properties, assets, equipment, operations, employees, consultants and business (collectively, “Company Insurance Agreements”), together with a claims history for the past five (5) years. All Company Insurance Agreements are valid, binding and in full force and effect in accordance with their terms and all premiums with respect thereto covering all periods up to and including the applicable Closing Date have been paid or will be paid when due, and no Group Company has ever, in the past five (5) years, been: (a) in default with respect to its Liabilities under any such insurance policies or (b) denied insurance coverage. No material default exists with respect to the obligations of any Group Companies under any such Company Insurance Agreements. No Group Company has received any written notice of cancellation or termination with respect to any such policy which has not been replaced on substantially similar terms. This Section 4.16 shall not apply to any Employee Benefit Plans or other employee benefit arrangements.

4.17          Taxes. Except as set forth in Section 4.17 of the Disclosure Schedule, and with respect to CFC IPA, solely in respect of the Acquired Assets and the IPA Business:

(a)            AHMS is treated as a “partnership” for federal income Tax purposes (and any corresponding provision of state or local law) and has not made an election to be classified as an association taxable as a corporation pursuant to Treasury Regulation section 301.7701-3 or as an S corporation under Internal Revenue Service guidance with respect thereto, and will not make such an election up to and including the Second Closing Date.

(b)            CFCH is treated as a disregarded entity with respect to AHMS for federal income Tax purposes (and any corresponding applicable provision of state or local income Tax law) and has not made an election to be classified as an association taxable as a corporation pursuant to Treasury Regulation section 301.7701.3 or as an S corporation under Internal Revenue Service guidance with respect thereto, and will not make such an election up to and including the Second Closing Date.

(c)            Each Group Company has duly and timely filed all income and other material Tax Returns required to be filed by it under Applicable Laws with the appropriate Tax Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings). All such Tax Returns are true, accurate and complete in all material respects and have been prepared in compliance with all Applicable Laws. All Taxes (whether or not shown on any Tax Return) imposed or otherwise due and owing by or with respect to the business and activities of a Group Company have been paid in full.

(d)            CFC IPA and AHMS have made available to Buyers copies of all income Tax Returns of the Group Companies for all taxable years ending on or after December 31, 2019.

(e)            No outstanding deficiency or adjustment in respect of Taxes has been proposed or asserted in writing or assessed by any Tax Authority against or with respect to a Group Company. There are no outstanding refund claims with respect to any Tax or Tax Return of the Group Companies, or the business or activities of the Group Companies.

(f)            Each Plan Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(g)            There are no liens for Taxes (other than current Taxes not yet due and payable or not yet delinquent) on any of the assets of the Group Companies.

(h)            No Group Company has ever consented to extend, nor is a beneficiary of an agreement to extend, the time in which any Tax may be assessed or collected by any Tax Authority other than consents with respect to periods for which the applicable statute of limitations has since expired.

(i)             No Group Company has ever requested or been granted, nor is the beneficiary of, an extension of the time for filing any Tax Return that has not yet been filed (other than any automatic extensions of time that are allowable under Applicable Law).

(j)             No Action related to Taxes or Tax audit has been initiated in writing or is currently pending against a Group Company (or, to the Knowledge of an applicable Group Company, threatened) in any jurisdiction.

(k)            There are no outstanding rulings of, or requests for rulings by, any Tax Authority addressed to a Group Company that are, or if issued would be, binding on a Group Company after the applicable Closing Date.

(l)             There are no tax sharing, allocation, indemnification or similar agreements (other than Contracts that do not primarily relate to Taxes) in effect as between any Group Company or any predecessor or Affiliate thereof and any other party under which Buyers or any Group Company could be liable for any Taxes or other claims of any party after the applicable Closing Date.

(m)          Neither the Group Companies nor Buyers(by reason of owning any interest in the Group Companies) will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the applicable Closing Date as a result of any (i) installment sale or open transaction disposition made prior to the applicable Closing Date; (ii) prepaid amount received prior to the applicable Closing Date, or (iii) closing agreement under Code Section 7121 (or other comparable agreement) entered into prior to the applicable Closing Date.

(n)            No Group Company is nor has ever been a party to a “listed” transaction within the meaning of Section 6707A of the Code or Treasury Regulations Section 1.6011-4.

(o)            CFCHP (i) has not been, in the past three (3) years, a party to a transaction reported or intended to qualify as a reorganization under Section 368 of the Code and (ii) has not constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares that was reported or otherwise constitutes a distribution of shares under Section 355 of the Code in the two (2) years prior to the date of this Agreement or that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

4.18          Employment Matters.

(a)            Section 4.18(a) of the Disclosure Schedule contains a complete and accurate list of all current employees of each Group Company and sets forth for each such individual the following information as of the date of the applicable Closing: (i) date of hire; (ii) title/position; (iii) full-time or part-time status; (iv) hourly rate or salary amount; (v) incentive-based compensation to which they are eligible to receive, if any; (vi) accrued paid time off, vacation, and/or paid sick leave; (vii) classification as exempt or non-exempt under the Fair Labor Standards Act (“FLSA”) and other Applicable Laws; (viii) employment status (including whether any such employee is on approved leave of absence (whether family leave, workers’ maternity or parental leave, workers’ compensation, short-term and long-term disability, medical leave or otherwise)); and (ix) employer of record. Each employee identified as “exempt” from overtime and/or minimum wage requirements of the FLSA or other Applicable Laws is properly and correctly so classified. Section 4.18(a) of the Disclosure Schedule also contains a separate accurate and complete list of the independent contractors currently engaged to provide services to each Group Company and the individuals listed in Section 4.18(a) of the Disclosure Schedule as independent contractors or employees have been properly so classified, as the case may be.

(b)            Except as set forth in Section 4.18(b) of the Disclosure Schedule, the engagement of each employee and independent contractor of the Group Companies is terminable without any penalty, liability or severance obligation.

(c)            The Group Companies have paid or will timely pay all compensation, including wages, commissions, bonuses, fees, or other compensation payable to their respective employees or independent contractors for services performed on or before the Closing Date. Other than as set forth in Section 4.18(c) of the Disclosure Schedule, there are no Contracts between the Group Companies and any employees or independent contractors regarding any compensation, wages, commissions, bonuses, or fees.

(d)            No Group Company is a party to any collective bargaining agreement, nor has it made any proposals regarding the terms of any collective bargaining agreement. No Group Company is subject to any: (i) pending or, to the Knowledge of the applicable Company, threatened unfair labor practice complaint before a Governmental Authority; (ii) pending or, to the Knowledge of the applicable Company, threatened labor strike, slowdown, work stoppage, lockout, or other organized labor disturbance, or (iii) to the Knowledge of the applicable Group Company, union organization efforts or attempts by any union to represent employees as a collective bargaining agent.

(e)            There are no claims, disputes, grievances, or controversies pending or, to the Knowledge of the applicable Company, threatened involving any of their respective prospective or actual employees or group of employees, or independent contractors. To the Knowledge of the applicable Company, there are no written threats, charges, investigations, administrative proceedings or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, sexual orientation, disability or veteran status) pending before the Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Department of Labor, the U.S. Occupational Safety and Health Administration, the Workers Compensation Appeals Board, or any other Governmental Authority against any Group Company pertaining to any of their respective prospective or actual employees or group of employees, interns, volunteers or independent contractors.

(f)            In the last five (5) years: (i) to the Knowledge of the applicable Company, no allegations of sexual harassment or sexual misconduct have been made involving their respective current or former directors, officers, managers or independent contractors; and (ii) no Group Company has entered into any settlement agreements related to allegations of sexual harassment or sexual misconduct by any current or former director, officer, manager or independent contractor.

(g)            The Group Companies are in compliance in all material respects with Applicable Laws regarding employment and employment practices, including all Applicable Laws relating to wages, hours, paid sick leave, overtime, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, immigration and employment eligibility verification laws (including the Immigration and Nationality Act and the Immigration Reform and Control Act of 1986, and all related regulations promulgated thereunder), classifications of employees and independent contractors for wage-and-hour and tax purposes, and the collection and payment of withholding and/or social security Taxes.

(h)            During the past five (5) years, no Group Company has effectuated: (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state or local Applicable Law) affecting the Leased Real Property or (ii) a “mass layoff” (as defined in the WARN Act, or any similar state or local Applicable Law) affecting the Leased Real Property.

4.19          Employee Benefit Matters.

(a)            Section 4.19(a) of the Disclosure Schedule sets forth an accurate and complete list of all material benefit plans, policies, or arrangements under which any current or former employee, director, or consultant of a Group Company, or any beneficiary of such individuals, has any present or future right to benefits, or to which a Group Company has or may reasonably be expected to have any Liability or obligation to contribute (including on behalf of an ERISA Affiliate), including: (i) any material “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA); (ii) any material profit-sharing, pension, Code Section 125 “cafeteria” or flexible spending account, deferred compensation, bonus, stock or equity-based incentive, educational assistance, severance, retention, change in control, vacation or paid time off, or health or welfare plan, agreement or arrangement; or (iii) any other material plan, agreement or arrangement providing for compensation, “fringe benefits” or perquisites related to or provided in the course of employment with a Group Company, in each case whether or not in writing (each such plan, program, or arrangement, but without regard to materiality, an “Employee Benefit Plan”). Section 4.19(a) of the Disclosure Schedule also specifies the Group Company that sponsors or maintains each Employee Benefit Plan.

(b)            With respect to each material Employee Benefit Plan, the Group Companies have made available to Buyers a copy of the following documents as applicable to each such Employee Benefit Plan: (i) the plan document or, if an oral arrangement, a written summary of the material terms of the Employee Benefit Plan; (ii) the most recent annual report (Form 5500); (iii) each trust agreement, the most recent summary plan description and any summaries of material modification; (iv) all nondiscrimination testing reports for the three (3) most recently completed plan years; (v) all related insurance contracts and administrative service agreements, (vi) the most recent Internal Revenue Service determination or opinion letter, and (vii) all material and non-routine correspondence with any Governmental Authority within the past three (3) years.

(c)            Except as set forth in Section 4.19(c) of the Disclosure Schedule, none of the Group Companies nor any ERISA Affiliate maintains, sponsors, contributes to, has any obligation to contribute to, or has any current or contingent obligation or liability under or with respect to any (i) “defined benefit plan” (as defined in Section 3(35) of ERISA) or any other plan subject to the funding requirements of Section 412 or 430 of the Code or Section 302 or Title IV of ERISA, (ii) “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) plan, program, agreement or arrangement that provides for post-retirement or post-termination medical, life insurance or other similar benefits (other than health continuation coverage required by COBRA for which the covered individual pays the full cost of coverage), (iv) multiple employer plan (as described in section 413(c) of Code or Section 210 of ERISA), or (v) “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). None of the Group Companies nor any ERISA Affiliate has any current or contingent liability or obligation under Title IV of ERISA.

(d)            Each Employee Benefit Plan has been operated and administered in all material respects in accordance with its terms, and is and has been in compliance in all material respects with ERISA, the Code and all other Applicable Laws. All material reports, forms and other documents required to be filed with any Governmental Authority or furnished to employees with respect to any Employee Benefit Plan (including summary plan descriptions, Forms 5500 and summary annual reports) have been timely filed or furnished in all material respects. Without limiting the generality of the foregoing, each of the Group Companies is, and during all relevant times has been, in compliance in all material respects with the applicable requirements of (i) COBRA, (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the Applicable Laws (including the proposed regulations) thereunder, and (iii) the Patient Protection and Affordable Care Act of 2010, and all rules and official guidance promulgated thereunder, and no circumstance exists or event has occurred, which reasonably could be expected to result in a material violation of, or material penalty or liability under, any of the foregoing. The obligations of all Employee Benefit Plans that provide health, welfare or similar insurance are fully insured by bona fide third-party insurers.  No Employee Benefit Plan is maintained through a human resources and benefits outsourcing entity, professional employer organization, or other similar vendor or provider, except to provide third-party administrative or recordkeeping services to an Employee Benefit Plan sponsored by a Group Company. With respect to each Employee Benefit Plan, all payments, premiums, contributions, distributions, reimbursements and accruals for all periods ending prior to or as of the Closing Date shall have been made or accrued on the Interim Balance Sheet in accordance with GAAP and there is no unfunded liability which is not reflected on the Interim Balance Sheet.

(e)            Each Employee Benefit Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and is the subject of a favorable determination letter or, in the case of a prototype or volume submitter plan, an opinion letter from the Internal Revenue Service that the form of the plan document meets the applicable requirements of Section 401(a) of the Code, and nothing has occurred since the date of such determination or opinion letter that could reasonably be expect to adversely affect the qualified status of such Employee Benefit Plan.

(f)            With respect to each Employee Benefit Plan, (i) no “prohibited transaction” by any Group Company or, to the Knowledge of the applicable Company, by any other party, within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred; (ii) there are no actions, suits or claims pending, or, to the Knowledge of the applicable Company, threatened or anticipated (other than routine claims for benefits) against any such Employee Benefit Plan or fiduciary thereto or against the assets of any such Employee Benefit Plan; (iii) no breach of fiduciary duty (as determined under ERISA) by any Group Company or, to the Knowledge of the applicable Company, by any other party, or any other failure to act or comply in connection with the administration or investment of the assets of such Employee Benefit Plan has occurred; and (iv) there are no audits, inquiries or proceedings pending or, to the Knowledge of the applicable Company, threatened by any Governmental Authority with respect to any Employee Benefit Plan.

(g)            Except as set forth in Section 4.19(c) of the Disclosure Schedule, the execution and delivery of this Agreement and the consummation of the Transactions will not, either alone or in connection with any other event or circumstance, (i) result in any termination or severance payment becoming due to any employee of a Group Company; (ii) accelerate the time of payment or vesting, or otherwise increase the amount of compensation or benefits due any officer, director, employee, or consultant of a Group Company; or (iii) result in any amount of compensation failing to be deductible by reasons of Section 280G of the Code.

(h)            Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) is and has been, in all material respects, in documentary and operational compliance with Section 409A of the Code. No Group Company has any “gross-up” or indemnity obligations for Taxes imposed under Section 4999 or 409A of the Code.

(i)             Each of the Plan Companies has, for purposes of each Employee Benefit Plan sponsored or maintained by a Plan Company, correctly classified those individuals performing services for a Plan Company as common law employees or independent contractors of the Plan Company.

(j)             None of the Employee Benefit Plans are maintained, contributed to, or required to be contributed to outside of the United States or for the benefit of any employee or other service provider that provides services or resides outside of the United States.

4.20          Environmental Matters. Each Group Company is, and has been for the past five (5) years, in compliance in all material respects with all Environmental Requirements and has no Liabilities, including corrective, investigatory or remedial obligations arising under Environmental Requirements, and no Group Company has received any written, or to the Knowledge of the applicable Company oral, notice, report or information regarding any Liabilities, including corrective, investigatory or remedial obligations arising under Environmental Requirements which relate to the Group Companies or any of their properties or facilities. Without limiting the generality of the foregoing, each Group Company has in the past five (5) years obtained and complied with, and is currently in compliance with, all Permits and other authorizations that may be required pursuant to any Environmental Requirements for the occupancy of its properties or facilities or the operation of its business as currently conducted.

4.21          Affiliate Transactions. Except as set forth on Section 4.21 of the Disclosure Schedule, no Related Party, is, or has been within the past five (5) years, directly or indirectly, a party to any Contract or transaction with any Group Company or which is pertaining to the business of the Group Companies or has any interest in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the business of the Group Companies. Section 4.21 of the Disclosure Schedule hereto describes: (a) all affiliated services provided to or on behalf of any Group Company by the Equityholders or their respective Affiliates and to or on behalf of the Equityholders and their respective Affiliates by any Group Company and all affiliate transactions or Contracts among any Group Company, on the one hand, and the Equityholders or any of their respective Affiliates, on the other hand (including, in each case, the costs charged to or by any Group Company), (b) all affiliate transactions or Contracts among the Group Companies and (c) a description of all relationships and affiliations among all parties to any arrangements or transactions disclosed in accordance with clauses (a) and (b) of this Section 4.21.

4.22          Illegal Payments. None of the Group Companies, the Equityholders nor, to the Knowledge of the applicable Company, any of their respective directors, officers, employees or agents have offered, authorized, made or received on behalf of any Group Company any illegal payment or contribution of any kind, including any payment in violation of any Applicable Laws, directly or indirectly, including, without limitation, any kickbacks, bribes, payments, gifts or gratuities, to any Person, or U.S. or foreign national, state or local government officials, employees or agents or candidates therefor or other Persons. The Group Companies have maintained systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) and written policies to ensure compliance with Applicable Laws (in all material respects) regarding illegal payments and to ensure that all books and records accurately and fairly reflect, in reasonable detail, all transactions and dispositions of funds and assets. None of the Group Companies nor any Equityholder, nor, to the Knowledge of the applicable Company, any of their respective directors, officers, employees or agents, are the subject of any material allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to illegal payment laws.

4.23          Brokers. Except as set forth in Section 4.23 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions or any other transactions, whether past, present or future, based upon arrangements made by or on behalf of any Group Company.

4.24          Investment Company Status. None of the Group Companies is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

4.25          Investment Representations and Warranties.

(a)            Evaluation of Risk. CFC IPA has such knowledge, skill and experience in business, financial and investment matters that CFC IPA is capable of evaluating the merits and risks of an investment in the Buyer Parent Shares. With the assistance of CFC IPA’s own professional advisors, to the extent that CFC IPA has deemed appropriate, CFC IPA has made its own legal, tax, accounting, and financial evaluation of the merits and risks of an investment in the Buyer Parent Shares and the consequences of this Agreement. CFC IPA has considered the suitability of the Buyer Parent Shares as an investment in light of its own circumstances and financial condition, and it is able to bear the risks associated with an investment in the Buyer Parent Shares.

(b)            Access to Information. CFC IPA has: (i) become familiar with the business, financial condition and operations of Buyer Parent, has been given access to and an opportunity to examine such documents, materials and information concerning Buyer Parent as CFC IPA deems necessary or advisable in order to reach an informed decision regarding an investment in Buyer Parent, and has carefully reviewed and understands such documents, materials and information, and has had answered to CFC IPA’s full satisfaction any and all questions regarding such documents, materials and information; (ii) made such independent investigation of the Buyer Parent Shares and Buyer Parent and such other matters as CFC IPA deems to be necessary or advisable in connection with the acquisition of the Buyer Parent Shares; and (iii) not been offered the Buyer Parent Shares by any means of general solicitation or general advertising. CFC IPA has consulted with, and relied on the advice of, only CFC IPA’s own tax and other advisors and the representations and warranties set forth in Article 5 in evaluating the tax consequences of an investment in the Buyer Parent Shares to CFC IPA. CFC IPA acknowledges that no federal or state agency has passed upon the Buyer Parent Shares nor has any agency made any finding or determination of the fairness of an investment in the Buyer Parent Shares.

(c)            Accredited Investor. CFC IPA is an “accredited investor” as defined in Rule 501(a) under the Securities Act. CFC IPA is a professional corporation, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the Buyer Parent Shares, whose acquisition of the Buyer Parent Shares has been directed by a Person who has such knowledge and experience in financial and business matters that such Person is capable of understanding the merits and risks of an investment in the Buyer Parent Shares. CFC IPA shall furnish any additional information requested by Buyer Parent or any of its affiliates to assure compliance with applicable U.S. federal and state securities laws in connection with CFC IPA’s purchase of the Buyer Parent Shares (including, without limitation, information that reasonably demonstrates that the Person which has directed CFC IPA’s acquisition of the Buyer Parent Shares meets the qualifications set forth in the preceding sentence). Any information that has been furnished or that will be furnished by CFC IPA to evidence its status as an accredited investor is accurate and complete, and does not contain any misrepresentation or omission. CFC IPA’s principal place of business and residence is in the state of California.

(d)            Investment Intent. CFC IPA is acquiring the Buyer Parent Shares (subject to its assignment thereof as provided in Section 1.1(a)) solely for CFC IPA’s own beneficial account, for investment purposes, and not with a view to, or for resale in connection with, any distribution of the Buyer Parent Shares, as such terms are defined or otherwise used under the Securities Act. CFC IPA understands that the Buyer Parent Shares issued pursuant to this Agreement have not been registered under the Securities Act or any state securities laws by reason of exemptions under the provisions of the Securities Act and such state securities laws which depend in part upon the investment intent of CFC IPA and the other representations made by CFC IPA in this Agreement, and CFC IPA understands that Buyer Parent is relying upon the representations and agreements set forth in this Agreement (and any additional information provided by CFC IPA at the requires of Buyer Parent) for the purpose of determining whether the transactions contemplated by this Agreement meet the requirements for such exemptions.

(e)            Restrictions on Transfer. CFC IPA acknowledges that the Buyer Parent Shares are restricted securities under the Securities Act, that additional restrictions on transfer of the Buyer Parent Shares are imposed by Section 6.22; and that, subject to Section 6.23, any stock certificates representing the Buyer Parent Shares will bear restrictive legends referring to such restrictions.

(f)            Non-reliance. CFC IPA (i) is not relying on (and will not at any time rely on) any communication (written or oral) of Buyer Parent, as investment advice or as a recommendation to acquire the Buyer Parent Shares; (ii) acknowledges that neither Buyer Parent nor any Person acting on behalf of Buyer Parent has: (A) given any guarantee or representation as to the potential success, return, effect or benefit (either legal, regulatory, tax, financial, accounting or otherwise) of an investment in the Buyer Parent Shares or (B) made any representation to CFC IPA regarding the legality of an investment in Buyer Parent Shares under applicable legal investment or similar law or regulations, in each case of clauses (A) and (B), other than any representations or warranties set forth in Article 5. In deciding to invest in the Buyer Parent Shares, CFC IPA is not relying on the advice or recommendations of Buyer Parent or any Person acting on behalf of Buyer Parent and CFC IPA has made his own independent decision that the investment in the Buyer Parent Shares is suitable and appropriate for the CFC IPA. Other than the representations and warranties of Buyer Parent expressly set forth in Article 5, neither CFC IPA nor any other Person has made any representation or warranty, expressed or implied, as to the accuracy or completeness of the information provided or to be provided to CFC IPA by or on behalf of Buyer Parent.

Article 5
Representations and Warranties of Buyer Parties

Each Buyer Party hereby jointly and severally represents and warrants to the Companies and the Equityholders that the statements contained in this Article 5 are true and correct on the date hereof and shall be true and correct on the applicable Closing Date as if made thereon.

5.1            Organization and Authority of Buyer; MSO Relationship. MSO LP Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of California. MSO GP Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the state of California. PC Buyer is a medical professional corporation duly organized, validly existing and in good standing under the laws of the state of California. Buyer Parent is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Each Buyer Party has full power and authority to enter into this Agreement and the other Transaction Documents to which such Buyer Party is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions hereunder and thereunder. The execution and delivery by each Buyer Party of this Agreement and any other Transaction Document to which such Buyer Party is a party, the performance by each Buyer Party of its obligations hereunder and thereunder and the consummation by such Buyer Party of the transactions contemplated hereunder and thereunder have been duly authorized by all requisite corporate action on the part of such Buyer Party. This Agreement has been duly executed and delivered by each Buyer Party, and (assuming due authorization, execution and delivery by the Equityholders and the Companies) this Agreement constitutes a legal, valid and binding obligation of such Buyer Party enforceable against it in accordance with its terms; subject to bankruptcy, insolvency, reorganization, moratorium and similar Applicable Laws of general application relating to or affecting creditors’ rights and to general equity principles. When each other Transaction Document to which each Buyer Party is or will be party has been duly executed and delivered by such Buyer Party (assuming due authorization, execution and delivery by each other Party thereto), such Transaction Document will constitute a legal and binding obligation of such Buyer Party enforceable against such Buyer Party in accordance with its terms; subject to bankruptcy, insolvency, reorganization, moratorium and similar Applicable Laws of general application relating to or affecting creditors’ rights and to general equity principles. MSO LP Buyer was formed in 1994 as a management service organization for the purposes of providing management services to medical companies and independent practice associations.

5.2            Non-Contravention; Consents. The execution and delivery by the applicable Buyer Party of this Agreement and each Transaction Document to which each Buyer Party is a party, and, assuming the accuracy of the Equityholders and Group Companies’ representations and warranties set forth in Article 3 and Article 4, the performance by such Buyer Party of any actions contemplated hereunder or thereunder, does not and will not, directly or indirectly (with or without notice or lapse of time):

(a)            conflict with or violate any provision of the Governing Documents of each such Buyer Party;

(b)            assuming the Initial Closing Required Consents and the Second Closing Required Consents are made and obtained, require notice, consent or approval under, materially conflict with, materially violate, result in a material breach of, result in the acceleration of material obligations, loss of a material benefit or increase in material Liabilities or fees under, create in any Person the right to terminate, cancel or materially modify, or cause a material default under or give rise to any material rights or penalties under (i) any provision of Applicable Law relating to such Buyer Party, (ii) any provision of any Governmental Order to which such Buyer Party or any of its properties are subject, or (iii) any provision of any material Contracts to which such Buyer Party is a party, except as, individually or in the aggregate, would not reasonably be expected to constitute or result in a Material Adverse Effect; or

(c)            except for filings as may be required under the Securities Act, the Exchange Act, the HSR Act or other applicable Antitrust Laws, applicable state securities and “blue sky” laws or the rules and regulations of the Nasdaq, require a registration, filing, application, notice, consent, approval, order, qualification or waiver with, to or from any Governmental Authority or third party, except as, individually or in the aggregate, would not reasonably be expected to constitute or result in a Material Adverse Effect.

5.3            Investment Intention. The Buyer Parties have such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of acquiring the Group Companies. The Buyer Parties confirm that the Group Companies have made available to the Buyer Parties the opportunity to ask questions of the officers and management of the Group Companies to acquire additional information about the business, assets and financial condition of the Group Companies. The Buyer Parties will acquire their respective interests in the Group Companies for investment only, and not with a view toward or for sale in connection with any distribution thereof or with any present intention of distributing or selling any interest therein. The Buyer Parties understand that the Transactions have not been, and will not be registered or qualified under the Securities Act of 1933, as amended, nor any state or any other applicable securities law, by reason of a specific exemption from the registration or qualification provisions of those laws, based in part upon the Buyer Parties’ representations in this Agreement. The Buyer Parties understand that no part of the interest in the Group Companies which the Buyer Parties acquire may be resold unless such resale is registered under the Securities Act of 1933, as amended, and registered or qualified under applicable state securities laws or an exemption from such registration and qualification is available.

5.4            Sufficiency of Funds; Solvency. Each Buyer Party has, and will have, on the applicable Closing Date sufficient cash from such Buyer Party’s immediately available internal organization funds or available under a currently established committed credit facility or unutilized lines of credit with financial institutions, to consummate the Transactions and perform its obligations hereunder and under the Transaction Documents.

5.5            Legal Proceedings. There are no Actions pending or, to each Buyer Parties’ knowledge, threatened against or by each Buyer Party or any respective Affiliate of such Buyer Party that, individually or in the aggregate, would have a Material Adverse Effect on any Buyer Parties’ ability to execute, deliver or perform this Agreement or any Transaction Document to which it is a party, or to timely consummate the Transactions.

5.6            Title. Assuming delivery of the Acquired Assets at the Initial Closing in accordance with Section 1.1, at the Initial Closing, (a) the Buyer Parent Shares issued in exchange thereof shall be duly authorized, validly issued and outstanding, fully paid and nonassessable, and not in violation of any preemptive or similar rights, or similar rights, and (b) CFC IPA shall acquire good and valid title thereto, free and clear of any Liens, other than restrictions on transfer imposed by securities Applicable Laws or provided in the Governing Documents of Buyer Parent or in this Agreement, or that result from any actions taken by or on behalf of CFC IPA, IPA Equityholder, its owners or Buyer Parent Shares Transferees. The issued and outstanding shares of Buyer Parent’s common stock are registered pursuant to Section 12(b) of the Exchange Act, and are listed for trading on The Nasdaq Capital Market (the “Nasdaq”) under the symbol “AMEH,” and Buyer Parent has either timely complied with (or the issuance of the Buyer Parent Shares is not subject to) Rule 5250(e)(2) of the Nasdaq Listing Rules in respect of the issuance of the Buyer Parent Shares. Assuming the accuracy of IPA Equityholder’s representations and warranties set forth in Article 4 of this Agreement and assuming the accuracy of the representations and warranties made by the Buyer Parent Shares Transferees in the joinders to this Agreement referred to in Section 1.1(c) (as if such representations and warranties were made on the date hereof), no registration under the Securities Act is required for the offer and sale of the Buyer Parent Shares by Buyer Parent under this Agreement.

5.7            Brokers. Except for such amounts as the Buyer Parties shall pay, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions or any other Transaction Document based upon arrangements made by or on behalf of the Buyer Parties.

5.8            R&W Insurance Policy. The Buyer Parties have obtained, at the Buyer Parties’ sole expense, third-party insurance (i.e., bound and incepted) from AXA XL Insurance as of the date of this Agreement a representation and warranty insurance policy covering the representations and warranties given by the Equityholders and Group Companies under this Agreement for the benefit of the Buyer Parties or its designee as the named insured (the “R&W Insurance Policy”), which R&W Insurance Policy is subject to a conditional binder in the form mutually agreed by the Parties. The R&W Insurance Policy includes a provision whereby the insurer expressly waives, and irrevocably agrees not to pursue, directly or indirectly, any subrogation rights or other rights of recovery against any Equityholders or any of its Affiliates or any Representatives of the foregoing with respect to any claim made by any insured thereunder, which waiver any Equityholder may enforce directly against the insurer of the R&W Insurance Policy, other than in the event of Fraud on the part of any Equityholder or Group Company in respect of any of the representations set forth in Article 3 or Article 4. The foregoing waiver in the R&W Insurance Policy may not be amended by any party in any manner materially adverse to the Equityholders or any of their Representatives without the prior written consent of the Equityholder Representative.

5.9            Issuance of the Buyer Parent Shares. The Buyer Parent Shares are duly authorized and, when issued at the Initial Closing in accordance with the terms of this Agreement, the Buyer Parent Shares (1) will be validly issued to the Buyer Parent Shares Transferees, fully paid and non-assessable, and free and clear of any Liens, other than any restrictions on transfer created by any state of federal securities laws and (2) will not have been issued in violation of or subject to any preemptive or similar rights created under Buyer Parent’s certificate of incorporation or bylaws (each as amended through the Closing), by contract or under the Delaware General Corporation Law. The Buyer Parent Shares are registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, and are listed for trading on the Nasdaq under the symbol “AMEH,” and Buyer Parent has either timely complied with (or the issuance of the Buyer Parent Shares is exempted from) Rule 5250(e) of the Nasdaq Listing Rules in respect of the issuance of the Buyer Parent Shares.

5.10            Exclusive Representations. Each Buyer Party acknowledges that none of the Equityholders, nor anyone acting on behalf of any such Persons, has made any representation or warranty, express or implied, including as to the accuracy or completeness of any memoranda, charts, summaries, presentations, schedules or other information heretofore made available by the Equityholders to the Buyer Parties, except as expressly set forth in this Agreement.

Article 6
Covenants

6.1            Confidentiality. The Parties to this Agreement acknowledge that the information being exchanged in connection with the Transactions is subject to the terms and conditions of that certain Mutual Confidentiality and Mutual Non-Disclosure Agreement, dated as of August 8, 2021, by and between Buyer Parent and CFC IPA (as the same may be amended, restated, modified or supplemented from time to time, the “Confidentiality Agreement”), the terms of which are incorporated herein by reference. If this Agreement is, for any reason, terminated prior to the Initial Closing, the Confidentiality Agreement shall continue in full force and effect in respect of such confidential information in accordance with its terms.

6.2            Publicity. Notwithstanding anything to the contrary contained in this Agreement, except as may be required to comply with the requirements of any Applicable Law or by the applicable rules of any securities exchange upon the reasonable advice of counsel (it being understood that each such Party shall use reasonable commercial efforts to provide the other Parties to this Agreement a draft of such press release, public statement or public communication in advance of such disclosure), from and after the date hereof, no Party shall make, and each Party shall cause their respective Affiliates not to make, any press release or similar public announcement or public communication relating to this Agreement or the Transactions unless specifically approved in advance by the other Parties, which approval shall not be unreasonably withheld, conditioned or delayed.

6.3            Further Assurances. From time to time, as and when reasonably requested by any Party in writing, each Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other Party may reasonably deem necessary or desirable to consummate the Transactions, including executing and delivering to the other Parties hereto such assignments, deeds, bills of sale, consents and other instruments as the other Parties hereto or their counsel may reasonably request as necessary or desirable for such purpose. For a period of twelve (12) months after the applicable Closing, the applicable Equityholders shall provide information not subject to attorney-client privilege that is reasonably requested by Buyers in writing regarding the Group Companies and the Business in order to assist Buyers in its filings for regulatory approvals.

6.4            Conduct of Business Prior to the Applicable Closing.

(a)            Except for matters set forth in Schedule 6.4 or as permitted or required by the terms of this Agreement or Transaction Documents or otherwise required by the Buyer Parties in writing in connection with the Transactions, or except as required by Applicable Law, from the date of this Agreement through the applicable Closing, the applicable Group Companies shall conduct the Business in the Ordinary Course of Business and preserve intact the current business organization, use their Commercially Reasonable Efforts to keep available the services of current officers, employees and agents of each Group Company and maintain in good state relations and good will with customers, suppliers, licensors, licensees, distributors, landlords, creditors, employees, agents and others having business relationships with a Group Company. The Group Companies shall refrain from taking any action that would result in any of the conditions set forth in Section 8.1 or Section 8.2 not being satisfied. In addition (and without limiting the generality of the foregoing), except as set forth in Schedule  6.4 or otherwise contemplated by the terms of this Agreement or the Transaction Documents, or except as required by Applicable Law, from the date of this Agreement through the applicable Closing, the applicable Group Companies shall not do any of the following without the prior written consent of MSO Buyer or PC Buyer, as applicable:

(i)            amend their Governing Documents;

(ii)           issue any capital stock or other equity interests or any option, warrant or right relating thereto or any securities convertible into or exchangeable for any capital stock or other equity interests;

(iii)          hire any employee or retain any independent contractor whose annual base compensation exceeds $150,000, other than in the Ordinary Course of Business or in connection with the performance of this Agreement;

(iv)          borrow any amount, receive any committed loan facilities or, incur or guarantee any Indebtedness (including contingently as a guarantor or otherwise) or other Liabilities, except for Transaction Expenses and current liabilities incurred in the Ordinary Course of Business or grant, incur or suffer to exist any Lien, or received any notice of any Lien on any Equity Interests issued by it;

(v)           permit or allow the Purchased Interests, Acquired Assets or any of the assets or properties of the Group Companies to become subjected to any Lien (other than Permitted Liens, Liens imposed by securities or healthcare Applicable Laws or that result from any actions taken by or on behalf of any Buyer Party);

(vi)          pay, loan or advance any amount to, or sell, transfer or lease any of its assets to, or enter into any agreement or arrangement with any of its respective Affiliates or Related Parties;

(vii)         make any material change in any method of accounting or accounting practice or policy;

(viii)        acquire by merging or consolidating with, or by purchasing a substantial portion of the assets or capital stock or other equity interest of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets (other than inventory) other than in the Ordinary Course of Business;

(ix)          make or incur capital expenditures (including entering into any capital lease) that are not currently budgeted and that, in the aggregate, are in excess of Ten Thousand Dollars ($10,000);

(x)           other than in the Ordinary Course of Business, sell, lease, license or otherwise dispose of any of their assets that are material, individually or in the aggregate, to the Business;

(xi)          enter into, amend or terminate any lease of real property or material tangible personal property or waive any material term or condition thereof or grant any consents thereunder; create any Lien (other than Permitted Liens) on any material property or assets; grant or otherwise create or consent to the creation of any easement, covenant, restriction, assessment or charge affecting any Leased Real Property or any part thereof; commit any waste or nuisance on any Leased Real Property; or make any material changes in the construction or condition of any Leased Real Property;

(xii)         terminate or allow to be terminated any insurance policy in effect as of the date hereof, or fail to maintain, with financially responsible insurance companies, insurance on tangible assets of the Group Companies and on the Business in such amounts and against such risks and losses as are consistent with past practice;

(xiii)        form any Subsidiary or acquire the equity (or right to acquire equity) of any Person;

(xiv)        commence or settle any material Action, other than the settlement of an Action for amounts less than Two Hundred and Fifty Thousand Dollars ($250,000) which only involve the payment of monetary damages and does not impose any equitable remedies upon a Group Company and there is no admission of fault or any violation of Applicable Law;

(xv)         enter into, amend or make any modification to any Material Contract or Permit, in each case, outside the Ordinary Course of Business;

(xvi)        without limiting the generality of the foregoing, amend or make any modification to any Contract between CFC IPA, on the one hand, and any Plan Company, on the other hand;

(xvii)       make any material change to any of the cash management practices of the Business, including but not limited to, discontinue the payment of its accounts payable that are payable in the Ordinary Course of Business or deviate from or alter any of its practices, policies or procedures in paying accounts payable or collecting accounts receivable;

(xviii)      commence, institute, cancel, compromise, assign, waive, release, settle or agree to settle any right or claim (or series of related rights and claims) in excess of Twenty-Five Thousand Dollars ($25,000) or outside the Ordinary Course of Business;

(xix)        make, change or revoke any Tax election (other than one that is immaterial), adopt or change any method of Tax accounting, settle or compromise any material Action with respect to Taxes (other than one that is immaterial), amend any Tax Return (other than one that is immaterial), consent to any extension or waiver of the statute of limitations for the assessment or collection of any Tax, or take any reporting position with respect to Taxes that is inconsistent with past practice or that is otherwise not in the Ordinary Course of Business, in each case if such action would have the effect of materially increasing the Tax Liability or materially reducing any Tax asset of Buyers or the Group Companies in respect of any Post-Closing Tax Period (for purposes of this Section 6.4(xix), a matter is “immaterial” if it affects the Tax treatment and liability solely of one or more Equityholders); provided that, for the avoidance of doubt, this parenthetical shall only apply to the word “immaterial” and shall in no way affect the meaning of the words “material” or “materially”; or

(xx)         other than as required under any Employee Benefit Plan, as required by Applicable Law, or in the Ordinary Course of Business, (i) terminate any employee whose current annual base compensation exceeds $150,000; (ii) enter into any employment Contract, written or oral, or modification of the terms of any such existing Contract, except with respect to the hiring of any employee pursuant to the terms of this Agreement; (iii) enter into any collective bargaining agreement or relationship, (iv) grant any increase in the base compensation of any of its current or former directors, officers, managers, members, partners, employees or consultants, other than in connection with an annual review of the base compensation of such individuals, provided such increase is no larger than ten percent (10%) of any individual’s base compensation, or (v) pay or agree to become obligated to pay any bonus, severance or change of control payments or other consideration of any nature whatsoever (other than salary, commissions or consulting fees) to any of its current or former directors, officers, managers, members, partners, employees or consultants;

(xxi)        other than as required under Section 6.15 or by such Employee Benefit Plan, as required by Applicable Law, or in the Ordinary Course of Business, adopt, amend, modify, or terminate any material Employee Benefit Plan;

(xxii)       declare, set aside, make or pay any non-cash dividend or other non-cash distribution on or with respect to any Equity Interest or ownership interest in any Group Company;

(xxiii)      accelerated the collection of or discount any accounts receivable, delay the payment of accounts payable or defer expenses, reduce inventories or otherwise increase cash on hand, except in the Ordinary Course of Business;

(xxiv)      agree, commit or offer (in writing or otherwise) to take any of the actions described in clauses (i) through (xxiii) of this Section 6.4.

(b)            Notwithstanding the foregoing, Buyers specifically agree that prior to the applicable Closing, the Group Companies may distribute any or all excess cash to the applicable Equityholders so long as any such distributions do not result in a failure by such Group Company to satisfy its financial requirements imposed by Applicable Laws.

6.5            Access to Information. The applicable Company shall afford to the applicable Buyer Party(ies) and its Representatives, reasonable access, upon notice during normal business hours during the period prior to the applicable Closing, to all the personnel, independent accountants, properties, books, Contracts, commitments, Tax Returns and records of Plan Companies or CFC IPA, as appropriate, and, during such period shall make available to Buyers any information concerning the Group Companies as Buyers may reasonably request; provided, that no Group Company shall be required to violate any attorney-client privilege. In particular, but without limitation, from and after the date of this Agreement, the applicable Buyer Party and its Representatives shall have the right and privilege, subject to compliance with Applicable Law, upon reasonable written request, of entering upon all properties leased or occupied by a Group Company and of reviewing the books and records of any such Group Company regarding such properties from time to time as needed to make any inspections, evaluations, surveys or tests which Buyers may deem necessary or appropriate. Any visit or investigation by Buyers shall be conducted in such a manner subject to compliance with Applicable Law and as not to interfere unreasonably with the conduct of the Business.

6.6            Approvals and Consents. On the terms and subject to the conditions of this Agreement, until the earlier of the applicable Closing Date or such time as this Agreement shall be terminated pursuant to Article 9:

(a)            Each Party shall use its reasonable best efforts to cause each Closing to occur, including taking all reasonable actions necessary to comply promptly with all Applicable Laws that may be imposed on it or any of its Affiliates with respect to each Closing.

(b)            The applicable Group Company shall use their respective best efforts to obtain and deliver to the Buyer Parties evidence reasonably satisfactory to Buyer Parties that the Initial Closing Required Consents and the Second Closing Required Consents, as the case may be, have been obtained. The applicable Group Companies shall request the Second Closing Required Consents from the applicable third-parties prior to the occurrence of the Initial Closing at a date mutually agreed by the Parties. If the Group Companies receive a notice of termination or breach from any counterparty to an Initial Closing Required Consent or a Second Closing Required Consent, then Buyer Parties shall be entitled to terminate this Agreement pursuant to Section 9.1(b).

(c)            The Equityholders shall, subject to applicable legal limitations, provide information within their possession that is reasonably requested by Buyers in writing regarding the Group Companies and the Business in order to assist Buyers in its filings for regulatory approvals.

(d)            Prior to the Second Closing and in accordance with Section 6.8, the DMHC shall have issued an order approving the Notice of Material Modification and such order shall be in full force.

6.7            No Negotiation. Until the earlier of the applicable Closing Date or such time as this Agreement shall be terminated pursuant to Article 9, neither the Group Companies nor any of their respective Affiliates or Representatives shall directly or indirectly solicit, initiate, encourage, entertain or respond to any inquiries or proposals from, discuss or negotiate with, provide any information to or consider the merits of any inquiries or proposals from any Person (other than Buyer) or otherwise participate in a transaction or potential transaction concerning any sale of all or substantially all of the assets of any Group Company, any direct or indirect sale of equity interests or other securities any Group Company, or any merger, consolidation or similar transaction involving the Equityholders or any Group Company. The Equityholder Representative shall notify Buyers of any such inquiry or proposal, and the material terms thereof within forty-eight (48) hours of receipt or awareness of the same by any Group Company or the Equityholders. As of the date of this Agreement, the Group Companies and each of their respective Affiliates and Representatives shall immediately cease and cause to be terminated any activities, discussions or negotiations being conducted, if any, prior to the date of this Agreement with any Persons other than the Buyer Parties with respect to any of the foregoing. The Group Companies will be responsible for any breach of this Section by their Affiliates or Representatives.

6.8            Regulatory Matters.

(a)            In furtherance and not in limitation of the terms of Section 6.6, until the earlier of the Second Closing Date or such time as this Agreement shall be terminated pursuant to Article 9, the applicable Group Companies and Buyers shall promptly execute and file, or join in the execution and filing of, any application, notification, or other document that may be necessary in order to obtain the authorization, approval, or consent of any Governmental Authority, whether federal, state, local, or foreign, that may be reasonably required, or that Buyer Parties may reasonably request, in connection with the consummation of the Transactions.

(b)            AHMS shall cause CFCHP to prepare, complete and properly submit the Notice of Material Modification and all supporting documentation to DMHC and PC Buyer and the Companies shall jointly meet with appropriate DMHC personnel to apprise the DMHC of the Transactions. From and after the date of execution of this Agreement and through the Second Closing Date, CFCHP and PC Buyer shall take any and all action as shall be reasonably requested by the other Party or required by the DMHC to maintain, protect and preserve the Business and the Parties’ ability to consummate the Transactions. The Parties acknowledge that DMHC must have issued an order approving the Notice of Material Modification prior to the Second Closing Date. PC Buyer shall pay one hundred percent (100%) of all filing fees associated with the filings required by this Section 6.6.

6.9            Employee Matters.

(a)             Prior to the Second Closing Date, the Plan Companies shall terminate all employees and independent contractors of such Plan Companies, and I Health or one of its Affiliates shall offer employment, effective as of the Second Closing Date, to those individuals listed on Schedule 6.9, if any (the “Continuing Employees”). For a period of one (1) year following the Second Closing Date (the “Continuation Period”), I Health shall, or shall cause its Affiliates to, provide to each of the Continuing Employees base salary, incentive compensation opportunities, and 401(k) benefits, substantially similar to those provided to the Continuing Employees immediately prior to the Second Closing Date.  Nothing herein shall prevent I Health, the Buyer Parties, their Affiliates or the Group Companies from terminating the employment of any employee during the Continuation Period in compliance with Applicable Law.

(b)            In connection with their termination of employment, the Plan Companies shall pay to employees all obligations due to them in connection with such termination under applicable law. To the extent that service is relevant for purposes of eligibility, vesting or, with respect to paid time off only, benefit accrual, under any employee plans and benefit arrangements of I Health which are established or maintained by I Health or one of its Affiliates for the benefit of Continuing Employees (“I Health Plans”), I Health shall cause such I Health Plans to credit such Continuing Employees for service with the Plan Companies prior to the Second Closing Date, except (x) as would cause a duplication of benefits or coverage for the same period of service or (y) to the extent such service was not recognized under the corresponding Employee Benefit Plan.

(c)            At the Second Closing, the Plan Companies shall pay any accrued and unused paid time off due to the Continuing Employees.

(d)            Notwithstanding any other provision of this Agreement, nothing contained in this Section 6.9 shall (i) be deemed to be the adoption of, or an amendment to, any employee benefit plan, program, arrangement, contract or practice, or otherwise limit the right of the Group Companies, Buyer Parties or their respective Affiliates, to amend, modify or terminate any employee benefit plan, program, arrangement, contract or practice or (ii) give any third party any right to enforce the provisions of this Section 6.9.

6.10          Tail Policies.

(a)            At or prior to the applicable Closing, CFC IPA or AHMS, as applicable, shall purchase a “tail” prepaid directors’ and officers’ liability, employment practices liability insurance policy, and any other insurance policies maintained by any Group Company as of immediately prior to the Closing, effective as of the applicable Closing Date, in each case, providing coverage for a period of six (6) years after the applicable Closing Date with respect to claims arising from facts or events that occurred on or before the Closing, and which tail policies shall contain substantially the same coverage and amounts as, and contain terms and conditions no less advantageous than, in the aggregate, the coverage currently provided by such current policies (each, a “Tail Policy”). The Buyer Parties covenant and agree not to cancel, redeem or take any action that would adversely affect the terms and conditions of the Tail Policy. The cost and expense of purchasing the Tail Policy shall be shared equally between the applicable Group Company and the applicable Buyer Party.

(b)            The Buyer Parties agree that all rights to indemnification and exculpation for acts or omissions occurring prior to the applicable Closing now existing in favor of the current or former managers, directors or officers (or persons holding similar positions) of the Group Companies who have the right to indemnification or exculpation by the Group Companies (collectively, the “Covered Persons”) as provided in their respective Governing Documents and as provided under Applicable Law as in effect as of the date hereof shall survive the Transactions and shall continue in full force and effect in accordance with their terms for a period of six (6) years from the applicable Closing. Without limiting the foregoing, for a period of not less than six (6) years from the Closing, the Buyer Parties shall not, and shall not permit any Group Company to, amend, modify or terminate any Governing Document regarding or related to such indemnification matters in any manner that would adversely affect the rights thereunder of the Covered Persons, unless such modification is required by Applicable Law.

(c)            The provisions of this Section 6.10 are: (i) intended to be for the benefit of, and shall be enforceable by, each Covered Person and each other Person entitled to indemnification or coverage under a policy referenced in this Section 6.10, and each such Person’s heirs, legatees, representatives and successors, it being expressly agreed that such Persons shall be third party beneficiaries of this Section 6.10, and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise.

(d)            If the applicable Buyer or its successors or assigns: (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the applicable Buyer shall assume all of the obligations of such Buyer set forth in this Section 6.10.

6.11          Efforts; Regulatory Filings and Consents.

(a)            Subject to the terms hereof, the Buyer Parties and the Group Companies shall each, as applicable:

(i)            use its reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable to consummate and make effective the Transactions as promptly as practicable;

(ii)           within five (5) Business Days after the date of this Agreement, make all necessary filings under the HSR Act, and thereafter make any other required submissions under the HSR Act and satisfy any related request of a Governmental Authority thereunder in each case as promptly as practicable (it being agreed that Buyer Parties shall not extend any waiting period or agree to refile under the HSR Act without the express written consent of the Companies and Equityholders);

(iii)          use its reasonable best efforts to make, as promptly as practicable, all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Transactions required under any other applicable law;

(iv)          use its reasonable best efforts to obtain, as promptly as practicable, from any Governmental Authority or any other third party any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by it or any of its subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions; and

(v)           execute or deliver any additional instruments or documents necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

The Buyer Parties and the Group Companies, shall cooperate with each other in connection with the making of all such filings, as applicable, including providing copies of all such documents to the non-filing party and its advisors prior to filing and considering in good faith their comments in connection therewith. The Buyer Parties and the Group Companies shall furnish to each other, as applicable, all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law in connection with the Transactions. For the avoidance of doubt, nothing contained in this Section 6.11(a) shall modify or affect the rights and responsibilities under Section 6.11(b).

(b)            Subject to the terms hereof, the Buyers Parties and the Companies, as applicable, shall, and shall cause each of their respective subsidiaries to, cooperate and use their respective reasonable best efforts to obtain any government clearances or approvals required for the Initial Closing under applicable Antitrust Laws and respond promptly to any government requests for additional information and documentation under any Antitrust Laws. Except to the extent prohibited by applicable law, the Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with proceedings under or relating to any Antitrust Law.

(c)            The filing fees under the HSR Act and other applicable Antitrust Laws shall be paid by the Buyer Parties.

(d)            To the extent any of the documents or information provided pursuant to this Section 6.11 are commercially or competitively sensitive, the Equityholders and the Companies or the Buyers, as the case may be, may satisfy their respective obligations by providing such documents or information to the other Party’s outside counsel, and materials may be redacted as necessary to comply with contractual arrangements, and as necessary to address attorney-client or other privilege concerns.

(e)            The Group Companies and Buyer Parties acknowledge that if a Party fails to satisfy any conditions to Closing set forth in Article 8, including failure to obtain the regulatory approvals or consents that are required pursuant to Article 8, the other Party shall have no obligation to consummate the applicable Closing.

6.12            Excluded Real Property. Prior to the Second Closing, AHMS shall transfer the Excluded Real Property to certain AHMS Limited Partners such that AHMS shall not own any interest in the Excluded Real Property at the Initial Closing.

6.13            R&W Insurance Policy. The Buyer Parties shall cause the R&W Insurance Policy to be in full force and effect as of the Initial Closing Date. Any costs and expenses related to the R&W Insurance Policy, including the total premium, underwriting costs, brokerage commissions for the Buyer Party’s broker, Taxes related to such policy and other fees and expenses of such policy shall be borne by the Buyer Parties. The R&W Insurance Policy provides that (a) the underwriters shall only be entitled to subrogate against the Companies, the Equityholders, the Equityholders’ Representative or their Representatives if and to the extent that the payment of Damages thereunder arose out of Fraud, (b) the Equityholders may rely upon and enforce the preceding Section 6.13(a) as an express third-party beneficiary, and (c) the foregoing provisions of Section 6.13(a) and (b) in the R&W Insurance Policy may only be amended with the written consent of the Equityholder Representative. From and after the date hereof, the Buyer Parties (i) shall provide the Equityholder Representative with prompt written notice of any claim made against the R&W Insurance Policy after the applicable Closing Date and (ii) shall not amend, modify, supplement or otherwise change, terminate or waive any provision of the R&W Insurance Policy in a manner materially adverse to the Companies, the Equityholders, or the Equityholders Representative without the prior written consent of the Equityholder Representative (which consent shall be in the sole and absolute discretion of such Person). CFC IPA and/or the Equityholder Representative, as applicable, shall use Commercially Reasonable Efforts to cooperate with the Buyer Parties in connection with any claim made by any Buyer Party under the R&W Insurance Policy, to the extent that such reasonable cooperation would assist the Buyer Parties in pursuing and obtaining the maximum recovery available in respect of such claim.

6.14            Advisory Committee. Within thirty (30) days after the Initial Closing Date, the applicable Buyer Party shall form an advisory committee, consisting of three (3) members, one of which will include Accie Mitchell, M.D. The committee will meet semiannually and will discuss matters pertaining to the Business. Accie Mitchell, M.D. shall provide no more than four (4) hours of services per month and shall receive compensation in the amount of $2,000 per month.

6.15            Termination of 401(k) Plan. The Group Companies shall take all actions necessary and appropriate (including fully vesting participants in their account balances) to terminate all Company 401(k) Plans, effective no later than the day immediately preceding the Second Closing Date, provided, however, that termination of such 401(k) Plans may be made contingent upon the occurrence of the Second Closing. The Buyer Parties shall be afforded a reasonable opportunity to review and comment on such resolutions. The provisions of this Section 6.15 are solely for the benefit of the parties to this Agreement, and no current or former employee of the Group Companies shall be regarded for any purpose as a third-party beneficiary of this Agreement. In no event shall the terms of this Section 6.15 be deemed to (a) establish, amend or modify any Employee Benefit Plan, (b) alter or limit the ability of the Group Companies or Buyer Parties to amend, modify or terminate any Employee Benefit Plan or any other benefit or employment plan, program or Contract, or (c) confer upon any current or former employee, officer, director or consultant any right to employment or continued employment or continued service with the Group Companies, Buyer Parties, or any of their respective Affiliates.

6.16            Non-Competition; Non-Solicitation; Non-Disparagement.

(a)            In further consideration for the Buyer Parties’ payment of the amounts to be paid to the Equityholders under this Agreement and the Transaction Documents, and in order to protect the value of the Group Companies and the business, including its goodwill, acquired by the Buyer Parties under this Agreement, each Equityholder hereby agrees, for itself and on behalf of its owners, as applicable, that, during the period commencing on the applicable Closing Date and ending on the fifth (5th) anniversary of the Initial Closing Date (the “Restricted Period”), each Equityholder shall not, and shall cause its Affiliates not to, directly or indirectly, acquire, engage or participate in (including by lending the Equityholder’s name, providing financing, or owning or assisting another in), hold any economic, financial or other interest (including equity or debt securities) in, act as a stockholder, partner, consultant, agent, employee, co-venturer, member or representative of, render any services to, otherwise operate or hold an interest (whether an equity interest or otherwise) in, enter the employ of, or render any services to, any Person engaged or seeking to engage in any business the same or similar to the Protected Business as of the Closing Date within the State of California (the “Restricted Territory”); provided, that nothing contained herein shall be construed as prohibiting or prohibit the Equityholders from engaging in such restricted activities on behalf of, or for the benefit of, any Buyer Party or purchasing up to an aggregate of two percent (2%) of any class of the outstanding voting securities of any other Entity whose securities are listed on a national securities exchange, so long as the Equityholders and their respective Affiliates do not participate in any way in the management or control of such Person.

(b)            In further consideration for the Buyer Parties’ payment of the amounts to be paid to the Equityholders under this Agreement and the Transaction Documents, and in order to protect the value of the Group Companies and the Protected Business, the Equityholders (on his, her or their behalf) hereby agree that during the Restricted Period, the Equityholders shall not, directly or indirectly, solicit, interfere with, induce or attempt to solicit, interfere with or induce any (i) referral source or patient of the Protected Business, (ii) employee or contractor of the Protected Business, (iii) business relationship of the Protected Business to divert, reduce, adversely modify or terminate its business relationship with any Buyer Party or any Group Company or (iv) planned or contemplated potential acquisition or investment candidates of any Buyer Parties or any Group Companies.

(c)            The Equityholders hereby agree that, during the Restricted Period, the Equityholders shall not make any negative comments or otherwise disparage any Group Company, Buyer Party or any of their respective Affiliates as of the date of the applicable Closing. Nothing herein or otherwise shall preclude any Equityholder from making truthful statements that are necessary to comply with Applicable Law or Governmental Authority, or to defend or enforce such Person’s or any Group Company’s rights under this Agreement, any Transaction Document or any other agreement between or among the Parties.

(d)            The Equityholders understand that the restrictions set forth in this Section 6.16 are intended to protect the interests of the Group Companies, Buyer Parties and their respective Affiliates in the Group Companies’ proprietary information, goodwill and established employee, customer, supplier, consultant and vendor relationships, and agree that such restrictions are reasonable and appropriate for this purpose. The Equityholders further acknowledge and agree that the time, scope, geographic area and other provisions of this Section 6.16 have been specifically negotiated by sophisticated parties and absent the Equityholders’ agreement to and compliance with the restrictions set forth in this Section 6.16, the Buyer Parties would not have entered into the transactions contemplated by this Agreement or the Transaction Documents. The Restricted Period shall be extended with respect to any particular Equityholder by each day that such Equityholder, as applicable, is in breach of this Section 6.16. The Equityholders’ obligations under this Section 6.16 are independent of any other obligation of any Group Company, Buyer Party or their respective Affiliates has to the Equityholders, including any such obligation under this Agreement.

(e)            The Parties expressly agree that the subject matter, length of time, geographical scope, and range of activities, as applicable, contained in this Section 6.16 are reasonable in light of the circumstances as they exist on the date upon which this Agreement has been executed. However, should a determination nonetheless be made by a court of competent jurisdiction at a later date that the character, duration or geographic scope of the restrictive covenants set forth in this Section 6.16 is unreasonable in light of the circumstances as they then exist, then it is the intention and the agreement of the Parties hereto that this Agreement shall be construed by the court in such a manner as to impose only those restrictions on the conduct of the Equityholders that may be enforceable under Applicable Law, to the fullest extent of such enforceability to assure the Buyer Parties of the intended benefit of this Agreement. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants deemed included herein because, taken together, they are more extensive than necessary to assure the Buyer Parties of the intended benefit of this Agreement, it is expressly understood and agreed among the Parties hereto that those of such covenants that, if eliminated, would permit the remaining separate covenants to be enforced in such proceeding shall, for the purpose of such proceeding, be deemed eliminated from the provisions hereof.

(f)            For the avoidance of doubt, nothing in this Section 6.16 shall restrict the ability of the Equityholders to own or manage the Plan Companies and operate the Plan Business during the period between the date of this Agreement and the Second Closing. Additionally, in the event that the Second Closing does not occur, this Section 6.16 shall in no way restrict the Equityholders’ ownership and management of the Plan Companies or operation of the Plan Business.

6.17          Financing Cooperation. From and after the Initial Closing Date the Group Companies and each Equityholder shall use each of its commercially reasonable efforts to cooperate with Buyer Parties (at Buyer’s cost and expense with respect to any reasonable documented out of pocket costs) in connection with Buyer Parties’ obligation to arrange the financing by the Buyer Parties or its Affiliates for the Second Closing Payment (the “Financing”); provided, however, that nothing herein shall require (i) such cooperation to the extent that it would interfere materially and unreasonably with the Business and operations of the Plan Companies; or (ii) the taking of any action that would conflict with or violate the Governing Documents of any Plan Company or any Applicable Law. Without limiting the foregoing, nothing in this Section 6.17 shall require any Equityholder or Plan Company to (a) incur any liability (or cause their respective directors, officers or employees to incur any liability) in connection with the Financing; or (b) enter into any definitive agreement or commitment related to Buyer Parties’ financing obligations.

6.18            Permit Transfers. At the written request of PC Buyer, CFC IPA and IPA Equityholder shall prepare and, subject to PC Buyer’s reasonable review, submit such filings, notices, submissions or requests for approval as are required by Applicable Law or by any Governmental Authority in order to transfer or assign any legally or contractually transferrable Permits not transferred or assigned to PC Buyer at the Initial Closing from CFC IPA to PC Buyer, or otherwise reasonably cooperate with PC Buyer in obtaining a reissuance or replacement of any such Permits, for PC Buyer’s ownership or operation of the IPA Business or Acquired Assets, to the applicable Governmental Authority within a reasonable time as requested by PC Buyer in writing.

6.19            Further Transfers. CFC IPA and IPA Equityholder shall execute and deliver such further instruments of conveyance and transfer and take such additional action as PC Buyer may reasonably request to effect, consummate, confirm or evidence the transfer to PC Buyer of the Acquired Assets, the assumption by PC Buyer of the Assumed Liabilities and the conduct by PC Buyer of the IPA Business (including with respect to transferring all transferrable Permits necessary or desirable in connection therewith) and CFC IPA and IPA Equityholder shall execute such instruments and other documents as necessary to reasonably assist PC Buyer in preserving or perfecting its rights in the Acquired Assets and its ability to conduct the IPA Business. CFC IPA and IPA Equityholder shall refer all inquiries by providers, payors or other commercial relations with respect to the IPA Business to PC Buyer.

6.20            Use of Names. CFC IPA and IPA Equityholder each agree that from and after the Initial Closing Date it will not use (and it will prevent its Affiliates (other than CFCHP) from using), (a) the name “Community Family Care” or any other name used by the IPA Business or included in the Acquired Assets, (b) any translations, transliterations, adaptations, derivations, acronyms, variations, insignias, designations or combinations of any name referenced in clause (a) or (c) any name likely to cause confusion with any of the names referenced in clause (a) or (b) (collectively, the “Business Names”). As soon as practicable after the Initial Closing, but no later than thirty (30) days following the Initial Closing, CFC IPA shall file to change each of its names and any “d/b/a” of it to a name that does not include any of the Business Names. On the Initial Closing Date, CFC IPA shall deliver a signed Fictitious Name Permit Cancellation Application to the Buyer Parties so that the Buyer Parties may file a new Fictitious Name Permit Application with the Medical Board of California.

6.21            Wrong Pockets; Payments. If, following the Initial Closing, either PC Buyer, on the one hand, or CFC IPA or IPA Equityholder, on the other hand, identifies any Acquired Asset that was not previously transferred by CFC IPA to PC Buyer, then CFC IPA shall execute, acknowledge and deliver all reasonable further documents and take all further reasonable steps in order to transfer, or cause to be transferred, to PC Buyer any such asset for no additional consideration. If, after the Initial Closing, CFC IPA or any of its Affiliates receives any payment arising from the operation of the IPA Business after the Initial Closing or any payment included in the Acquired Assets, CFC IPA shall promptly remit such funds to PC Buyer or its designee by wire transfer of immediately available funds, together with any supporting documentation that accompanies any such deposits or payments whether in electronic or physical form. If, after the Initial Closing, PC Buyer or any of its Affiliates receives any payments included in the Excluded Assets, PC Buyer shall promptly remit such funds to CFC IPA or its designee by wire transfer of immediately available funds, together with any supporting documentation that accompanies any such deposits or payments whether in electronic or physical form.

6.22            Additional Restrictions on Transfers. Neither CFC IPA nor the Buyer Parent Shares Transferees shall, during the six (6) month period following the Closing (the “Additional Restriction Period”), regardless of whether or not CFC IPA or the Buyer Parent Shares Transferees are then an “affiliate” of the Buyer Parent: (i) offer, pledge, sell, contract to sell, grant, lend, or otherwise transfer or dispose of, directly or indirectly, any of the Buyer Parent Shares; (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Buyer Parent Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of the Buyer Parent Shares, in cash or otherwise; or (iii) publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement relating to any of the Buyer Parent Shares. CFC IPA acknowledges that Buyer Parent is relying upon the agreement set forth in this Section, which shall be irrevocable and shall be binding upon CFC IPA’s heirs, legal representatives, successors and assigns, including the Buyer Parent Shares Transferees.

6.23            Rule 144. CFC IPA acknowledges that the Buyer Parent Shares will not be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act (“Rule 144”) until after the Additional Restriction Period expires. CFC IPA also acknowledges that if a holder of the Buyer Parent Shares is an “affiliate” of Buyer Parent following the Additional Restriction Period, any sales made by such holder also shall be subject to the limitations applicable to sales by an “affiliate” of Buyer Parent under Rule 144. To the extent required to enable such holders to sell Buyer Parent Shares after the Additional Restriction Period expires pursuant to Rule 144, Buyer Parent will use commercially reasonable efforts to file with the Securities and Exchange Commission all reports required to be filed to meet the requirements of Rule 144(c)(1). In addition, after the expiration of the Additional Restriction Period pursuant to Rule 144, if requested by CFC IPA or a Buyer Parent Shares Transferee, Buyer Parent shall reasonably cooperate with such holder to provide its transfer agent with customary documentation, including, if required by the transfer agent, an opinion of Buyer Parent’s counsel, as required to remove, as applicable, any restrictive legends set forth on the stock certificates representing the Buyer Parent Shares or related to any book entry account holding such Buyer Parent Shares and make a new, un-legended stock certificate or entry for such book entry Buyer Parent Shares sold or disposed of without restrictive legends, provided that Buyer Parent and the transfer agent have timely received from CFC IPA or the Buyer Parent Shares Transferee, as applicable, customary representations and other documentation reasonably acceptable to Buyer Parent and the transfer agent in connection therewith. Neither Buyer Parent nor any of its Affiliate shall, without the consent of CFC IPA or the Buyer Parent Shares Transferees, as applicable, designate any such holder as an “officer” of Buyer Parent for so long as such holder continues to hold the Buyer Parent Shares.

6.24            Insurance. For a period of eighteen (18) months after the Initial Closing Date, Buyer Parties shall have the right to require CFC IPA to make an insurance claim (to the extent that coverage exists when such claim is made) for any Damages relating to any Acquired Assets or Assumed Liabilities suffered by PC Buyer that are solely caused by or arose from the operation of the IPA Business or Acquired Assets prior to the Initial Closing (each, an “Insurance Claim”) under the appropriate occurrence-based liability insurance policies of Seller (each, a “CFC IPA Insurance Policy”) that covered CFC IPA at the time of such event or Damages. For the avoidance of doubt, no Buyer Party shall have the right to require that any Insurance Claim be made with respect to any Excluded Assets or Excluded Liabilities. For the purpose of making such Insurance Claim, PC Buyer shall follow the procedures set forth in Section 10.5(d), including without limitation providing written notice to CFC IPA, describing the Insurance Claim in reasonable detail, attaching copies of all material written evidence thereof that the Damages were solely caused by or arose from the operation of the IPA Business or Acquired Assets prior to Initial Closing, and indicating the estimated amount, if reasonably practicable, of the Damages that has been or may be sustained by PC Buyer. After receipt of such written notice from PC Buyer, CFC IPA and the IPA Equityholder shall have the rights set forth in Section 10.5(d). If PC Buyer is entitled to make an Insurance Claim, CFC IPA and the IPA Equityholder shall (a) cooperate with the Buyer Parties by providing information reasonably requested by the Buyer Parties regarding the CFC IPA Insurance Policy coverage, (b) make the Insurance Claim on behalf of the Buyer Parties if the Buyer Parties are not entitled to make such Insurance Claim directly under such CFC IPA Insurance Policy and (c) assist the Buyer Parties in the collection of proceeds in respect of such Insurance Claims. If CFC IPA or the IPA Equityholder receives insurance proceeds in respect of any such Insurance Claim, CFC IPA shall promptly remit such proceeds to PC Buyer or its designee(s). Except to the extent required under Article 10, for the avoidance of doubt, CFC IPA shall not be required to incur or expend additional costs or expenses or commence or file any Actions against any third party as a result of CFC IPA’s or the IPA Equityholder’s obligations under this Section 6.24.

6.25            Bulk Sales. The Parties hereby waive compliance with the bulk sales Laws of the state of California.

6.26            Letter of Credit Requirements. Prior to the date hereof, CFC IPA had obtained the letters of credit, security agreement and other Indebtedness identified on Schedule 6.26 (the “CFC LOC Obligations”) for the benefit of the applicable Plan as required under the applicable Contract. On or prior to the Initial Closing Date, (i) the applicable Buyer Party shall seek agreement with the Plans under any Contract with such Plans that is an Assumed Contract as to what credit support arrangements (e.g. notes, letters of credit, capitation withhold reserves, etc.) are required to be in place on and after the Initial Closing Date (“LOC Requirement”); and (ii) the applicable Buyer Party shall satisfy any such LOC Requirements so as to enable the assignment of such Assumed Contracts and to enable CFC IPA to be released from the CFC LOC Obligations.

6.27            Additional Covenants. On or prior to the Initial Closing, CFC IPA and CFCHP shall terminate that certain Independent Physician Association Services Agreement, dated October 1, 2020 (the “Existing CFC Services Agreement”), by and between CFC IPA and CFCHP, and PC Buyer and CFCHP shall enter into a new agreement substantially identical to the Existing CFC Services Agreement (the “New PC Buyer Services Agreement”).

6.28            Disclosure Schedule Supplement. From and after the date of this Agreement until the applicable Closing, the Group Companies and the Equityholder Representative shall provide prompt notice to the Buyer Parties if any representation or warranty made by the Equityholders and the Group Companies in this Agreement was, when made, or has subsequently become, untrue in any material respect in the form of an updated Disclosure Schedule (each, a “Schedule Supplement”). Each such Schedule Supplement shall be deemed to be incorporated into and to supplement and amend the Disclosure Schedule solely with respect to any matter arising (or, in the case of matters for which such party’s disclosure obligation hereunder is limited to the Knowledge of the applicable Company party, discovered) after the date hereof; provided, that no such amended, supplemental or new disclosure will (a) be deemed to have cured any breach of the representations and warranties set forth in Article 3 and Article 4 (i) for purposes of indemnification under Article 10 or (ii) of determining satisfaction of the closing conditions in Article 8 or (b) affect, limit, modify in any manner the indemnification obligations in Article 10, unless in each case, specifically agreed by the Buyer Parties in writing; provided, however, that, notwithstanding the foregoing, the Group Companies shall be entitled to update the Disclosure Schedule for Contracts required to be disclosed pursuant to Section 4.7 that are entered into between the date hereof and the applicable Closing Date, to the extent such Contracts are entered into in accordance with Section 6.4.

Article 7
Tax matters

7.1            Tax Covenants.

(a)            The Equityholder Representative shall prepare, or cause to be prepared, at the Equityholders’ sole expense, all Tax Returns required to be filed by the Plan Companies after the applicable Closing Date with respect to a Pre-Closing Tax Period, other than Tax Returns for Straddle Periods, and Buyers shall cause the Plan Companies to execute and file timely such Tax Returns as so prepared (subject to Section 7.1(c)).

(b)            Buyer Parties shall prepare, or cause to be prepared, at Buyer Parties’ expense, all Tax Returns of the Plan Companies required to be filed with respect to a Straddle Period, and Buyers and the Equityholders shall pay (or cause to be paid), when due, all Taxes reflected as due and payable on such Tax Returns to the extent allocated to such Party under Section 7.2, provided, however, that the Equityholders shall have no obligation to pay (or cause to be paid) any Taxes to the extent such Taxes are taken into account in the final determination of the Initial Closing Funded Indebtedness, Second Closing Funded Indebtedness, Initial Closing Company Transaction Expenses or Second Closing Company Transaction Expenses.

(c)            Any such Tax Return referred to in Section 7.1(a) or Section 7.1(b) shall be prepared in a manner consistent with past practice (unless otherwise required by Applicable Law) and the provisions of this Agreement, without a change of any election or any accounting method, and shall be submitted by the Party preparing the Tax Return (Buyers or the Equityholder Representative) to the other Party (together with schedules, statements and, to the extent requested by Buyers or the Equityholder Representative, supporting documentation) at least forty-five (45) days prior to the due date (including extensions) of such Tax Return. If the Party reviewing the Tax Return objects to any item on any such Tax Return, it shall, within fifteen (15) days after delivery of such Tax Return, notify the Party that prepared the Tax Return, in writing, that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Buyers, on the one hand and the Equityholder Representative, shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Buyers and the Equityholder Representative are unable to reach such agreement within ten (10) days after receipt by Buyers of such notice, the disputed items shall be resolved by a Neutral Accounting Firm selected by the Equityholder Representative, and reasonably acceptable to Buyers (the “Accounting Referee”) and any determination by the Accounting Referee shall be final. The Accounting Referee shall resolve any disputed items within twenty (20) days of having the item referred to it pursuant to such procedures as it may require. If the Accounting Referee is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared and then amended to reflect the Accounting Referee’s resolution. The costs, fees and expenses of the Accounting Referee shall be borne by Buyers, jointly and severally, on the one hand, and the AHMS Equityholders, jointly and severally, on the other hand, in such amount(s) as shall be determined by the Accounting Referee based on the proportion that the aggregate amount of disputed items submitted to the Accounting Referee that is unsuccessfully disputed by Buyers, on the one hand, or the Equityholder Representative, on the other hand, as determined by the Accounting Referee, bears to the total amount of such disputed items so referred to the Accounting Referee for resolution. Notwithstanding the foregoing, the Parties agree that no value shall be ascribed to the payment rights under Section 1.3 hereof. Notwithstanding anything to the contrary contained in this Agreement, CFC IPA shall have sole and absolute control over the preparation and filing of any Tax Returns of CFC IPA.

7.2            Straddle Period. In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Taxes that are treated as Taxes of the Group Companies for any Pre-Closing Tax Period shall be:

(a)            in the case of Taxes based upon, or related to, income or receipts, deemed equal to the amount which would be payable if the taxable year ended with the applicable Closing Date; and

(b)            in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the applicable Closing Date and the denominator of which is the number of days in the entire period.

(c)            To the maximum extent permitted by applicable Law (including through the potential use of the safe harbor procedures of IRS Revenue Procedure 2011-29 with respect to any success-based fees), any deductions attributable to the payment or accrual of the Initial Closing Company Transaction Expenses and the Second Closing Company Transaction Expenses shall be reported and treated as income Tax deductions for the applicable Pre-Closing Tax Period.

7.3            Tax Indemnification.

(a)            IPA Equityholder and the AHMS Limited Partners, severally but not jointly, shall indemnify the Buyer Indemnitees and hold each of them harmless from and against each such IPA Equityholder’s and AHMS Limited Partner’s Allocable Portion of any Damages attributable to (i) all Taxes (or the non-payment thereof) of any Group Company for all taxable periods ending on or before the applicable Closing Date and the portion through the end of the applicable Closing Date for any applicable Pre-Closing Tax Period; (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which any Group Company thereof (or any predecessor of any of the foregoing) is or was a member prior to the applicable Closing Date, including pursuant to Treasury Regulation section 1.1502-6 or any analogous or similar state, local or non-U.S. law or regulation; (iii) any and all Taxes of any Person (other than such Group Company) imposed on any Group Company thereof as a transferee or successor, by contract (other than a contract entered into in the ordinary course of business the primary purpose of which does not relate to Taxes) or pursuant to any law, which Taxes relate to an event or transaction occurring on or before the applicable Closing Date; (iv) all Taxes imposed on any Group Company as a result of an election made by such Company or Subsidiary under Code section 108(i); (v) failure to make a Push-Out Election with respect to AHMS; and (vi) reasonable third party costs and expenses associated with preparing any Tax Return for Pre-Closing Tax Periods.

(b)            Equityholders shall reimburse Buyer Parties for any Taxes of any Group Company thereof that are the responsibility of Equityholders pursuant to this Section 7.3 within fifteen (15) Business Days after payment of such Taxes by a Buyer Party or such Company.

(c)            The indemnification under this Section 7.3 shall not be subject to the other limitations set forth in Article 10 (other than Sections 10.4(b)-(j)).

(d)            Notwithstanding any other provision of this Agreement to the contrary, no Buyer Indemnitee shall have any right to indemnification or payment under this Agreement with respect to, or based on, Taxes to the extent such Taxes (i) are attributable to any Tax period other than a Tax period (or portion of a Straddle Period) ending on or before the applicable Closing Date, (ii) are due to the unavailability in any Tax periods (or portions thereof) beginning after the applicable Closing Date of any net operating losses, credits or other Tax attributes from a Tax period (or portion thereof) ending on or before the applicable Closing Date, (iii) result from any transactions or actions taken by, or omissions by, the Buyer Indemnitees or any of their Affiliates (including the Companies) after the applicable Closing that are not specifically contemplated by this Agreement, (iv) were already taken into account in the calculation of the Initial Closing Company Transaction Expenses, the Second Closing Company Transaction Expenses, Initial Closing Funded Indebtedness or the Second Closing Funded Indebtedness, in each case as finally determined hereunder, or (v)  are not attributable to a determination (within the meaning of Section 1313(a) of the Code or corresponding provisions of state or local Tax law) resulting from a Tax claim by a Tax Authority conducted in accordance with the procedures set forth in Section 7.5 (other than with respect to any Taxes reflected on any Tax Return of a Company for a taxable period (or portion thereof) ending on or prior to the applicable Closing Date that are first due after the applicable Closing).

7.4            Refunds. Any credits or refunds of Taxes of the Group Companies with respect to Pre-Closing Tax Periods shall belong to the Equityholders and shall be paid to the Equityholder Representative for distribution to the Equityholders promptly upon actual receipt of such refund in cash or application of such credit actually to reduce other Taxes due and owing by Buyers, the Group Companies or any of their Affiliates. The amount of any refund or credit which is required to be paid to the Equityholder Representative shall be reduced by the amount of any Taxes on such refund or credit and reasonable out-of-pocket expenses that Buyers, the Group Companies or any of their respective Affiliates incur (or will incur) with respect to such refund or credit.

7.5            Contests. Buyers shall promptly notify the Equityholder Representative following receipt of any notice of audit or other proceeding relating to any Tax Return of any Group Company that includes a Pre-Closing Tax Period (the “Prior Period Returns”). The Equityholder Representative shall control any and all audits or other proceedings and litigation (a “Tax Contest”) relating to any Prior Period Return, including the filing of an amended Tax Return, other than Prior Period Returns relating to any Straddle Period. With respect to any Tax Contest that it controls, the Equityholder Representative (i) shall give prompt notice to Buyers of any Tax adjustment proposed in writing pursuant to such Tax Contest, (ii) shall afford Buyers the opportunity to participate in the conduct of such Tax Contest, including without limitation the right to participate in conferences with Tax Authorities and submit pertinent material in support of Buyers’ position, and (iii) shall not settle such Tax Contest without Buyers’ consent, which shall not be unreasonably withheld, conditioned or delayed. MSO Buyers and the Equityholder Representative shall have joint control of any and all Tax Contests relating to a Tax Return for a Straddle Period, including the filing of an amended Tax Return for such Straddle Period; provided, that neither the Equityholder Representative nor Buyers shall settle or compromise any Tax Contest relating to a Tax Return for a Straddle Period without the consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. To the extent permitted under Applicable Law, the AHMS Equityholders shall make, or cause to be made, an election under Code section 6226 and Treasury Regulations thereunder with respect to any Tax Contest in respect of AHMS in respect of any Pre-Closing Tax Period (a “Push-Out Election”). Notwithstanding anything to the contrary contained in this Agreement, CFC IPA shall have sole and absolute control over any Tax Contest to the extent such Tax Contest relates to Taxes of CFC IPA or to the extent such Tax Contest relates to Seller Taxes.

7.6            Cooperation and Exchange of Information. The Equityholder Representative and Buyers shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Article 7 or in connection with any audit or other proceeding in respect of Taxes of the Group Companies. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Tax Authorities, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the provision of any powers of attorney or similar authorizations, or other designations, as may be necessary to effectuate the intent of this Article 7. The Equityholder Representative and Buyers shall retain, or cause to be retained, all Tax Returns, schedules and work papers, records and other documents in their possession relating to Tax matters of the Group Companies for any taxable period beginning before the applicable Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other Party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Group Companies for any taxable period beginning before the applicable Closing Date, the Equityholders or Buyers (as the case may be) shall provide the other Party with reasonable written notice and offer the other Party the opportunity to take custody of such materials.

7.7            Post-Closing Actions. None of Buyers, Buyer Parent, the Plan Companies or any of their Affiliates shall (a) make any election under Section 338 or Section 336 of the Code (or any similar election pursuant to any provision of federal, state or local Applicable Law) with respect to any Plan Company in connection with the Transactions, (b) amend any Tax Return of any Plan Company or change or revoke any election, relating to a Tax period (or portion thereof) of any Plan Company ending on or before the applicable Closing Date, (c) initiate any voluntary disclosure or similar proceeding with any Tax Authority relating to a Tax period (or portion thereof) of any Plan Company ending on or before the applicable Closing Date, or (d) make any other Tax election or take any other action that has the effect of increasing the amount of Taxes for which any Equityholder may be liable under the terms of this Agreement or under applicable law, in each case without the prior written consent of the Equityholder Representative.

7.8            Intended Tax Treatment; Purchase Price Allocation.

(a)            Unless otherwise required by a “determination” within the meaning of Section 1313 of the Code (or any similar applicable provision of state or local income Tax law), the Parties agree to treat for U.S. federal, state and local income Tax purposes, and so acknowledge, the purchase and sale of the AHMS GP Interests and the AHMS LP Interests as (i) a sale of partnership interests in AHMS by the AHMS General Partner and the AHMS Limited Partner under Section 741 of the Code and the purchase of the assets of AHMS as described in Revenue Ruling 99-6, Situation 2, and (ii) a termination of AHMS as a partnership for Tax purposes under Code section 708(b) and conversion to a “disregarded entity” with respect to MSO LP Buyer as a result of MSO GP Buyer being a “disregarded entity” with respect to MSO LP Buyer for U.S. federal and applicable state and local income Tax purposes.

(b)            Unless otherwise required by a “determination” within the meaning of Section 1313 of the Code (or any similar applicable provision of state or local income Tax law), the Parties agree to treat for U.S. federal, state and local income Tax purposes, and so acknowledge, (i) PC Buyer’s acquisition of the Acquired Assets from CFC IPA as a taxable sale by CFC IPA to PC Buyer of the Acquired Assets in exchange for the CFC IPA Cash Purchase Price, the Buyer Parent Shares and the CFC IPA Deferred Payments the under Section 1001 of the Code (and similar applicable provisions of state or local income Tax law), and (ii) that a portion of the CFC IPA Deferred Payments shall be characterized as interest to the extent required by Code section 1275 and determined under Treasury Regulation section 1.1275-4(c).

(c)            Unless otherwise required by Applicable Law, the Parties agree to treat for California sales and use tax purposes, and so acknowledge, PC Buyer’s acquisition the Acquired Assets from CFC IPA, if and to the extent the same consist of tangible personal property, as an “occasional sale” under sections 6006.5(a) and 6367 of the California Revenue and Taxation Code.

(d)            Within sixty (60) days after the final determination of the Initial Closing Purchase Price, the Equityholder Representative shall provide Buyer Parent with an allocation of the Initial Closing Purchase Price (together with any assumed liabilities and any other amounts required to be taken into account for U.S. federal income Tax purposes) (the “Initial Closing Tax Purchase Price”) among the Acquired Assets in a manner consistent with Section 1060 of the Code, the Treasury Regulations thereunder, the principles set forth on Schedule 7.8, and the provisions of this Agreement (the “Draft CFC IPA Purchase Price Allocation”) for the Buyer Parent’s review, comment, and consent. If the Buyer Parent disagrees with any item set forth in the Draft CFC IPA Purchase Price Allocation, Buyer Parent shall, within thirty (30) days of delivery of the Draft CFC IPA Purchase Price Allocation to Buyer Parent, provide to the Equityholder Representative written notice of its objection to the Draft CFC IPA Purchase Price Allocation and the reasons therefor, in which event Buyer Parent and the Equityholder Representative shall endeavor in good faith to agree upon an allocation schedule. If the parties cannot resolve such objection, the item in question shall be resolved by the Accounting Referee in accordance with the provisions of Section 7.1(c), mutatis mutandis. The final allocation schedule, determined pursuant to the previous two sentences, as applicable, shall be the “Final CFC IPA Purchase Price Allocation.”

(e)            Within sixty (60) days after the final determination of the Second Closing Purchase Price, the Equityholder Representative shall provide Buyer Parent with an allocation of the Second Closing Purchase Price (together with any assumed liabilities and any other amounts required to be taken into account for U.S. federal income Tax purposes) among the assets of AHMS in a manner consistent with Section 1060 of the Code, the Treasury Regulations thereunder, the principles set forth on Schedule 7.8, and the provisions of this Agreement (the “Draft AHMS Purchase Price Allocation”) for the Buyer Parent’s review, comment, and consent. If the Buyer Parent disagrees with any item set forth in the Draft AHMS Purchase Price Allocation, Buyer Parent shall, within thirty (30) days of delivery of the Draft AHMS Purchase Price Allocation to Buyer Parent, provide to the Equityholder Representative written notice of its objection to the Draft AHMS Purchase Price Allocation and the reasons therefor, in which event Buyer Parent and the Equityholder Representative shall endeavor in good faith to agree upon an allocation schedule. If the parties cannot resolve such objection, the item in question shall be resolved by the Accounting Referee in accordance with the provisions of Section 7.1(c), mutatis mutandis. The final allocation schedule, determined pursuant to the previous two sentences, as applicable, shall be the “Final AHMS Purchase Price Allocation.”

(f)            Buyers, Buyer Parent, the Companies, the Equityholders and their respective Affiliates shall, unless otherwise required by a “determination” within the meaning of Section 1313 of the Code (i) file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Final CFC IPA Purchase Price Allocation and Final AHMS Purchase Price Allocation and the intended tax treatment in Section 7.8(a) through Section 7.8(c) hereof, inclusive; (ii) treat and report the transactions described above in all respects consistently with the provisions of this Agreement for purposes of any federal, state, local or foreign Tax; and (iii) not take any actions or positions inconsistent with the obligations of the parties set forth herein

7.9            Transfer Taxes. Notwithstanding anything to the contrary herein, any transfer, sales, stamp, use documentary, property, or similar Taxes applicable to, imposed upon or arising out of the Transactions (such Taxes, “Transfer Taxes”) will be borne entirely by Buyers. Buyers, the Companies, and the Equityholder Representative shall cooperate with each other in preparing and filing all filings, Tax Returns, reports and forms as necessary or appropriate to comply with the provisions of all applicable law in connection with the payment of such Transfer Taxes, and shall cooperate in good faith to minimize the amount of any such Transfer Taxes payable in connection therewith, provided that Buyers shall be responsible for preparing all such Tax Returns and related forms or filings, shall provide each such Tax Return or form or filing to the Equityholder Representative for its review and approval at least five (5) Business Days prior to the due date thereof, and no Equityholder shall have any obligation to execute any such form or filing unless Buyers revise such form or filing for any reasonable comments provided by the Equityholder Representative in respect thereof.

7.10            Overlap. To the extent that any obligation or responsibility pursuant to Article 10 may overlap with an obligation or responsibility pursuant to this Article 7, the provisions of this Article 7 shall govern.

Article 8
Conditions to Closing

The conditions to the obligations of CFC IPA, and the applicable Buyer Parties with respect to the Initial Closing shall be set forth in Sections 8.1, 8.2, and 8.3 and the conditions to the obligations of AHMS, the Equityholders and the relevant Buyer Parties with respect to the Second Closing shall be set forth in Sections 8.4, 8.5, and 8.6.

8.1            Conditions to the Obligations of All Parties with Respect to the Initial Closing. The obligations of each Party to effect the closing of the Transactions contemplated to take place at the Initial Closing shall be subject to the fulfillment, at or prior to the Initial Closing, of each of the following conditions:

(a)            any applicable waiting period under the HSR Act relating to the Transactions shall have expired or been terminated.

(b)            No Applicable Law or Judgment enacted, entered, promulgated, enforced or issued by any Governmental Authority or other legal restraint or prohibition preventing the consummation of the Transactions contemplated to take place at the Initial Closing shall be in effect.

(c)            No Action shall be pending or threatened which (i) prevents or challenges consummation of the Transactions contemplated to take place at the Initial Closing; or (ii) causes such Transactions to be rescinded following consummation.

8.2            Initial Closing Conditions to Obligations of Buyer Parties. The obligations of Buyer Parties to effect the closing of the Transactions contemplated to take place at the Initial Closing shall be subject to the fulfillment or Buyer Parties’ waiver, at or prior to the Initial Closing, of each of the following conditions:

(a)            The representations and warranties of CFC IPA and IPA Equityholder set forth in this Agreement, other than the representations set forth in Sections 3.1 (Capacity), 3.2 (Authority), 3.3 (Title to Equity Interests), 4.1 (Organization), 4.2 (Authorization) and 4.3 (Capitalization) (the “Specified Representations”), and each Transaction Document and any other writing delivered pursuant hereto or thereto, shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or “Material Adverse Effect”) or in all material respects (in the case of any representation or warranty not qualified by materiality or “Material Adverse Effect”) on and as of the Initial Closing Date as though made on and as of the Initial Closing Date, except that representations and warranties that are made as of a specific date need be true and correct only as of such date. The Specified Representations shall be true and correct in all respects as of the Initial Closing Date as though made on and as of the Initial Closing Date, except that the Specified Representations that are made as of a specific date need be true and correct only as of such date.

(b)            The Group Companies, the Equityholders and the Equityholder Representative shall have duly performed and complied in all material respects with all agreements, conditions and covenants required by this Agreement and each of the other Transaction Documents to be performed or complied with by them prior to or on the Initial Closing Date; provided, that with respect to agreements, covenants and conditions qualified by materiality or “Material Adverse Effect”, the Group Companies, the Equityholders and the Equityholder Representative shall have duly performed and complied with all agreements, conditions and covenants, as so qualified, in all respects.

(c)            From the date of this Agreement, there shall not have occurred any Material Adverse Effect.

(d)            At or prior to the Initial Closing, the IPA Equityholder shall cause to be delivered to the applicable Buyer Party the following, in each case, in form and substance reasonably satisfactory to the applicable Buyer Party:

(i)             evidence of termination of the Company 401(k) Plans in accordance with Section 6.15;

(ii)            evidence of the filing under the Department of Labor’s Delinquent Filer Voluntary Compliance Program and the Internal Revenue Services’ Late Filer Penalty Relief Program, as necessary, with respect to the delinquent Form 5500 series annual return for the 2020 plan year for The Community Family Care Defined Benefit Pension Plan;

(iii)           a certificate, dated as of the Initial Closing Date and signed by a duly authorized officer of CFC IPA, that each of the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been satisfied;

(iv)           a certificate of the Secretary (or equivalent officer) of CFC IPA certifying in their corporate capacity (i) that attached thereto are true and complete copies of all resolutions adopted by the board of directors/managers/members or general partner, as applicable, of CFC IPA authorizing the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the Transactions, (ii) that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Transactions, (iii) the names and signatures of the officers of CFC IPA authorized to sign this Agreement and the Transaction Documents, (iv) that there have been no amendments to the incorporation or formation documents since the date such documents were delivered pursuant to Section 8.2(d)(v), and (v) that attached thereto are true and complete copies of all Governing Documents of CFC IPA;

(v)            the incorporation or formation document and all amendments thereto of CFC IPA, duly certified as of a recent date by the Secretary of State of the State of incorporation or formation, as the case may be, of such Entity;

(vi)           a good standing certificate (or its equivalent) as of a recent date from the secretary of state or similar Governmental Authority of the jurisdiction in which CFC IPA is organized;

(vii)          the Escrow Agreement duly executed by the Equityholder Representative;

(viii)         a bill of sale and assignment and assumption agreement in the form of Exhibit D (the “Bill of Sale”) and such other instruments of sale, assignment, transfer and conveyance as may be necessary to evidence and effect the sale and transfer to PC Buyer of the Acquired Assets and the assumption by PC Buyer of the Assumed Liabilities, in each case, duly executed by CFC IPA;

(ix)            the Management Services Agreement, duly executed by AHMS;

(x)             an IRS Form W-9 executed by CFC IPA;

(xi)            evidence of termination of the CFC LOC Obligations pursuant to Section 6.26;

(xii)          the New PC Buyer Services Agreement duly executed by CFCHP; and

(xiii)          such other documents or instruments as Buyer Parties reasonably request and are reasonably necessary to consummate the Transactions.

(e)            The (i) third party consents, notices and filings and (ii) notices, filings, consents and authorizations identified on Schedule 8.2(e) in form and substance reasonably satisfactory to the Buyer Parties shall have been duly delivered and obtained (collectively, the “Initial Closing Required Consents”).

(f)            CFC IPA shall have delivered to PC Buyer evidence of termination of the Contracts between CFC IPA, on the one hand, and any of its Affiliates, Related Parties, or any Affiliate of any Related Party, on the other hand, as set forth on Schedule 8.2(f), in each case, in form and substance reasonably satisfactory to PC Buyer.

To the extent that, at or prior to the Initial Closing, the Equityholder Representative delivers to the Buyer Parties a written notice specifying the failure of any of the foregoing conditions and the Buyer Parties nevertheless proceed with the Initial Closing, the Buyer Parties shall be deemed to have waived for all purposes any rights or remedies it may have against CFC IPA, IPA Equityholder, IPA Beneficial Owner or Equityholder Representative by reason of the failure of any such conditions.

8.3            Initial Closing Conditions to Obligations of CFC IPA and the IPA Equityholder. The obligations of CFC IPA and the IPA Equityholder to consummate the Transactions shall be subject to the fulfillment or the Equityholder’s waiver, at or prior to the Initial Closing, of each of the following conditions:

(a)            The representations and warranties of the Buyer Parties set forth in this Agreement, other than the Buyer Fundamental Representations, and each Transaction Document and any other writing delivered pursuant hereto or thereto, shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or “Material Adverse Effect”) or in all material respects (in the case of any representation or warranty not qualified by materiality or “Material Adverse Effect”) on and as of the Initial Closing Date as though made on and as of the Initial Closing Date, except that representations and warranties that are made as of a specific date need be true and correct only as of such date. The Buyer Fundamental Representations shall be true and correct in all respects as of the Initial Closing Date as though made on and as of the Initial Closing Date, except that the Buyer Fundamental Representations that are made as of a specific date need be true and correct only as of such date.

(b)            The Buyer Parties shall have duly performed and complied in all material respects with all agreements, conditions and covenants required by this Agreement and each of the other Transaction Documents to be performed or complied with by them prior to or on the Initial Closing Date; provided, that with respect to agreements, covenants and conditions qualified by materiality or “Material Adverse Effect”, the Buyer Parties shall have duly performed and complied with all agreements, conditions and covenants, as so qualified, in all respects.

(c)            At or prior to Initial Closing, the Buyer Parties shall each deliver to the Equityholder Representative the following, each case, in form and substance reasonably satisfactory to the Equityholder Representative:

(i)             a good standing certificate (or its equivalent) as of a recent date from the secretary of state or similar Governmental Authority of the jurisdiction under the Applicable Laws in which the Buyer Parties are organized;

(ii)            a certificate, dated as of the Initial Closing Date and signed by a duly authorized officer of the applicable Buyer Party, that each of the conditions set forth in Section 8.3(a), Section 8.3(b) and Section 8.2(c) have been satisfied;

(iii)           a certificate of the Secretary (or equivalent officer) of each Buyer Party certifying in their corporate capacity (i) that attached thereto are true and complete copies of all resolutions adopted by the board of directors/manager/member of such the Buyer Party authorizing the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the Transactions, (ii) that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Transactions, and (iii) the names and signatures of the officers of such the Buyer Party authorized to sign this Agreement and the Transaction Documents;

(iv)           the Escrow Agreement duly executed by Buyer Parent and the Escrow Agent;

(v)            the Management Services Agreement, duly executed by PC Buyer and MSO LP Buyer;

(vi)           evidence that the LOC Requirements are satisfied;

(vii)         the New PC Buyer Services Agreement duly executed by PC Buyer; and

(viii)            the payments described in Section 1.4(a) above.

(d)            The R&W Insurance Policy shall be in full force and effect and the Buyer Parties shall have delivered evidence reasonably satisfactory of the same to CFC IPA.

(e)            To the extent that, at the Initial Closing, the Buyer Parties deliver to the Equityholder Representative a written notice specifying the failure of any of the foregoing conditions and CFC IPA nevertheless proceeds with the Initial Closing, CFC IPA, the IPA Equityholder and the Equityholder Representative shall be deemed to have waived for all purposes any rights or remedies they may have against the Buyer Parties by reason of the failure of any such conditions.

8.4            Second Closing Conditions to Obligations of All Parties. The obligations of each Plan Company, the AHMS Equityholders and applicable Buyer Party to consummate the Transactions contemplated herein to be consummated at the Second Closing shall be subject to the fulfillment, at or prior to the Second Closing, of each of the following conditions:

(a)            No Applicable Law or Judgment enacted, entered, promulgated, enforced or issued by any Governmental Authority or other legal restraint or prohibition preventing the consummation of the Transactions contemplated herein to be consummated at the Second Closing shall be in effect.

(b)            No Action shall be pending or threatened which (i) prevents or challenges consummation of the Transactions contemplated herein to be consummated at the Second Closing; or (ii) causes such Transactions to be rescinded following consummation.

(c)            the DMHC shall have issued an order approving the Notice of Material Modification prior to the Second Closing and such order shall be in full force.

8.5            Second Closing Conditions to Obligations of Buyer Parties. The obligations of Buyer Parties to effect the closing of the Transactions contemplated to take place at the Second Closing shall be subject to the fulfillment or Buyer Parties’ waiver, at or prior to the Second Closing, of each of the following conditions:

(a)            The representations and warranties of the Plan Companies and the AHMS Equityholders set forth in this Agreement, other than the Specified Representations, and each Transaction Document and any other writing delivered pursuant hereto or thereto, shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or “Material Adverse Effect”) or in all material respects (in the case of any representation or warranty not qualified by materiality or “Material Adverse Effect”) on and as of the Second Closing Date as though made on and as of the Second Closing Date, except that representations and warranties that are made as of a specific date need be true and correct only as of such date. The Specified Representations shall be true and correct in all respects as of the Second Closing Date as though made on and as of the Second Closing Date, except that the Specified Representations that are made as of a specific date need be true and correct only as of such date.

(b)            The Plan Companies, the AHMS Equityholders, and the Equityholder Representative shall have duly performed and complied in all material respects with all agreements, conditions and covenants required by this Agreement and each of the other Transaction Documents to be performed or complied with by them prior to or on the Second Closing Date; provided, that with respect to agreements, covenants and conditions qualified by materiality or “Material Adverse Effect”, the Plan Companies, the AHMS Equityholders, and the Equityholder Representative shall have duly performed and complied with all agreements, conditions and covenants, as so qualified, in all respects.

(c)            From the date of this Agreement, there shall not have occurred any Material Adverse Effect.

(d)            At or prior to the Second Closing, the Equityholder Representative shall cause to be delivered to the applicable Buyer Party the following, each case, in form and substance reasonably satisfactory to the applicable Buyer Party:

(i)             for uncertificated AHMS Interests, an assignment of equity interest in a form reasonably acceptable to such Buyer Party;

(ii)            an IRS Form W-9 executed by the AHMS General Partner and each AHMS Limited Partner; and

(iii)           such other documents or instruments as the Buyer Parties reasonably request and are reasonably necessary to consummate the Transactions.

(e)            At or prior to the Second Closing, the Plan Companies shall cause to be delivered to the applicable Buyer Parties the following, each case, in form and substance reasonably satisfactory to the applicable Buyer Parties:

(i)             resignations of the directors, managers and officers of each of the Plan Companies;

(ii)            a certificate, dated as of the Second Closing Date and signed by a duly authorized officer of each Plan Company, that each of the conditions set forth in Section 8.5(a), Section 8.5(b) and Section 8.5(c) have been satisfied;

(iii)           a certificate of the Secretary (or equivalent officer) of each Plan Company certifying in their corporate capacity (i) that attached thereto are true and complete copies of all resolutions adopted by the board of directors/managers/members or general partner, as applicable, of such Plan Company authorizing the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the Transactions, (ii) that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Transactions, (iii) the names and signatures of the officers of each Plan Company authorized to sign this Agreement and the Transaction Documents, (iv) that there have been no amendments to the incorporation or formation documents since the date such documents were delivered pursuant to Section 8.5(e)(iv), and (v) that attached thereto are true and complete copies of all Governing Documents of each Plan Company;

(iv)           the incorporation or formation document and all amendments thereto of each Plan Company, duly certified as of a recent date by the Secretary of State of the State of incorporation or formation, as the case may be, of such Plan Company;

(v)            a good standing certificate (or its equivalent) as of a recent date from the secretary of state or similar Governmental Authority of the jurisdiction in which each Plan Company is organized; and

(vi)           evidence of termination of employment with each of the employees and independent contractors of the Plan Companies;

(vii)          such other documents or instruments as Buyer Parties reasonably request and are reasonably necessary to consummate the Transactions.

(f)            The (i) third party consents, notices and filings and (ii) notices, filings consents and authorizations identified on Schedule 8.5(f) in form and substance reasonably satisfactory to the applicable Buyer Parties shall have been duly delivered and obtained (collectively, the “Second Closing Required Consents”); and

(g)            The Equityholder Representative shall have delivered to the Buyer Parties evidence of termination of the Contracts between any of AHMS, CFCH and CFCHP, on the one hand, and any of their respective Affiliates, Related Parties, or any Affiliate of any Related Party, on the other hand, including those set forth on Schedule 8.5(g), in each case, in form and substance reasonably satisfactory to the Buyer Parties.

(h)            CFCHP shall be licensed by the DMHC as a Restricted Knox-Keene health care service plan.

To the extent that, at or prior to the Second Closing, the Equityholder Representative delivers to the Buyer Parties a written notice specifying the failure of any of the foregoing conditions and the Buyer Parties nevertheless proceed with the Second Closing, the Buyer Parties shall be deemed to have waived for all purposes any rights or remedies it may have against the Equityholders by reason of the failure of any such conditions.

8.6            Second Closing Conditions to Obligations of the Plan Companies and the AHMS Equityholders. The obligations of the Plan Companies and the AHMS Equityholders to consummate the Transactions shall be subject to the fulfillment or the Equityholder Representative’s waiver, at or prior to the Second Closing, of each of the following conditions:

(a)            The representations and warranties of the Buyer Parties set forth in this Agreement, other than the Buyer Fundamental Representations, and each Transaction Document and any other writing delivered pursuant hereto or thereto, shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or “Material Adverse Effect”) or in all material respects (in the case of any representation or warranty not qualified by materiality or “Material Adverse Effect”) on and as of the Second Closing Date as though made on and as of the Second Closing Date, except that representations and warranties that are made as of a specific date need be true and correct only as of such date. The Buyer Fundamental Representations shall be true and correct in all respects as of the Second Closing Date as though made on and as of the Second Closing Date, except that the Buyer Fundamental Representations that are made as of a specific date need be true and correct only as of such date.

(b)            The Buyer Parties shall have duly performed and complied in all material respects with all agreements, conditions and covenants required by this Agreement and each of the other Transaction Documents to be performed or complied with by them prior to or on the Second Closing Date; provided, that with respect to agreements, covenants and conditions qualified by materiality or “Material Adverse Effect”, the Buyer Parties shall have duly performed and complied with all agreements, conditions and covenants, as so qualified, in all respects.

(c)            At or prior to Second Closing, the Buyer Parties shall each deliver to the Equityholder Representative the following, each case, in form and substance reasonably satisfactory to the Equityholder Representative:

(i)             a good standing certificate (or its equivalent) as of a recent date from the secretary of state or similar Governmental Authority of the jurisdiction under the Applicable Laws in which the Buyer Parties are organized;

(ii)            a certificate, dated as of the Second Closing Date and signed by a duly authorized officer of the applicable Buyer Party, that each of the conditions set forth in Section 8.6(a), Section 8.6(b) and Section 8.6(c) have been satisfied; and

(iii)           a certificate of the Secretary (or equivalent officer) of each Buyer Party certifying in their corporate capacity (i) that attached thereto are true and complete copies of all resolutions adopted by the board of directors/manager/member of such the Buyer Party authorizing the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the Transactions, (ii) that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Transactions, and (iii) the names and signatures of the officers of such the Buyer Party authorized to sign this Agreement and the Transaction Documents.

(d)            The R&W Insurance Policy shall be in full force and effect and the Buyer Parties shall have delivered evidence reasonably satisfactory of the same to the Equityholder Representative.

(e)            The applicable Buyer Parties shall make the payments described in Section 1.4(b) above relating to the Second Closing.

To the extent that, at the Second Closing, the Buyer Parties deliver to the Equityholder Representative a written notice specifying the failure of any of the foregoing conditions and the Equityholder Representative nevertheless proceeds with the Second Closing, the Equityholders shall be deemed to have waived for all purposes any rights or remedies they may have against the Buyer Parties by reason of the failure of any such conditions.

Article 9
Termination

9.1            Termination of the Agreement. Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Transactions abandoned at any time prior to the Initial Closing:

(a)            by the mutual written consent of the Equityholder Representative and Buyer Parties;

(b)            by Buyer Parties, in the event of (i) any material breach by the Equityholders or Group Companies of any of the Equityholders’ or Group Companies’ covenants, obligations, agreements, representations or warranties contained herein and the failure of the Equityholders or Group Companies to cure, if curable, such breach within thirty (30) days after receipt of written notice from Buyers requesting such breach to be cured and, if not cured (if capable of cure), such breach would result in the failure of the conditions set forth in Section 8.1 or 8.2 not being satisfied as of the Initial Closing, or (ii) receipt of a termination or breach notice pursuant to Section 6.6(b); provided, however, that the right to terminate this Agreement under this Section 9.1(b) will not be available to Buyer Parties if Buyer Parties are in material breach of any of their respective covenants, obligations or agreements under this Agreement;

(c)            by the Equityholder Representative, in the event of any material breach by any Buyer Parties of any of such Buyer Party’s covenants, obligations, agreements, representations or warranties contained herein and the failure of Buyer Parties to cure, if curable, such breach within thirty (30) days after receipt of written notice from the Equityholder Representative requesting such breach to be cured and, if not cured (if capable of cure), such breach would result the failure of the conditions set forth in Sections 8.1 or 8.3 not being satisfied as of the Initial Closing; provided, however, that the right to terminate this Agreement under this Section 9.1(c) will not be available to the Equityholder Representative if any Seller or Plan Company is in material breach of any of its respective covenants, obligations or agreements under this Agreement;

(d)            by the Equityholder Representative, on the one hand, or Buyer Parties, on the other hand, if the Initial Closing and Second Closing does not occur on or prior to the date that is March 6, 2024 and July 24, 2024 days, respectively, after (but not including) the date of this Agreement (such dates, the “Outside Dates”); provided, however, that the right to terminate this Agreement under this Section 9.1(d) will not be available to any Party whose material breach of any of its covenants, obligations or agreements under this Agreement has been the cause of or resulted in the failure of the applicable Closing to occur on or prior to such date; or

(e)            by Buyer Parties, on the one hand or the Equityholder Representative, on the other hand, if there will be in effect a final, non-appealable Judgment of a court of competent jurisdiction in effect precluding consummation of the Transactions; provided, however, that the right to terminate this Agreement under this Section 9.1(e) will not be available to any Party whose failure to fulfill any of its covenants, obligations or agreements under this Agreement has been the cause of or resulted in such Judgment.

9.2            Effect of Termination

(a)            If this Agreement is terminated for any reason, the provisions of this Section 9.2 and Article 12 shall remain in full force and effect.

(b)            If this Agreement is terminated by any Party for any reason, the Deposit Escrow Amount shall be released to CFC IPA. Simultaneously with the delivery of this Agreement, the applicable Parties shall sign and deliver the joint instructions attached hereto as Exhibit C instructing the Deposit Escrow Agent to release the Deposit Escrow Amount to CFC IPA, which shall be delivered to the Escrow Agent upon the termination of this Agreement.

(c)            If this Agreement is terminated as provided in this Section 9.1(a), this Agreement shall forthwith become void (except as stated in Section 9.2(a)) and there shall be no Liability or obligation hereunder on the part of any Party hereto or their respective Representatives.

(d)            If this Agreement is terminated as provided in subsections (a), (b), (c) or (e) of Section 9.1, such termination shall be without prejudice to any rights that the terminating Party may have against any breaching Party or any other Person under the terms of this Agreement or otherwise.

Article 10
Indemnification

10.1            Survival.

(a)            Each representation and warranty contained herein and in any Transaction Document shall survive the applicable Closing Date until, and will expire and be of no force and effect on the three (3) year anniversary of the Second Closing Date (provided that, if the Second Closing does not occur, of the Initial Closing Date), except that the representations and warranties in Sections 3.1 (Capacity); 3.2 (Authority and Enforceability); 3.3 (Title to Equity Interests); 3.4 (No Conflict); 3.5 (Legal Proceedings); 3.6 (No Brokerage); 4.1 (Organization and Good Standing; Subsidiaries); 4.2 (Authorization and Effect); 4.3 (Capitalization); 4.4 (Non-Contravention; Consents); 4.13 (Healthcare Regulatory Matters); 4.17 (Taxes); 4.19 (Employee Benefit Matters) 4.20 (Brokers) (collectively, the “Seller Fundamental Representations”) and the Buyer Fundamental Representations shall survive the applicable Closing until the date that is six (6) years from the Second Closing Date with respect to the subject matter of any such representation or warranty. All covenants and agreements contained in this Agreement and the Transaction Documents, shall survive the applicable Closing for the period contemplated by its terms.

(b)            No Indemnified Person shall be entitled to make any claim in respect of any representation, warranty, covenant or agreement contained in this Agreement or any Transaction Document after the expiration of its applicable survival date as set forth in Section 10.1(b) (each, a “Survival Date”), except that any bona fide claim initiated by an Indemnified Person prior to the expiration of the applicable Survival Date in accordance with the provisions hereof shall survive until it is settled or resolved pursuant to this Agreement to the extent that an Indemnified Person provides written notice of such breach or inaccuracy (which notice shall describe the applicable breach or inaccuracy in reasonable detail, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable, any relevant time constraints relating thereto, and any other material details pertaining thereto) to the party to provide indemnity prior to the applicable Survival Date. The Parties specifically and unambiguously intend that the survival periods that are set forth in this Section 10.1 shall replace any statute of limitations that would otherwise be applicable.

(c)            The representations and warranties of each of the Parties set forth in this Agreement are material and shall be deemed to have been relied upon by the Party or Parties to whom they are made and shall survive as set forth above, regardless of any investigation on the part of such Party or its Representatives.

10.2            Indemnification by the Equityholders.

(a)            Subject to the other terms and conditions of this Article 10, CFC IPA, IPA Equityholder and IPA Beneficial Owner shall indemnify and defend the Buyer Parties and their respective Affiliates and their respective successors, assigns, heirs and Representatives (collectively, the “PC Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Damages incurred or sustained by, or imposed upon, the PC Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(i)             any breach or inaccuracy of any of the representations or warranties of the IPA Equityholder or CFC IPA as set forth in Article 3 or Article 4 of this Agreement or any Transaction Documents delivered by the IPA Equityholder or CFC IPA;

(ii)            any failure to perform or breach of any covenant or agreement of IPA Equityholder or CFC IPA contained in this Agreement or any Transaction Document delivered by the IPA Equityholder or CFC IPA;

(iii)            any Indebtedness of CFC IPA incurred or owed by CFC IPA prior to the Initial Closing but not discharged at or prior to the Initial Closing (except, in each case, to the extent deducted from the Initial Closing Payment in the calculation thereof or taken into account in the determination of any Final Initial Closing Adjustment and/or Final Calculation of the Initial Closing Payment);

(iv)           any Excluded Liabilities;

(v)            any Company Transaction Expenses of IPA Equityholder, CFC IPA, IPA Beneficial Owner or their respective Affiliates (other than AHMS or its subsidiaries or any of the AHMS Equityholders) incurred by such Person prior to the Initial Closing or owed by such Person but not discharged at or prior to the Initial Closing (except, in each case, to the extent deducted from the Initial Closing Payment in the calculation thereof or taken into account in the determination of any Final Initial Closing Adjustment and/or Final Calculation of the Initial Closing Payment);

(vi)           any Fraud committed by or on behalf of the IPA Equityholder, the IPA Beneficial Owner or CFC IPA; or

(vii)          the (i) Option Agreement, dated December 27, 2022, with Marc Mitchell, as Trustee of the Marc Mitchell Family Irrevocable Trust, dated December 6, 2022, or (ii) Option Agreement, dated December 27, 2022, with Alex M. Mitchell, as Trustee of the Alex Mitchell Family Irrevocable Trust.

(b)            Subject to the other terms and conditions of this Article 10, the AHMS Equityholders shall, on a joint and several basis, indemnify and defend the PC Buyer Indemnitees, the Plan Companies after the Second Closing, and their respective Affiliates and their respective successors, assigns, heirs and Representatives (together with the PC Buyer Indemnitees, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Damages incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(i)             any breach or inaccuracy of any of the representations or warranties concerning any Plan Company set forth in Article 4 of this Agreement or any Transaction Document;

(ii)            any failure to perform or breach of any covenant or agreement of any Plan Company contained in this Agreement or any Transaction Document;

(iii)           any Indebtedness of a Plan Company incurred prior to the Second Closing or owed by such Person but not discharged at or prior to the Second Closing (except, in each case, to the extent deducted from the Second Closing Payment in the calculation thereof or taken into account in the determination of any Final Calculation of the Second Closing Payment);

(iv)           any Company Transaction Expenses of any Plan Company incurred prior to the Second Closing or owed by such Persons but not discharged at or prior to the Second Closing (except, in each case, to the extent deducted from the Second Closing Payment in the calculation thereof or taken into account in the determination of any Final Calculation of the Second Closing Payment);

(v)            any inaccuracy in the Closing Payments Schedule; or

(vi)           any Fraud committed by or on behalf of any Plan Company or any AHMS Equityholder, in each instance, solely with respect to the Plan Companies and Plan Business.

(c)            Subject to the other terms and conditions of this Article 10, each of the AHMS Equityholders shall, severally and not jointly, indemnify and defend the Buyer Indemnitees against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Damages incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(i)             any breach or inaccuracy of any of the representations or warranties set forth in Article 3 of this Agreement by such AHMS Equityholder;

(ii)            any failure to perform or breach of any covenant or agreement of such AHMS Equityholder contained in this Agreement or any Transaction Document;

(iii)           any Indebtedness of such Equityholder or any of its respective Affiliates, in each instance arising from or relating to a Plan Company, incurred prior to the Second Closing or owed by such Persons prior to the Second Closing but not discharged at or prior to the Second Closing (except, in each case, to the extent deducted from the Second Closing Payment in the calculation thereof or taken into account in the determination of any Final Calculation of the Second Closing Payment); or

(iv)           any Company Transaction Expenses of such Equityholder or its respective Affiliates incurred prior to the Second Closing or owed by such Persons prior to the Second Closing but not discharged at or prior to the Second Closing (except, in each case, to the extent deducted from the Second Closing Payment in the calculation thereof or taken into account in the determination of any Final Calculation of the Second Closing Payment).

(d)            The amount of any Damages that are subject to indemnification under this Article 10 shall be calculated net of any amounts actually recovered by the Buyer Indemnitee under insurance policies in connection with such Damages (including the R&W Insurance Policy), net of any insurance deductibles. The Buyer Parties shall use their reasonable commercial efforts to recover all amounts payable from an insurer or other third party under any such insurance policy or Contract (including the R&W Insurance Policy) prior to seeking indemnification hereunder. In the event that a recovery is made by a Buyer Indemnitee with respect to any Damages for which such Buyer Indemnitee has already been indemnified hereunder, then a refund equal to the amount of the recovery shall be made promptly (as applicable) to CFC IPA or the AHMS Equityholders in accordance with the Pro Rata Portion, as applicable.

(e)            All of the representations and warranties set forth in this Agreement or any certificate or schedule that are so qualified as to “material,” “materiality,” “material respects,” “Material Adverse Effect” or words of similar import or effect shall be deemed to have been made without such qualification for purposes of determining (i) whether a breach of such representation or warranty has occurred and (ii) the amount of Damages resulting from, arising out of or relating to any such breach of such representation or warranty; provided, however, that (i) such qualifications shall not be disregarded (x) in determining whether Fraud exists, or (y) with respect to references of the defined terms “Material Contract” or “Material Permits”, and (ii) the term “Material Adverse Effect” contained in clause (a) of Section 4.6 shall not be ignored for purposes of determining any such inaccuracy or breach thereof.

10.3            Indemnification by the Buyer Parties. Subject to the other terms and conditions of this Article 10, the Buyer Parties shall, jointly and severally, indemnify and defend each of the Equityholders and their respective successors, assigns, heirs and Representatives (collectively, the “Equityholder Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Damages incurred or sustained by, or imposed upon, the Equityholder Indemnitees based upon, arising out of, with respect to or by reason of:

(a)            any breach or inaccuracy of any of the representations or warranties made by any Buyer Party in this Agreement or any Transaction Document;

(b)            any breach of any covenant or agreement of any Buyer Party contained in this Agreement or any Transaction Document;

(c)            any Assumed Liabilities;

(d)            any Liabilities arising on or after the Second Closing Date with respect to any Continuing Employee, solely to the extent any such Liabilities relate to acts or omissions that occurred on or following the Second Closing Date; or

(e)            any Fraud committed by or on behalf of any Buyer Party.

10.4          Certain Limitations. The indemnification provided for in Section 10.2 and Section 10.3 shall be subject to the following additional limitations:

(a)            No Equityholder shall have any liability for indemnification in respect of any claim for indemnification under Section 10.2(a)(i), 10.2(b)(i) or 10.2(c)(i) until the aggregate amount of Damages indemnifiable pursuant to such Sections exceeds Six Hundred Thirty Thousand Dollars ($630,000) (“Basket”), and then the Equityholders shall only be liable for such amounts in excess of the Basket; provided, however, that the aggregate amount of all Damages under Sections 10.2(a)(i), 10.2(b)(i) and or 10.2(c)(i) for which the Equityholders may be liable to the Buyer Indemnitees shall not exceed Six Hundred Thirty Thousand Dollars ($630,000) (the “Cap”), and thereafter the Buyer Indemnitees’ only recourse in respect of any Damages exceeding the Cap shall be with respect to the R&W Insurance Policy; provided, that the Cap shall be reduced to Three Hundred Sixty Thousand Dollars ($360,000), on the twelve (12)-month anniversary of the Initial Closing Date; provided, further, however, that neither the Basket nor the Cap shall apply to any claim for or based on Fraud. Notwithstanding anything to the contrary in this Agreement, in the event a Buyer Indemnitee’s right to indemnification pursuant to this Article 10 (i) results from or arises under both Section 10.2(a)(i) and Section 10.2(a)(iv) (“Dual Claims”), such Damages shall be deemed to result from or arise solely under Section 10.2(a)(i) and be subject to the limitations on liability applicable thereto (including the Basket and Cap).

(b)            Notwithstanding anything to the contrary in this Agreement, other than any claim for or based on Fraud, no Equityholder shall have liability for any reason under this Agreement in an aggregate amount greater than, in the case of the AHMS Equityholders, the Pro Rata Portion of the cash Purchase Price such Equityholder actually receives in connection with the sale of the AHMS Interests, and in the case of the IPA Equityholder and IPA Beneficial Owner, the sum of the CFC IPA Cash Purchase Price plus the value of any CFC IPA Deferred Payments actually paid by PC Buyer.

(c)            Buyer Parties shall not (nor permit any Affiliate thereof to) solicit claims from any Persons for the primary purpose of creating claims for indemnification for which any Equityholder would be responsible under this Agreement.

(d)            For all purposes of this Article 10, “Damages” shall be net of any amounts paid or payable to an Indemnified Person under any insurance policy or Contract (including the R&W Insurance Policy) in connection with the facts giving rise to the right of indemnification hereunder, and each Indemnified Person shall use its reasonable commercial efforts to recover all amounts payable from other third party under any such Contract (including the R&W Insurance Policy) prior to seeking indemnification hereunder; provided, however, that the amount deemed to be paid under such insurance policies shall be net of the deductible for such policies; and, provided, further, that the Equityholder Representative shall be subrogated (and Buyer Parties shall and shall cause Buyer Indemnitees to cause the Equityholder Representative to be subrogated) to the rights of Buyer Indemnitees under the R&W Insurance Policy.

(e)            In calculating any Damages, there shall be deducted any Tax benefit, credit or refund to which the applicable Indemnified Person actually realizes or receives as a result of such Damages.

(f)            If the amount to be netted hereunder from any indemnification payment required hereunder is determined after payment by an Indemnifying Person to an Indemnified Person of any amount otherwise required to be paid as indemnification pursuant hereto, the Indemnified Person shall repay, promptly after such determination, any amount that the Indemnifying Person would not have had to pay pursuant hereto had such determination been made at the time of such payment.

(g)            Each Indemnified Person shall use its Commercially Reasonable Efforts to mitigate any indemnifiable Damage.

(h)            The covenants of the Equityholders and the Group Companies contained in this Agreement may not be used to circumvent the negotiated limitations (e.g., knowledge qualifiers, materiality standards, dollar thresholds, survival periods and the like) contained in the representations and warranties and procedures with respect to the recovery by Buyer Indemnitees on account of the breach by any Equityholder or any Group Company or any of their respective representations or warranties.

(i)            Upon making any payment to an Indemnified Person for any indemnification claim pursuant to this Article 10, the Indemnifying Person shall be subrogated, to the extent of such payment, to any rights which the Indemnified Person may have against any third parties with respect to the subject matter underlying such indemnification claim and the Indemnified Person shall assign any such rights to the Indemnifying Person.

(j)            Notwithstanding the fact that any Indemnified Person may have the right to assert claims for indemnification under or in respect of more than one provision of this Agreement in respect of any fact, event, condition or circumstance, no Indemnified Person shall be entitled to recover the amount of any Damage suffered by such Indemnified Person more than once, regardless of whether such Damage may be as a result of a breach of more than one representation, warranty, obligation or covenant or otherwise. In addition, any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability, or a breach of more than one representation, warranty, covenant or agreement, as applicable.

10.5            Indemnification Procedures. The Party making a claim under this Article 10 is referred to as the “Indemnified Person”, and the Party against whom such claims are asserted under this Article 10 is referred to as the “Indemnifying Person”. The Equityholder Representative shall act on behalf of the Sellers in connection with any claim made under this Article 10.

(a)            Third Party Claims. If, on or after the applicable Closing Date, any Indemnified Person receives notice of the assertion or commencement of any Action made or brought by any Person who is not a Party or an Affiliate of a Party or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Person with respect to which the Indemnifying Person is obligated to provide indemnification under this Agreement, the Indemnified Person shall give the Indemnifying Person reasonably prompt written notice thereof, but in any event not later than thirty (30) days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Person of its indemnification obligations, except and only to the extent that the Indemnifying Person forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Person shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the loss that has been or may be sustained by the Indemnified Person. Subject in all respects to the R&W Insurance Policy, if an Indemnified Person gives notice to the Indemnifying Person pursuant of the assertion of a Third Party Claim, then the Indemnifying Person shall be entitled to participate in the defense of such Third Party Claim and, to the extent that it wishes to assume the defense of such Third Party Claim, with counsel of its choosing. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article 10 for any fees of other counsel or any other expenses with respect to the defense of such Third Party Claim. The assumption of the defense of a Third Party Claim shall not be an admission as to the liability of the Indemnifying Person in respect of such Third Party Claim or be deemed an acceptance or acknowledgment of the Indemnifying Person’s obligation to indemnify the Indemnified Person in respect of such Third Party Claim. CFC IPA and/or the Equityholder Representative, as applicable, and Buyer Parties shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim.

(b)            Cooperation regarding Third Party Claims. With respect to any Third Party Claim, both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third Party Claim and any related Actions at all stages thereof where such Person is not represented by its own counsel. The Parties agree to provide reasonable access to the other Parties to such documents and information as may be reasonably requested in connection with the defense, negotiation or settlement of any such Third Party Claim; provided, however, that the Parties shall cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all confidential information and the attorney-client and work-product privileges of the other Parties. In connection therewith, each Party agrees that: (i) it will use Commercially Reasonable Efforts, in respect of any Third Party Claim in which it has assumed or participated in the defense, to avoid production of confidential information (consistent with Applicable Law and rules of procedure); and (ii) all communications between any Party and counsel responsible for or participating in the defense of any Third Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

(c)            Settlement of Third Party Claims. If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Person and provides, in customary form, for the unconditional release of each Indemnified Person from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Person desires to accept and agree to such offer, the Indemnifying Person shall give written notice to that effect to the Indemnified Person. If the Indemnified Person has assumed the defense pursuant to Section 10.5(a), it shall not agree to any settlement without the written consent of the Indemnifying Person (which consent shall not be unreasonably withheld or delayed).

(d)            Direct Claims. Any Action by an Indemnified Person on account of any Damages which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Person giving the Indemnifying Person reasonably prompt written notice thereof, but in any event not later than sixty (60) days after the Indemnified Person becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Person of its indemnification obligations, except and only to the extent that the Indemnifying Person forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Person shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the loss that has been or may be sustained by the Indemnified Person. The Indemnifying Person shall have sixty (60) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Person shall allow the Indemnifying Person and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Person shall assist the Indemnifying Person’s investigation by giving such information and assistance (including access to the Companies’ premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Person or any of its professional advisors may reasonably request. If the Indemnifying Person does not so respond within such thirty (30) day period, the Indemnifying Person shall be deemed to have rejected such claim, in which case the Indemnified Person shall be free to pursue such remedies as may be available to the Indemnified Person on the terms and subject to the provisions of this Agreement. If there is a dispute regarding a Direct Claim the dispute shall be handled in accordance with terms and conditions set forth in this Agreement.

10.6            Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated for Tax purposes by the Parties as an adjustment to the Purchase Price, unless otherwise required by Applicable Law.

10.7            Recourse.

(a)            Notwithstanding anything to the contrary contained in this Agreement but subject to the limitations set forth in Section 10.4, other than any claim for or based on Fraud, the sole and exclusive source of payment for Damages resulting or arising from claims for indemnification pursuant to Sections 10.2(a)(i), and 10.2(b)(i) for breaches of representations will be sought only from the following sources and only in the following sequence: (i) first, from the Escrow Amount up to the Cap (as may be adjusted pursuant to Section 10.4) pursuant to Section 10.7(b), and (ii) second, from the R&W Insurance Policy to the full extent of coverage available therefor under the R&W Insurance Policy (provided that, (x) to the extent that the R&W Insurance Policy coverage limits have been exhausted, then Buyer Parties shall not have any rights of recourse against the Equityholders, and (y) to the extent that any breaches of representation and warranties claim has been denied or rejected by the R&W Insurance Policy insurer, or the R&W Insurance Policy does not cover the full amount of any Damages, Buyer Parties shall not have any rights of recourse against any Equityholders with respect thereto).

(b)            If any Buyer Indemnitee is entitled to any payment of an Escrow Amount pursuant to this Article 10 other than pursuant to Sections 10.2(a)(i), 10.2(a)(iv) with respect to Dual Claims, 10.2(b)(i) and 10.2(c)(i) for breaches of representations and warranties, then the following shall occur:

(i)            In the case of any amount owed therefrom in respect of an indemnification obligation contained in Section 10.2(a), (x) the Equityholder Representative and Buyer Parent shall promptly, in no event later than three (3) Business Days after the determination of such Buyer Indemnitee’s entitlement to such amount under this Article 10, execute and deliver to Escrow Agent joint written instructions directing the release to such Buyer Indemnitee from the Escrow Account of an amount equal to the lesser of the then remaining balance of the CFC Indemnity Escrow Amount and such amount, and (y) the Buyer Indemnitee may seek the amount of any unpaid Damages from CFC IPA, IPA Equityholder, IPA Beneficial Owner and/or the applicable Indemnifying Person directly.

(ii)            In the case of any amount owed therefrom in respect of an indemnification obligation contained in Section 10.2(b), (x) Equityholder Representative and Buyer Parent shall promptly, in no event later than three (3) Business Days after the determination of such Buyer Indemnitee’s entitlement to such amount under this Article 10, execute and deliver to Escrow Agent joint written instructions directing the release to such Buyer Indemnitee from the Escrow Account of an amount equal to the lesser of the then remaining balance of the AHMS Indemnity Escrow Amount and such amount, and (y) the Buyer Indemnitee may seek the amount of any unpaid Damages from the AHMS Equityholders.

(iii)            In the case of any amount owed therefrom in respect of an indemnification obligation contained in Section 10.2(c), the Buyer Indemnitee may seek the amount of such Damages from (i) the R&W Insurance Policy to the full extent of coverage available therefor under the R&W Insurance Policy subject to Section 10.9, and (ii) such AHMS Equityholder responsible for such breach directly.

(c)            On the eighteen (18) month anniversary of the Closing Date, Equityholder Representative and Buyer Parent shall execute and deliver to Escrow Agent joint written instructions directing the release to CFC IPA from the Escrow Account of the then remaining balance of the CFC Indemnity Escrow Amount and to the AHMS Equityholders in accordance with the Pro Rata Portion from the Escrow Account of the then remaining balance of the AHMS Indemnity Escrow Amount, in each case, subject to any pending claims and pursuant to the terms and conditions of the Escrow Agreement.

10.8            Exclusive Remedies. Notwithstanding anything to the contrary herein, except as provided in Section 2.2 (Post-Closing Determination) and Article 7 (Tax Matters), and except for in respect of any Fraud from and after the applicable Closing, the rights and remedies of the Buyer Parties, the Group Companies, the Equityholders, and any Buyer Indemnitee and any Indemnified Person under this Article 10 are exclusive and in lieu of any and all other rights and remedies which the Buyer Parties, the Group Companies, the Equityholders, any Buyer Indemnitee or any Indemnified Person, may have under this Agreement or any Transaction Document or otherwise against each other with respect to this Agreement or any Transaction Document and with respect to the transactions contemplated hereby or thereby, and from and after the applicable Closing each party expressly waives and releases and agrees to waive and release any and all other rights or causes of action it or its Affiliates may have against the other Party or its Affiliates now or in the future under any Applicable Law (regardless of the theory of recourse) with respect to the preceding matters. IN FURTHERANCE OF THE FOREGOING, FROM AND AFTER THE APPLICABLE CLOSING, EACH PARTY HEREBY WAIVES, WITH RESPECT TO THIS AGREEMENT AND THE TRANSACTIONS, ALL OTHER RIGHTS AND REMEDIES ARISING UNDER OR BASED UPON ANY STATUTORY OR COMMON LAW OR OTHERWISE, AND AGREES NOT TO BRING ANY ACTIONS OR PROCEEDINGS AT LAW, IN EQUITY, IN TORT OR OTHERWISE, INCLUDING RESCINDING THE AGREEMENT, IN RESPECT OF ANY BREACHES OF REPRESENTATIONS, WARRANTIES OR OTHER PROVISIONS OF THIS AGREEMENT OR IN CONNECTION WITH THE TRANSACTIONS.

10.9            R&W Insurance Policy. Notwithstanding any provision in this Agreement to the contrary, the Buyer Indemnitees acknowledge and agree that: (i) the Equityholder shall not be required to pay the Buyer Indemnitees any amounts with respect to Damages arising under Sections 10.2(a)(i), 10.2(b)(i) and 10.2(c)(i) for breaches of representations in excess of the Cap, other than for claims for indemnification with respect to Fraud on behalf of the Equityholders or the Companies, and accordingly once the Cap is exhausted the sole recourse and remedy of the Buyer Indemnitees for indemnification with respect to breaches of representations and warranties, other than for claims for indemnification with respect to Fraud on behalf of the Equityholders or the Group Companies, shall be made against and, to the extent of, the R&W Insurance Policy. NOTWITHSTANDING ANY PROVISION IN THIS AGREEMENT TO THE CONTRARY, BUYER PARTIES, ON BEHALF OF THEMSELVES AND THE OTHER BUYER INDEMNITEES, ACKNOWLEDGE AND AGREE THAT THE FOREGOING SHALL CONTINUE TO APPLY EVEN IF (i) THE R&W INSURANCE POLICY IS REVOKED, CANCELLED OR MODIFIED, OR EXPIRES, IN ANY MANNER (AND EVEN IF THE R&W INSURANCE POLICY IS NOT ISSUED); (ii) ANY CLAIM MADE AGAINST THE R&W INSURANCE POLICY IS DENIED BY THE INSURER; OR (iii) ALL AMOUNTS PERMITTED TO BE RECOVERED AGAINST THE R&W INSURANCE POLICY HAVE BEEN RECOVERED.

10.10            No Contribution. Anything to the contrary herein notwithstanding, the Equityholders shall not have any right to seek any indemnification or contribution from or remedy against the Group Companies whether arising prior to or after the applicable Closing Date in respect of any breach of any representation or warranty by the Group Companies or the failure of the Companies to comply with any covenant or agreement to be performed by the Group Companies on or prior to the applicable Closing Date and the Equityholders hereby waive any such claim they may have against the Group Companies with respect thereto whether at law, in equity or otherwise.

Article 11
Definitions

11.1            Certain Definitions. In addition to the other definitions contained in this Agreement, the following terms will, when used in this Agreement, have the following respective meanings:

“Action” means any governmental, judicial, administrative or adversarial proceeding (public or private), any action, complaint, claim, demand, lawsuit, legal proceeding, whistleblower complaint, litigation, arbitration or mediation, any hearing, any inquiry, any notice of violation, summons, subpoena, audit, investigation or demand or threat of a civil, criminal, administrative, or regulatory nature, whether at law or in equity, conducted or heard by or before any Governmental Authority, or any other dispute, including any adversarial proceeding arising out of this Agreement.

“Actual Member Month Amount” means the total number of Member Months, which service is attributed to or related to PC Buyer and CFCHP, measured as of the last day of each month of each Measurement Period as evidenced by membership eligibility reports (inclusive of subsequent corrections made within six (6) months following the date of such report) received by CFCHP and PC Buyer from the Plans, divided by twelve (12); provided, that the Actual Member Month Amount shall be increased by the subsequent addition of Members to either PC Buyer or CFCHP from other Plans managed by MSO LP Buyer  during the first month in which such Members join PC Buyer or CFCHP and are managed by MSO LP Buyer. For the avoidance of doubt, any eligible individual who is enrolled in a Plan that contracts with CFCHP or PC Buyer at any point during a given month shall be considered a Member for such month. A hypothetical example of calculating the Target Member Month Amount and Actual Member Month Amount is attached hereto as Schedule 1.3(a).

“Affiliate” means, with respect to any Person, any Person who directly or indirectly owns or controls, is owned or controlled by, or is under direct or indirect common ownership or control with such other Person. Without limiting the generality of the foregoing, a Person shall be deemed to “own” another person if it owns, directly or indirectly, more than fifty percent (50%) of the capital stock or other equity interest of such other Person and a Person shall be deemed to “control” another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such specified Person, and/or if such other Person is at such time a, direct or indirect, beneficial holder of at least fifty percent (50%) of any class of the equity interests of such specified Person.

“AHMS Adjustment Escrow Amount” means Six Hundred Thousand Dollars ($600,000).

“AHMS Indemnity Escrow Amount” means Two Hundred Sixteen Thousand Dollars ($216,000).

“Allocable Portion” means (a) with respect to IPA Equityholder with respect to a breach of a representation, warranty, or covenant by or Damages with respect to CFC IPA, one hundred percent (100%); (b) with respect to the AHMS Equityholders with respect to a breach of a representation, warranty, or covenant by or Damages with respect to a Plan Company, the percentage by which the Second Closing Payment is allocated to the AHMS General Partner and AHMS Limited Partners under Section 1.5; (c) with respect to an AHMS Limited Partner with respect to a breach of a representation, warranty, or covenant by or Damages with respect to a Plan Company, the percentage by which the Second Closing Payment is allocated to such AHMS Limited Partner under Section 1.5.

“Antitrust Laws” means the HSR Act, the Sherman Act, as amended, the Clayton Act, the Federal Trade Commission Act and any other applicable federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade.

“Antitrust Order” means any judgment, injunction, order (whether temporary, preliminary or permanent) or decree issued under or with respect to any Antitrust Laws.

“Applicable Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, proposed regulation, listing standard, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation that is, or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority or the governing body of any national securities exchange.

“Assumed Contracts” means the Contracts listed on the Schedule 11.1(a).

“Assumed Intellectual Property” means the Company Intellectual Property owned or purported to be owned by CFC IPA.

“AV Escrow Amount” means Fourteen Million Dollars ($14,000,000).

“Business” means (i) the IPA Business, (ii) the Plan Business, and (iii) any other business activity conducted by the Group Companies during the twelve (12) month period immediately preceding the Closing or currently contemplated to be conducted; provided, that the term “Business” shall not include the ownership or operation of the Excluded Real Property.

“Business Day” means each day other than a Saturday, Sunday or other day on which commercial banks in California are authorized or required by Applicable Law to close.

“Buyer Fundamental Representations” means the representations and warranties in Sections 5.1 (Organization and Authority of Buyer), Section 5.3 (Investment Intention), Section 5.6 (Title) and Section 5.7 (Brokers) and Section 5.9 (Issuance of the Buyer Parent Shares).

“Buyer Parent Share Consideration” means Twenty Million Dollars ($20,000,000).

“Buyer Parent Shares” means 631,712 shares of common stock in Buyer Parent with a value equal to the quotient of the (i) Buyer Parent Share Consideration divided by the volume weighted average closing price of one (1) share of common stock of Buyer Parent reported by Nasdaq for the twenty (20) most recent days such shares were traded on the Nasdaq prior to five (5) Business Days to the date hereof (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events occurring after the date of this Agreement and prior to the Initial Closing).

“Cash-to-Claims Ratio” has the meaning set forth in Title 28, Article 9, Section 1300.75.4(f) of the California Code of Regulations. An example calculation of the Cash-to-Claims Ratio applicable to CFC IPA is set forth in Exhibit B-1.

“Catch-Up Payment” means a payment of $5,000,000 for each Measurement Period in which the Target Member Month Amount is achieved pursuant to Section 1.3(b).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time prior to the applicable Closing Date, and any rules or regulations promulgated thereunder.

“CFCHP TNE” means, with respect to CFCHP only, the “Tangible Net Equity” (as such term is defined in Section 1300.76(c) of Title 28 of the California Code of Regulations) calculated as of a specific point in time, as applicable, and using the accounting practices, assumptions, policies and methodologies as set forth on, and used in the calculation of CFCHP’s related risk-bearing organization filings on the unaudited balance sheet of CFCHP attached to Section 4.5 of the Disclosure Schedule, and shall consist of the line items set forth on Exhibit B-2 attached hereto, which is consistent with the requirements of the DMHC, determined as of the Second Effective Time. Notwithstanding the foregoing, for purposes of calculating the CFCHP TNE, the CFCHP TNE shall exclude (a) Funded Indebtedness, (b) Company Transaction Expenses, (c) any current or deferred Tax assets or liabilities (including any Tax assets or Tax receivables), (d) the impact of purchase price adjustments related to cash, and (e) deferred revenue at the applicable Closing.

“CFC IPA TNE” means, with respect to CFC IPA only (and not any other Group Company, including CFCHP) the “Tangible Net Equity” (as such term is defined in Section 1300.76(c) of Title 28 of the California Code of Regulations) calculated as of a specific point in time, as applicable, and using the accounting practices, assumptions, policies and methodologies as set forth on, and used in the calculation of CFC IPA’s related risk-bearing organization filings on the unaudited balance sheet of CFC IPA attached to Section 4.5 of the Disclosure Schedule, and shall consist of the line items set forth on Exhibit B-1 attached hereto, which is consistent with the requirements of the DMHC, determined as of the Initial Effective Time. Notwithstanding the foregoing, for purposes of calculating the CFC IPA TNE, the CFC IPA TNE shall exclude (a) Funded Indebtedness, (b) Company Transaction Expenses, (c) intercompany balances, (d) any current or deferred Tax assets or liabilities (including any Tax assets or Tax receivables), (e) the impact of purchase price adjustments related to cash, and (f) deferred revenue at the applicable Closing.

“Closing” means (i) the Initial Closing, with respect to the Transactions relating to the transfer of the Acquired Assets, and (ii) the Second Closing, with respect to the Transactions relating to the transfer of the of the Purchased Interests.

“Closing Actual Adjustment” means (i) with respect to the Initial Closing, an amount (expressed as a positive or a negative number) equal to the First Calculation of the Initial Closing Payment minus the Initial Closing Payment, and (ii) with respect to the Second Closing, an amount (expressed as a positive or a negative number) equal to the Final Calculation of the Second Closing Payment minus the Second Closing Payment.

“Closing Cash” means the aggregate amount of the following as of the Effective Time (without duplication), but without giving effect to any changes thereto (at the direction of Buyer or any Affiliate thereof, purchase accounting adjustments or other changes) arising from or resulting as a consequence of the transactions contemplated hereby: (i) all cash, commercial paper, certificates of deposit and other bank deposits, treasury bills, short term investments and all other cash equivalents in the accounts of the applicable Group Companies (including security deposits held by third parties), plus (ii) third-party checks deposited or held in the accounts of the applicable Group Companies that have not yet cleared (but only to the extent not counted as a current asset), plus (iii) any and all credit card receivables and credit card deposits in transit of the applicable Group Companies, plus (iv) all security or rent or other similar deposits held for the applicable Group Companies’ account, minus (v) issued but uncleared checks, drafts and wire transfers of the applicable Group Companies.

“Closing Date” means (i) the Initial Closing Date, with respect to the Transactions relating to the transfer of the Acquired Assets, and (ii) the Second Closing Date, with respect to the Transactions relating to the transfer of the of the Purchased Interests.

“Closing IPA Cash-to-Claims Amount” means the amount, which could be positive or negative, equal to the Closing Cash of CFC IPA as of the Initial Effective Time minus the Minimum IPA Cash-to-Claim Ratio Amount.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code, and any similar Applicable Law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” means, where applied to carrying out specific tasks and obligations of a Party, expending reasonable, diligent, good faith efforts and resources to accomplish such task or obligation as such party (on its own and/or acting through any of its Affiliates, agents or subcontractors) would normally use to accomplish a similar task or obligation under similar circumstances.

“Company 401(k) Plan” means any 401(k) plan sponsored or maintained by a Group Company.

“Company Intellectual Property” means all Intellectual Property owned or purported to be owned by any Group Company.

“Company Licensed Intellectual Property” means all Intellectual Property subject to any licenses, sublicenses or other agreements under which any Group Company: (i) is granted rights by others in Intellectual Property (other than commercial off the shelf software that is made available to one of the Group Companies for a one-time or annual license fee of $50,000 or less) or (ii) has granted material rights to others in Company Intellectual Property.

“Company Registered Intellectual Property” means all Company Intellectual Property actively registered, filed, or issued under the authority of any domain name registrar, any state, federal, local or international government or other Governmental Authority, including all active patents, registered copyrights, registered trademarks, and domain names, and all pending applications for any of the foregoing.

“Company Transaction Expenses” means all: (a) Transaction Expenses of the applicable Group Companies, any of the applicable Equityholders or any of their respective Affiliates; (b) any change of control, severance, sale, retention, success or similar payments, bonuses, deferred compensation or promises to payments made by any of the applicable Group Company to any Person which are triggered, whether in part or whole, by the Transactions; (c) 50% of the filing fees paid by the Buyer Parties under the HSR Act and other applicable Antitrust Laws; and (d) 50% of the costs and expenses of the Tail Policy.

“Contracts” means any contract, agreement, understanding, arrangement, warranty, deed, power of attorney, purchase order, work order, commitment, assignment, certificate, covenant, assurance, undertaking, option, lease, license, insurance policy, sale and purchase order, commitment and other instruments of any kind, whether written or oral, to which a Person is a party, is otherwise bound or has any current or future obligation or Liability.

“Damages” shall include any loss, damage, Liability, claim, demand, settlement, Judgment, award, fine, penalty, Tax, fee (including any legal fee, expert fee, accounting fee or advisory fee), charge, cost or expense (including any cost of investigation, penalty, fee and disbursement of counsel); provided, that “Damages” shall not include (a) any amounts attributable to exemplary or punitive damages (unless payable to third parties), (b) loss of revenue or diminution of value (except, in each, to the extent case constituting direct, market-measured or general damages and/or to the extent constituting a part of any Damages payable to third parties), or (c) civil or criminal fines or penalties except to the extent (i) insurable under the applicable law; and, (ii) awarded or assessed in connection with a third-party demand pursuant to (A) a final settlement consented to in writing by the Indemnifying Person (not to be unreasonably withheld, conditioned or delayed) or (B) a final and non-appealable (x) order of a governmental or regulatory agency, (y) judgment of a court of competent jurisdiction or (z) award of an arbitrator, arbitration panel or similar adjudicative body.

“Disclosure Schedule” means the disclosure schedule prepared by the Equityholders and Group Companies and delivered to the Buyer Parties concurrently with the execution and delivery of this Agreement and as may be supplemented after the date of this Agreement in accordance with the terms and conditions set forth herein.

“Effective Time” means (i) the Initial Effective Time, with respect to the Transactions relating to the transfer of the Acquired Assets, and (ii) the Second Effective Time, with respect to the Transactions relating to the transfer of the of the Purchased Interests.

“Entity” means any firm, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Enumerated Assets” means all of the following assets of CFC IPA, in each case, other than the Excluded Assets: (a) the Assumed Contracts; (b) all Assumed Intellectual Property and all income, royalties, damages and payments accrued, due or payable as of the Initial Closing Date or thereafter (including damages and payments for past, present or future infringement, misappropriation or dilution thereof or other conflict therewith, the right to sue and recover for past, present or future infringement, misappropriation or dilution thereof or other conflict therewith, and any and all corresponding rights that, now or hereafter may be secured throughout the world), and all trademarks, service marks, trade dress, trade names, logos, dba’s, fictitious names, and corporate names and registrations and applications (including intents to use) for registration thereof, together with all of the goodwill associated therewith used by CFC IPA; (c) all claims, refunds, credits, causes of action, rights of recovery and rights of set-off; (d) all documents, books, ledgers, files and records (excluding Personnel Records); (e) all advertising, marketing and promotional materials and the right to receive mail and other communications of the IPA Business; (f) all Permits; (g) all goodwill (including goodwill related to the Assumed Intellectual Property); (h) all proceeds under warranty, indemnity and similar rights against third parties, rights of recovery relating to any Insurance Claims (except those relating to the Excluded Assets and Excluded Liabilities); (i) all equipment used in the IPA Business that is owed or leased by CFC IPA; (j) all tangible assets used in the IPA Business, including, without limitation, all inventory, furniture, furnishings, fixtures and supplies, (k) the right to receive all payments in respect of accounts and notes receivable outstanding as of the Initial Closing; (l) all prepayments and prepaid expenses, advance payments, employee advances, surety accounts, bonds and deposits and similar assets; (m) the right to bill and receive payment for products or materials shipped or delivered or services performed but unbilled or unpaid as of the Initial Closing; (n) all bank accounts of CFC IPA; and (o) all other properties, assets and rights owned by CFC IPA as of the Initial Closing Date, or in which CFC IPA has an interest.

“Environmental Requirements” means all Applicable Laws and any judicial or administrative interpretation thereof, including all judicial and administrative orders and determinations, and all contractual obligations, in each case concerning public health and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control or cleanup of any Hazardous Substances or hazardous or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, as the foregoing are enacted and in effect prior to or on the Closing Date.

“Equity Interests” means, with respect to any Person, (a) any capital stock, partnership or membership interest, joint venture interest, unit of participation or other similar interest (however designated) in such Person and (b) any option, warrant, call, right (including purchase rights, conversion rights, exchange rights, preemptive rights, co-sale rights, rights of first refusal and similar rights) or other Contract which would entitle any other Person to acquire any such interest in such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that at any relevant time is or was considered a single employer with any Group Company under Section 414 of the Code.

“Escrow Agent” means JPMorgan Chase Bank, NA.

“Escrow Amount” means the CFC Adjustment Escrow Amount, the AHMS Adjustment Escrow Amount, the CFC Indemnity Escrow Amount the AHMS Indemnity Escrow Amount, and the AV Escrow Amount, as applicable.

“Estimated Closing CFCHP TNE Deficiency” means the amount, if any, by which the Estimated Closing CFCHP TNE is less than the Target CFCHP TNE.

“Estimated Closing CFCHP TNE Surplus” means the amount, if any, by which the Estimated Closing CFCHP TNE exceeds the Target CFCHP TNE.

“Estimated Closing IPA TNE Deficiency” means the amount, if any, by which the Estimated Closing IPA TNE is less than the Target IPA TNE.

“Estimated Closing IPA TNE Surplus” means the amount, if any, by which the Estimated Closing IPA TNE exceeds the Target IPA TNE.

“Exchange Act” means Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” means, collectively, (a) all capital stock or other equity interests of CFC IPA; (b) all organizational documents, qualifications to conduct business as a foreign corporation or entity, arrangements with registered agents relating to foreign qualifications, and taxpayer and other identification numbers of CFC IPA; (c) all Employee Benefit Plans sponsored or maintained by CFC IPA, as indicated in Section 4.19(a) of the Disclosure Schedule; (d) all Contracts of CFC IPA other than the Assumed Contracts; (e) all real property including the Leased Real Property; (f) any Permits held by CFC IPA that are not transferable to PC Buyer under Applicable Law; (g) any insurance policies of Sellers including any refunds paid or payable in connection with the cancellation or discontinuance of any such insurance policies, and any claims made on/or any such insurance policies; (h) any claims for refund of Tax, Tax assets and any other such items relating to the payment of Taxes (including any such assets or items relating to the Acquired Assets, the IPA Business, or the Assumed Liabilities) for taxable periods (or portions thereof) ending on or prior to the Initial Closing Date; (i) any Tax Returns of CFC IPA; (j) all Actions, demands, rights and privileges against third parties that relate to any of the Excluded Assets or the Excluded Liabilities; (k) all claims, refunds, credits, causes of action, rights of recovery and rights of set off with respect to the Excluded Assets and the Excluded Liabilities (including any claims for refund of Tax, Tax assets and any other such items relating to the payment of Taxes for taxable periods (or portions thereof) ending on or prior to the Initial Closing Date); (l) all insurance policies or Tail Policies, (m) cash and cash equivalents (subject to Tangible Net Equity and Cash-to-Claims Ratio requirements under this Agreement); (n) all rights of CFC IPA or its Affiliates under this Agreement, any Transaction Document or any other agreement, certificate, instrument or other document executed and delivered by CFC IPA, the IPA Equityholder or Accie Mitchell, M.D. or any of their respective Affiliates or any Buyer Parties in connection with the transactions contemplated hereby (including, without limitation, the Bill of Sale); and (o) the assets listed on Schedule 11.1(b).

“Final Initial Closing Adjustment” means an amount (expressed as a positive or a negative number) equal to the Final Calculation of the Initial Closing Payment minus the First Calculation of the Initial Closing Payment.

“First Measurement Period” means the period commencing on the first day of the month immediately following the Second Closing Date and ending on the one (1) year anniversary thereof.

“Fraud” means actual and intentional common law fraud under Applicable Laws of the State of Delaware solely with respect to a representation or warranty contained in this Agreement. For the avoidance of doubt, “Fraud” shall not include equitable fraud, constructive fraud, negligent misrepresentation or omission, or any form of fraud premised on recklessness or negligence.

“Funded Indebtedness” means, without duplication, any Indebtedness of the Group Companies. Notwithstanding the foregoing, in no event will any Tax liabilities or any item included in Initial Closing Company Transaction Expenses, Second Closing Company Transaction Expenses be included in Funded Indebtedness.

“GAAP” means generally accepted accounting principles in the United States, as in effect as of the date of this Agreement.

“Governing Documents” means, with respect to any particular entity: (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the articles or certificate of limited partnership; (d) if a limited liability company, the articles of organization or certificate of formation and operating agreement, regulations, limited liability company agreement, or company agreement; I if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (e) all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders of any Person; and (f) any amendment or supplement to any of the foregoing.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Applicable Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Substance” means (a) substances that are defined or listed, in, or otherwise regulated pursuant to any applicable Laws as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” “pollutants,” “contaminants,” or any other similar term intended to define, list, or classify a substance by reason of such substance’s ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, “EP toxicity” or adverse effect on human health or the environment, (b) oil, petroleum, natural gas, natural gas liquids, synthetic gas, drilling fluids and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources, (c) any explosives or any radioactive materials, (d) asbestos in any form, (e) polychlorinated biphenyls, (f) toxic mold, mycotoxins or microbial matter (naturally occurring or otherwise) and (g) infectious waste.

“Healthcare Laws” means, to the extent applicable, (a) any state and federal civil or criminal healthcare Laws applicable to the Business, local fraud and abuse laws, including Medicaid, Medicare, all applicable anti-kickback, false claims, self-referral, and insurance fraud laws, such as (i) the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), (ii) the Stark Law (42 U.S.C. § 1395nn), (iii) the civil False Claims Act (31 U.S.C. § 3729 et seq.), the administrative False Claims Law and (iv) criminal laws relating to health care fraud and abuse, including but not limited to 18 U.S.C. Sections 286, 287, 1347 and 1349 and the health care fraud criminal provisions under HIPAA and the regulations promulgated pursuant to such statutes; (b) laws, rules and regulations governing the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. § 1320a-7b(a)), the Civil Monetary Penalties Law ( 42 U.S.C. § 1320a-7a) and any applicable statutes succeeding thereto (c) any applicable laws, rules and regulations governing the healthcare assistance program established by Title XIX of the Social Security Act (42 U.S.C. § 1320a-7a; 42 U.S.C. § 1320c-8(a)), HIPAA, the exclusion laws (42 U.S.C. § 1320a-7), or § 1396 et seq.) and any applicable statutes succeeding thereto; (d) the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108-173) and the regulations promulgated pursuant thereto; (e) HIPAA and applicable state health information privacy and security laws; (f) laws and regulations relating to the billing or submission of claims, collection of accounts receivable, underwriting the cost of, or provision of management or administrative services in connection with, any and all of the foregoing; (g) applicable laws and regulations regarding professional licensure, credentialing, insurance entity licensure, scope of practice, fee-splitting and laws relating to the corporate practice of a licensed profession and the maintenance of a provider network, including any willing or authorized provider laws; (h) applicable laws and regulations (including without limitation the Knox Keene Act and its implementing regulations) regarding the licensure, qualification, or authority to conduct third party administrator services or similar services or to take on reimbursement or expense risk, under agreements with health plans, Medicare Advantage or managed Medicaid health plans, other insurers, or self-insured plans; and (i) any comparable state or federal laws in respect of or similar to any of the foregoing, each of (a) through (i) as may be amended from time to time and the regulations promulgated pursuant to such Applicable Laws, and comparable state laws.

“HHS” means the U.S. Department of Health and Human Services.

“HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, without duplication: (a) with respect to any Person, including a Group Company, all obligations (including all obligations in respect of principal, accrued interest, penalties, fees, costs and premiums, whether or not contingent and including any prepayment penalties, premiums and any other fees, expense, breakages costs, indemnities, “make-whole amounts”, expense reimbursement obligations and other monetary obligations in connection therewith) of such Person for any (i) indebtedness for borrowed money (including overdraft facilities), whether accrued, absolute, contingent, unliquidated or otherwise, known or unknown, whether due or to become due; (ii) deferred price of property, goods or services (other than trade payables incurred in the Ordinary Course of Business that are less than ninety (90) days past due); (iii) overpayments of capitation revenue received in March, April, and July 2023 and due to L.A. Care in the approximate amount of $1,666,000; (iv) reimbursement and other obligations for surety bonds and letters of credit and similar transactions to the extent drawn; (v) obligations evidenced by notes, bonds, debentures or similar Contracts; (vi) breakage fees with respect to Contracts relating to interest rate protection, swap agreements and collar agreements; and (vii) guaranties of any of the foregoing; and (b) with respect to a Group Company, all obligations (including all obligations in respect of principal, accrued interest, penalties, fees, costs and premiums, whether or not contingent and including any prepayment penalties, premiums and any other fees, expense, breakages costs, indemnities, “make-whole amounts”, expense reimbursement obligations and other monetary obligations in connection therewith) of such Group Company for any (i) payable or other indebtedness owing to the Equityholders, any of their respective Affiliates or any Related Party of the Equityholders or any of their respective Affiliates, whether accrued, absolute, contingent, unliquidated or otherwise, known or unknown, whether due or to become due; (ii) any unfunded or underfunded liabilities with respect to any defined benefit plan and any employer contribution obligations of a Group Company under a Company 401(k) plan owed and payable (and unpaid) by any Group Company as of the Second Closing, in each case including the employer’s share of all employment, payroll and similar Taxes thereon; (iii) contingent purchase price payment, earnout or similar payment; and (iv) any intercompany balances from the month prior to the applicable Closing.

“Initial Closing Funded Indebtedness” means without duplication, the obligations of CFC IPA outstanding and unpaid immediately prior to the Initial Closing (excluding any undrawn amounts under credit lines or revolving (or similar) credit facilities, and excluding any indemnification or contingent obligations then owning) under any Indebtedness.

“Initial Closing Payment” means (A) an amount equal to the CFC IPA Cash Purchase Price, (B) plus the Deposit Escrow Amount minus $21,000, (C) plus or minus, as applicable, the Estimated Closing IPA Cash-to-Claims Amount, (D) plus the Estimated Closing IPA TNE Surplus or minus the Estimated Closing IPA TNE Deficiency, as applicable, (E) minus the CFC Indemnity Escrow Amount, (F) minus the CFC Adjustment Escrow Amount, (G) minus the Estimated Initial Closing Funded Indebtedness, and (H) minus the Initial Closing Estimated Transaction Expenses as of the Initial Closing.

“Intellectual Property” means all: (a) patent registrations, patent applications, patent disclosures, improvements and inventions, (b) trademarks, service marks, trade dress, trade names, logos, dba’s, fictitious names, and corporate names and registrations and applications (including intents to use) for registration thereof, together with all of the goodwill associated therewith, (c) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (d) mask works and registrations and applications for registration thereof, (e) computer software, data, data bases and documentation thereof, (f) trade secrets, trade compositions, technologies, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, manuals, proposals, technical data, copyrightable works, financial, marketing and business plans and customer and supplier lists and other proprietary information, (g) domain names, (h) Software, (i) other intellectual property rights, (j) license agreements or other rights pertaining to the foregoing, (k) rights of enforcement of any of the foregoing, and (l) copies and tangible embodiments therefore in whatever form or medium.

“IT Systems” means computers, software, hardware, servers, websites, workstations, routers, hubs, switches, data communications lines, firmware, networks, and all other information technology equipment owned or used by any of the Group Companies.

“Judgment” means any: (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Authority or any arbitrator or arbitration panel; or (b) Contract with any Governmental Authority entered into in connection with any Action.

“Knowledge of the applicable Company” or any other similar knowledge qualification, means the actual knowledge of any of the following persons and the knowledge that each of such persons should have obtained after reasonable inquiry: Accie Mitchell, M.D., Ron Brandt and Avanthi Wadu.

“Liability” or “Liabilities” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.

“Lien” means any charge, mortgage, pledge, security interest, lien, or Lien, other than those that customarily arise under securities Applicable Laws in private transactions.

“Management Services Agreement” means that certain Management Services Agreement, to be entered into by and between AHMS, PC Buyer and MSO LP Buyer, in the form mutually agreed by the Parties on the date hereof.

“Material Adverse Effect” means any change, event or effect that, when taken individually or together with all other related changes, events or effects, has had or would reasonably be expected to have a material adverse effect on (x) the Business, properties, assets, results of operations or condition, financially or otherwise, taken as a whole, of the Group Companies, or (y) the ability of the Group Companies or Equityholders to consummate the Transactions; provided, however, that a “Material Adverse Effect” shall not include any change or effect: (a) in general economic or business conditions; (b) financial, banking or securities markets of the United States in general (including any disruption thereof and any decline in the price of any security or any market index); (c) in national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (d) affecting generally the industries or markets in which the Group Companies operate; (e) related to the announcement taken at the written request, or with the express written permission, of the Buyer Parties or their Representatives or consummation of any of the Transactions; (f)  resulting from any act taken by the Equityholders or the Group Companies pursuant to or in accordance with this Agreement taken at the written request, or with the express written permission, of the Buyer Parties or their Representatives; (g) resulting from changes in Applicable Law; (h) resulting from changes in reimbursement rates, including but not limited to changes in any reimbursement policies or fee schedules by Governmental Authority; (i) adverse effects related to the COVID-19 pandemic; or (j) items which are cured prior to the earlier of the applicable Closing Date or termination of this Agreement in accordance with Article 9, so long as, in the case of each of the foregoing clauses (a) through (j), any such effect, change, event or condition does not affect the Group Companies in a materially disproportionate manner relative to other participants in similar industries in which the Group Companies operate. A failure by the Group Companies to meet any projections, estimates or budgets for any period prior to, on or after the date of this Agreement shall not in itself constitute a Material Adverse Effect; provided, that this sentence shall not prevent a determination that any change, event or effect underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect).

“Measurement Period” means, with respect to the CFC IPA Deferred Payment or any Catch-Up Payment, the First Measurement Period, the Second Measurement Period and the Third Measurement Period.

“Member” means eligible individuals who are enrolled in a Plan that contracts with CFC IPA (if before the Initial Closing) or PC Buyer (if after the Initial Closing), with respect to whom CFCHP (whether before or after the Second Closing) or CFC IPA (if before the Initial Closing) or PC Buyer (if after the Initial Closing) assumes financial risk or is entitled to receive payment (whether on a capitated, percentage of premium, or other basis) from, as evidenced by membership eligibility files received by CFCHP and PC Buyer from the Plans. For the avoidance of doubt, any eligible individual who is enrolled in a Plan that contracts with CFCHP or PC Buyer at any point during a given month shall be considered a Member for such month.

“Member Month” means the quotient of the (i) total number of Members per month during a Measurement Period, divided by (ii) twelve (12), as evidenced by membership eligibility files received by CFCHP and PC Buyer from the Plans. By way of example only, a Member who is a Member for each month of a twelve (12) month Measurement Period will be counted twelve (12) times; a Member who is a Member for only six (6) of the twelve (12) months will be counted six (6) times.

“Minimum IPA Cash-to-Claim Ratio Amount” means, with respect to CFC IPA only (and not any other Group Company, including CFCHP), 0.75 cash-to-claims ratio as defined in California Code Regulations Title 28, 1300.75.4(f), but subject to the interpretations set forth in Exhibit B-1.

“Neutral Accounting Firm” means an independent accounting firm of nationally recognized standing that is not at the time it is to be engaged hereunder rendering services to any Party, or any Affiliate of any Party, and has not done so within the two (2) year period prior thereto.

“Notice of Material Modification” means a health care service plan regulatory filing, including any amendments thereto filed with DMHC, required to be filed by AHMS pursuant to the Knox-Keene Act to obtain approval from the DMHC for an indirect change in ownership or control relating to CFCHP resulting from the sale of the AHMS Interests.

“Ordinary Course of Business” means an action taken by a Person if that action (a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person; (b) does not require special or separate authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and (c) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

“Permits” means all approvals, permits, consents, certificates and licenses, if any, of all Governmental Authorities required for the operation of the Business.

“Permitted Liens” means (a) landlords’, lessors’, mechanics’, materialmen’s, warehousemen’s, carriers’, workers’, manufacturer’s or repairmen’s Liens or other similar Liens arising or incurred in the Ordinary Course of Business; (b) Liens for Taxes, assessments and other governmental charges not yet due and payable or due but not delinquent or being contested in good faith by appropriate legal proceedings; (c)  with respect to real property, (i) easements, quasi-easements, licenses, covenants, rights-of-way, rights of re-entry or other similar restrictions, including any other agreements, conditions or restrictions that would be shown by a current title report or other similar report or listing, which do not materially impair the occupancy or use of the real property for the purposes for which it is currently used in connection with the Companies’ businesses, (ii) any conditions that may be shown by a current survey or physical inspection, which do not materially impair the occupancy or use of the real property for the purposes for which it is currently used in connection with the Companies’ businesses, (iii) zoning, building, subdivision or other similar requirements or restrictions which are not violated by the current use and operation of the applicable real property (except for any violations that would not materially affect the use and occupancy of any such real property as currently used and occupied) and (iv) any and all service and/or maintenance Contract or other Contract affecting any real property with any Person which do not impair in any material respect the current use or occupancy of the real property subject thereto; (d) with respect to owned real property, Liens and other similar restrictions of record identified in any title reports obtained by Buyer (or any of its Representatives) or made available in the Electronic Data Room; (e)  pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Applicable Laws, or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature; (f) Liens incurred in the Ordinary Course of Business that would not materially impair the value of the assets of the Companies; and (g) the Liens set forth on Schedule 11.1(c).

“Person” means any individual or Entity.

“Personnel Records” means the following current employment and current personnel information with respect to each Continuing Employee, in each case, to the extent permitted by applicable law: salary, wage grade, job function, variable compensation targets, performance documentation, and business and personal mailing addresses and telephone numbers, including as applicable, any employment-related agreements, Family and Medical Leave Act (or similar) records, Forms I-9 (Employment Eligibility Verification), employee development plans related to such Continuing Employee, and Continuing Employee medical restrictions, exposure and occupational health records.

“Post-Closing Tax Period” means (i) with respect to CFC IPA, any taxable period beginning after the Initial Closing Date and, with respect to any taxable period beginning on or before and ending after the Initial Closing Date, the portion of such taxable period beginning after the Initial Closing Date, and (ii) with respect to the Plan Companies, any taxable period beginning after the Second Closing Date and, with respect to any taxable period beginning on or before and ending after the Second Closing Date, the portion of such taxable period beginning after the Second Closing Date.

“Pre-Closing Tax Period” means (i) with respect to CFC IPA, any taxable period ending on or before the Initial Closing Date and, with respect to any taxable period beginning on or before and ending after the Initial Closing Date, the portion of such taxable period ending on and including the Initial Closing Date, and (ii) with respect to the Plan Companies, any taxable period ending on or before the Second Closing Date and, with respect to any taxable period beginning on or before and ending after the Second Closing Date, the portion of such taxable period ending on and including the Second Closing Date.

“Privacy Laws” means all Applicable Laws concerning the access, collection, use, processing, analysis, retention, storage, protection, transfer, disclosure and/or disposal of individually identifiable information including, but not limited to state consumer protection laws, state breach notification laws, and state social security number protection laws. Such Privacy Laws include but are not limited to, the California Consumer Privacy Act of 2018, the California Confidentiality of Medical Information Act (CMIA), the Federal Trade Commission Act, the federal Privacy Act of 1974, the Telephone Consumer Protection Act, the CAN-SPAM Act, the Fair Credit Reporting Act and its state law equivalents, the California Online Privacy Protection Act, the California Consumer Privacy Act, and all other U.S. state laws concerning privacy, data protection, and/or data security, each as amended from time to time, the Payment Card Industry Data Security Standard and all other requirements of the payment card brands and any state or federal law or regulation binding upon the Group Companies the purpose of which is to protect the privacy and/or security of individually identifiable information.

“Pro Rata Portion” means, with respect to each AMHS Equityholder, a fraction, the numerator of which is the aggregate portion of the Purchase Price received by such AMHS Equityholder, and the denominator of which is the aggregate Purchase Price received by all such AHMS Equityholders, in each case, in connection with the sale of the AHMS Interests.

“Protected Business” means (i) (A) the IPA Business and (B) any other business activity conducted by CFC IPA during the twelve (12) month period immediately preceding the Initial Closing or currently contemplated to be conducted if and only if the Initial Closing occurs, and (ii) (A) the Plan Business and (B) any other business activity conducted by the Plan Companies during the twelve (12) month period immediately preceding the Second Closing or currently contemplated to be conducted if and only if the Second Closing occurs; provided, that the term “Protected Business” shall not include the ownership or operation of the Excluded Real Property; provided, further that the term “Protected Business” shall include, if and only if the applicable Closing has occurred, all offerings and products of the applicable Business as of the applicable Closing Date, including but not limited to any independent practice association, arranging for the provision of healthcare services to subscribers or enrollees in health care service plans, or managed care services business.

“Related Party” means, with respect to any Person, any shareholder, member, manager, partner, employee, officer, director of, or consultant to, such Person or any individual related by blood, marriage or adoption to any such Person or any Entity in which any such Person owns any beneficial interest.

“Release” shall have the meaning set forth in CERCLA.

“Representative” means, with respect to any Person, any and all directors, managers, members, partners, employees, attorneys, accountants, financial advisors, officers and independent contractors, and other agents of such Person.

“Review Period” means a period of thirty (30) calendar days after the date that the Equityholder Representative receives the Initial Closing Statement, the Second Closing Statement or the 12-Month Closing Statement, as the case may be; provided that such period of time shall be tolled and extended to account for any delay or failure by Buyers of their obligations under Section 2.2(f).

“Second Closing Funded Indebtedness” means without duplication, the obligations of the Plan Companies outstanding and unpaid immediately prior to the Second Closing (excluding any undrawn amounts under credit lines or revolving (or similar) credit facilities, and excluding any indemnification or contingent obligations then owning) under any Indebtedness.

“Second Closing Payment” means (A) an amount equal to the Second Closing Purchase Price, (B) plus the Closing Cash for the Plan Companies, (C) plus the Estimated Closing CFCHP TNE Surplus or minus the Estimated Closing CFCHP TNE Deficiency, as applicable, (D) minus the AHMS Indemnity Escrow Amount, (E) minus the AHMS Adjustment Escrow Amount, (F) minus the AV Escrow Amount, (G) minus the Estimated Second Closing Funded Indebtedness, (H) minus the Second Closing Estimated Transaction Expenses as of the Second Closing, and (I) minus the Equityholder Representative Fund.

“Second Measurement Period” means the period commencing on the date following the expiration of the First Measurement Period and ending on the one year anniversary thereof.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” means any and all (a) computer programs and other software, including software implementations of algorithms, models, and methodologies, whether in source code, object code or other form, including libraries, subroutines and other components thereof; (b) computerized databases and other computerized compilations and collections of data or information, including all data and information included in such databases, compilations or collections (whether machine readable or otherwise) and rights therein; (c) screens, user interfaces, command structures, report formats, templates, menus, buttons and icons; and (d) all documentation, including development, diagnostic, support, user and training documentation related to any of the foregoing.

“Straddle Period” means (i) with respect to CFC IPA, any taxable period that begins on or before and ends after the Initial Closing Date, and (ii) with respect to the Plan Companies, any taxable period that begins on or before and ends after the Second Closing Date.

“Subsidiary” means with respect to any Person, any Entity of which fifty percent (50%) or more of the outstanding voting securities or other voting Equity Interests are owned, directly or indirectly, by the referenced Person.

“Tangible Net Equity” has the meaning set forth in Title 28, Article 9, Section 1300.76(c) of the California Code of Regulations. An example calculation of Tangible Net Equity for CFC IPA is set forth in Exhibit B-1 and for CFCHP is set forth in Exhibit B-2.

“Target CFCHP TNE” means, with respect to CFCHP only, two hundred percent (200%) of the minimum Tangible Net Equity that is required to be maintained under the Knox-Keene Act as of immediately prior to the Second Closing (but expressly excluding any additional amounts required by the DMHC in connection with the transactions contemplated hereby). Additionally, for purposes of clarity, Target CFCHP TNE shall be calculated as presented in Exhibit B-2 attached hereto (i) based on annualized revenues and expenses incurred between September 1, 2023 and the Second Closing Date; to the extent the Second Closing Date is after August 31, 2024, it will be calculated based on the most recent trailing twelve (12) months at the Second Closing Date, and (ii) so as to avoid “double-counting” of assets or amounts otherwise taken into account in determining the Purchase Price and/or any adjustments thereto.

“Target IPA TNE” means, with respect to CFC IPA only, 100% of the Tangible Net Equity that is required to be maintained under the Knox-Keene Act as of immediately prior to the Initial Closing. Additionally, for purposes of clarity, Target IPA TNE shall be calculated as presented in Exhibit B-1 attached hereto (i) based on trailing twelve (12) month revenues and expenses at the Initial Closing Date and (ii) so as to avoid “double-counting” of assets or amounts otherwise taken into account in determining the Purchase Price and/or any adjustments thereto.

“Target Member Month Amount” means eighty-seven and fifty hundredths percent (87.5%) of the Member Months as of the last day of the first month of the Initial Closing as evidenced by membership eligibility reports received by CFCHP and PC Buyer from the Plans; provided, that the Target Member Month Amount shall be increased by the subsequent addition of Members to either PC Buyer or CFCHP from other Plans managed by MSO LP Buyer  during the first month in which such Members join PC Buyer or CFCHP and are managed by MSO LP Buyer. For the avoidance of doubt, any eligible individual who is enrolled in a Plan that contracts with CFCHP or PC Buyer at any point during a given month shall be considered a Member for such month. By way of example only, if the Initial Closing is January 15, 2023, and there are 100 Members as of January 31, 2023, and on April 15, 2023, 100 Members are added, then (i) for the First Measurement Period, the Target Member Month Amount would be 87.5% of 175 Member Months, and (ii) for the Second Measurement Period, the Target Member Month Amount would be 87.5% of 200 Member Months. A hypothetical example of calculating the Target Member Month Amount and Actual Member Month Amount is attached hereto as Schedule 1.3(a).

“Tax” or “Taxes” (and with correlative meaning, “Taxable”) means any United States federal, state or local, or non-United States, income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, withholding, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, net worth, intangibles, social security, unemployment, disability, payroll, license, employee or other tax or similar levy, of any kind whatsoever, including any interest, penalties, fines or additions to tax in respect of the foregoing.

“Tax Authority” means any governmental entity or any subdivision, agency, commission or authority thereof having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Return” means any return, declaration, report, claim for refund, information return or other document (including any related or supporting estimates, elections, schedules, statements or information), including any amendment thereof, filed or required to be filed in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Third Measurement Period” means the period commencing on the date following the expiration of the Second Measurement Period and ending on the one year anniversary thereof.

“Transaction Documents” means, with respect to a Party, all agreements, certificates and other instruments to be delivered by such Party pursuant to this Agreement and any documents, certificates or instruments executed or delivered in connection with the transactions contemplated hereby, including without limitation, the Bill of Sale and the Escrow Agreement.

“Transaction Expenses” means, without duplication, with respect to any Person, all fees, costs and expenses (including all legal fees and expenses, all fees and expenses payable to any investment banker, broker or finder, and all fees and expenses of any audit firm or accountants) that have been incurred in connection with the Transactions on behalf of or for the benefit of such Person.

“Transactions” means the purchase and sale of the Purchased Interests and Acquired Assets and the other transactions contemplated hereby.

“Treasury Regulations” means any proposed, temporary or other applicable Treasury Regulations promulgated under the Code.

The following terms are not defined above but are defined in the sections of this Agreement indicated below:

Term	Section
12-Month Closing Statement	Section 2.2(d)
Accounting Expert	Section 2.2(g)
Accounting Referee	Section 7.1(c)
Acquisition Engagement	Section 12.17(a)
Additional Restriction Period	Section 6.22
Agreement	Preamble
AHMS	Preamble
AHMS Equityholders	Preamble
AHMS Escrow Amount	Section 1.4(b)(iii)
AHMS General Partner	Preamble
AHMS GP Interests	Recitals
AHMS Interests	Recitals
AHMS Limited Partner	Preamble

Term	Section
AHMS LP Interests	Recitals
AHMS Representative Fund	Section 1.4(b)(ii)
AMFIT	Section 1.1
Acquired Assets	Section 1.1(a)
AV Escrow	Section 1.4(b)(v)
Bill of Sale	Section 8.2(d)(viii)
Business	Recitals
Buyer	Preamble
Buyer Indemnitees	Section 10.2(b)
Buyer Parent	Preamble
Buyer Parent Shares Transferees	Section 1.1(a)
Buyer Parties	Preamble
Buyer Party	Preamble
California CPOM	Recitals
Cap	Section 10.4(a)
Causes of Action	Section 12.18(a)
CFC Adjustment Escrow Amount	Section 1.4(a)(iii)
CFC Indemnity Escrow Amount	Section 1.4(a)(iii)
CFC IPA	Preamble
CFC IPA Cash Purchase Price	Section 1.1(b)
CFC IPA Insurance Policy	Section 6.24
CFC IPA Shares	Recitals
CFC LOC Obligations	Section 6.26
CFC Management Services	Recitals
CFCH	Recitals
CFCHP	Recitals
Closing IPA TNE	Section 2.2(a)
Closing Payments Schedule	Section 1.5
Companies	Preamble
Company	Preamble
Company Engagements	Section 12.17(a)
CFC IPA Deferred Payments	Section 1.1(d)
CFC IPA Deferred Payment Condition	Section 1.3(a)
CFC IPA Deferred Payment Review Period	Section 1.3(d)
Company Insurance Agreements	Section 4.16
Confidentiality Agreement	Section 6.1
Continuation Period	Section 6.9(a)
Continuing Employees	Section 6.9(a)
Covered Persons	Section 6.10(b)
Draft AHMS Purchase Price Allocation	Section 7.8(a)

Term	Section
Initial Deferred Review Period	Section 1.3(d)
Deposit Escrow Account	Recital
Deposit Escrow Agent	Recital
Deposit Escrow Agreement	Recitals
Direct Claim	Section 10.5(d)
DMHC	Recitals
Dual Claims	Section 10.4(a)
Employee Benefit Plan	Section 4.19(a)
Equityholder Indemnitees	Section 10.3
Equityholder Representative Fund	Section 1.4(b)(ii)
Equityholder Representative	Preamble
Equityholders	Preamble
Escrow Account	Section 1.4(a)(iii)
Escrow Agreement	Section 1.4(a)(iii)
Estimated Balance Sheet	Section 2.1(a)
Estimated Calculations	Section 2.1(a)
Estimated Closing Cash	Section 2.1(a)
Estimated Closing Consideration	Section 2.1(a)
Estimated Closing Funded Indebtedness	Section 2.1(a)
Estimated Closing IPA Cash-to-Claims	Section 2.1(a)
Estimated Closing IPA TNE	Section 2.1(a)
Estimated Initial Closing Statement	Section 2.1(a)
Estimated Initial Closing Indebtedness	Section 2.1(a)
Estimated Second Closing Statement	Section 2.1(b)
Estimated Second Closing Indebtedness	Section 2.1(b)
Estimated Transaction Expenses	Section 2.1(a)
Excluded Real Property	Section 4.9(a)
Existing CFC Services Agreement	Section 6.22
Final Calculation of the Initial Closing Payment	Section 2.2(d)
Final Calculation of the Second Closing Payment	Section 2.2(d)
Final Purchase Price Allocation	Section 7.8
Financial Statements	Section 4.5(a)
Financing	Section 6.17
Final Calculation of the Second Closing Payment	Section 2.2(a)
First Calculation of the Initial Closing Payment	Section 2.2(a)
FLSA	Section 4.18
Group Companies	Recitals
HIPAA	Section 4.14
HITECH	Section 4.14
I Health	Preamble
I Health Plans	Section 6.9(b)
Indemnified Person	Section 10.5
Indemnifying Person	Section 10.5
Initial CFC IPA Deferred Payment Statement	Section 1.3(d)
Initial Closing	Section 1.6(a)

Term	Section
Initial Closing Company Transaction Expenses	Section 2.1(a)
Initial Closing Date	Section 1.6(a)
Initial Closing Estimated Transaction Expenses	Section 2.1(a)
Initial Closing Purchase Price	Section 1.1(d)
Initial Closing Required Consents	Section 8.2(e)
Initial Closing Statement	Section 2.2(a)
Initial Closing Tax Purchase Price	Section 7.8(d)
Initial Effective Time	Section 1.6(a)
Interim Balance Sheet	Section 4.5(a)
Interim Balance Sheet Date	Section 4.5(a)
Interim Financial Statements	Section 4.5(a)
IPA Beneficial Owner	Preamble
IPA Business	Recitals
IPA Equityholder	Preamble
IPA Employees	Section 6.9(a)
IPA Representative Fund	Section 1.4(a)(iii)
JAMS	Section 12.9(d)
Leased Real Property	Section 4.9(b)
Leased Real Property Documents	Section 4.7(a)(viii)
Leases	Section 4.9(b)
LOC Requirement	Section 6.26
Material Adverse Effect	Section 8.2(a)
Material Contract	Section 4.7(a)
MMFIT	Section 1.1
MSO Buyer Indemnitees	Section 10.2(b)
MSO Business	Recitals
MSO GP Buyer	Preamble
MSO LP Buyer	Preamble
NMM MSA	Section 5.1
Nasdaq	Section 5.6
New PC Buyer Services Agreement	Section 6.22
Outside Date	Section 9.1(d)
Parties	Preamble
Party	Preamble
PC Buyer	Preamble
PC Buyer Indemnitees	Section 10.2(a)
Plan Business	Recitals
Plan Companies	Recitals
Plans	Recitals
Pre-Closing Incentive Payments	Section 6.12
Prior Period Returns	Section 7.5
Protected Communications	Section 12.17(c)
Purchase Price	Section 1.4
Purchased Interests	Section 1.2(a)(ii)

Term	Section
Push-Out Election	Section 7.5
R&W Insurance Policy	Section 5.8
Released Parties	Section 12.18(a)
Releasing Parties	Section 12.18(a)
Representative	Section 12.1(a)
Restricted Period	Section 6.16(a)
Restricted Territory	Section 6.16(a)
Rule 144	Section 6.23
Schedule Supplement	Section 6.28
Second Closing	Section 1.6(b)
Second Closing Date	Section 1.6(b)
Second Closing Estimated Transaction Expenses	Section 2.1(b)
Second Closing Purchase Price	Section 1.2(b)
Second Closing Required Consents	Section 8.5(e)(vii)
Second Closing Statement	Section 2.2(a)
Second Effective Time	Section 1.6(b)
Sellers	Preamble
Seller Taxes	Section 1.1(b)
SMRH	Section 12.17(a)
Specified Representations	Section 8.2(a)
Survival Date	Section 10.1(b)
Tail Policy	Section 6.11
Tax Contest	Section 7.5
Third Party Claim	Section 10.5(a)
Unpaid CFC IPA Deferred Payments	Section 1.3(c)
Year-End Balance Sheet	Section 4.5(a)
Year-End Balance Sheet Date	Section 4.5(a)
Year-End Financial Statements	Section 4.5(a)

11.2            Interpretation. As used in this Agreement, except as otherwise indicated in this Agreement or as the context may otherwise require: (a) the words “include,” “includes,” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import; (b) the word “or” is not exclusive; (c) references to an “Article,” “Section,” “preamble,” “recital,” or any other subdivision, or to an “Appendix,” “Exhibit,” “Schedule,” or “Disclosure Schedule” are to an article, section, preamble, recital, or subdivision of this Agreement, or to an appendix, exhibit, schedule, or disclosure schedule to this Agreement; (d) the words “this Agreement,” “hereby,” “hereof,” “herein,” “hereunder,” and comparable words refer to all of this Agreement, including the Appendices, Exhibits, Schedules, and Disclosure Schedule to this Agreement, and not to any particular Article, Section, preamble, recital, or other subdivision of this Agreement or Appendix, Exhibit, Schedule, or Disclosure Schedule to this Agreement; (e) any pronoun in masculine, feminine, or neuter form shall include any other gender; (f) any word in the singular form includes the plural and vice versa; (g) references to any Applicable Law are to it as amended, modified, supplemented, and restated now or from time to time after the date of this Agreement, and to any corresponding provisions of successor Applicable Laws, and, unless the context requires otherwise, any reference to any statute shall be deemed also to refer to all rules and regulations promulgated thereunder; (h) references to any Person include such Person’s respective successors and permitted assigns (and in the case of a natural person, such Person’s heirs, estate, and personal representatives); (i) references to a “day” or number of “days” (without the explicit qualification of “Business”) refer to a calendar day or number of calendar days; (j) references to a “Company” or the “Companies” shall include, unless the context requires otherwise, reference to such Company or the Companies and its/their, direct and indirect, Subsidiaries; and (k) the term “made available” means posted to the “Community Family Care Medical Group IPA, Inc.” virtual data room hosted at https://collaborate.sheppardmullin.com/.com and continuously viewable by Buyer and its Representatives at least 48 hours prior to the execution hereof. If interest is to be computed under this Agreement, it shall be computed on the basis of a 360-day year of thirty (30)-day months. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice may be taken or given on the next succeeding Business Day. Any financial or accounting term that is not otherwise defined in this Agreement shall have the meaning given such term under GAAP.

Article 12
Miscellaneous

12.1            Equityholder Representative.

(a)            By executing this Agreement, each Seller hereby appoints Marc Mitchell as the Equityholder Representative under and pursuant to the terms of this Agreement. The Equityholder Representative shall not be compensated for his services as the Equityholder Representative; provided, however, that the Equityholder Representative shall be entitled to reimbursement from the Sellers for all fees, costs and expenses incurred by the Equityholder Representative in discharging the duties hereunder in accordance with Section 12.1(f). The Equityholder Representative is hereby vested with the full power, authority, duty and responsibility to represent the interests of the Sellers as set forth in this Agreement, and the Equityholder Representative shall be authorized to (i) execute and deliver all documents necessary or desirable to carry out the intent of this Agreement, the Escrow Agreement, and any other Transaction Document, (ii) serve as the named party with respect to any claims hereunder on behalf of each of the Sellers, (iii) grant any consent or approval on behalf of the Sellers under this Agreement and any Transaction Document and make all other elections or decisions contemplated by this Agreement and any Transaction Document, (iv) defend, negotiate, agree to, enter into settlements and compromises of, and comply with orders and awards of courts with respect to, claims against a Seller, (v) defend, negotiate, agree to, enter into settlements and compromises of, and comply with orders and awards of courts with respect to, or any claims or disputes related to this Agreement on behalf of a Seller, (vi) give and receive on behalf of the Sellers any and all notices from or to any Seller pursuant to this Agreement or any Transaction Document and (vii) amend, modify or supplement this Agreement and any Transaction Document, in each such Seller's name, place and stead, as if such Seller had personally done such act, and the Equityholder Representative hereby accept such appointment. All actions taken by the Equityholder Representative shall be binding upon the Sellers, their successors, heirs, Representatives and assigns as if expressly confirmed and ratified in writing by each of them. In discharging the duties and responsibilities of the Equityholder Representative hereunder, the Equityholder Representative shall have all rights and powers necessary and incident to the proper discharge thereof, including the right and power to engage and pay for professional or other services. The death, incapacity, insolvency or bankruptcy of any Sellers shall not terminate such appointment or the authority and agency of the Equityholder Representative. The power-of-attorney granted in this Section is coupled with an interest and is irrevocable.

(b)            Neither the Equityholder Representative nor any agent employed by the Equityholder Representative shall be liable to any Seller relating to the performance of the Equityholder Representative’s duties under this Agreement for any errors in judgment, negligence, oversight, breach of duty or otherwise except to the extent it is finally determined in a court of competent jurisdiction by clear and convincing evidence that the actions taken or not taken by the Equityholder Representative constituted Fraud or were taken or not taken in bad faith. The Equityholder Representative shall be indemnified and held harmless by the Sellers against all losses, including costs of defense, paid or incurred in connection with any action, suit, proceeding or claim to which the Equityholder Representative is made a party by reason of the fact that the Equityholder Representative was acting as the Equityholder Representative pursuant to this Agreement; provided, however, that the Equityholder Representative shall not be entitled to indemnification hereunder to the extent it is finally determined in a court of competent jurisdiction by clear and convincing evidence that the actions taken or not taken by the Equityholder Representative constituted actual Fraud or were taken or not taken in bad faith. The Equityholder Representative shall be protected in acting upon any notice, statement or certificate believed by the Equityholder Representative to be genuine and to have been furnished by the appropriate Person and in acting or refusing to act in good faith on any matter. Neither the Equityholder Representative nor any agent employed by the Equityholder Representative shall be liable to any Buyer Party or any Affiliate of any Buyer Party solely relating to the performance of Equityholder Representative’s duties pursuant to this Agreement.

(c)            All reasonable fees and expenses (including attorneys’ fees and other professional fees) incurred by the Equityholder Representative in connection with the performance of his duties under this Agreement and the Escrow Agreement shall be reimbursed by CFC IPA and/or the AHMS Equityholders based on their Pro Rata Portion, as applicable. In the event the Equityholder Representative is entitled to reimbursement, the Equityholder Representative shall first make a written demand for such fees and expenses upon CFC IPA and/or the AHMS Equityholders based on their Pro Rata Portion, as applicable. In the event the Equityholder Representative is not reimbursed by the applicable Sellers within fifteen (15) Business Days of such demand, the Equityholder Representative may pay such fees and expenses by deducting the full amount of such fees and expenses from the Escrow Account otherwise payable to such Sellers upon termination of the Escrow Account or, prior to termination, from any interest earned on the applicable Escrow Amount.

(d)            Any advanced amounts (including amounts in the Equityholder Representative Fund) not expended by the Equityholder Representative on any fees or expenses incurred by the Equityholder Representative pursuant to this Agreement or otherwise on the Sellers’ behalf shall be released to CFC IPA and/or the AHMS Equityholders based on their Pro Rata Portion thereof, as applicable, following final resolution of any indemnification claims or other proceedings relating to this Agreement.

(e)            On the date which is eighteen (18) months following the Closing Date, the Equityholder Representative shall release to CFC IPA all of the then-remaining IPA Representative Fund and release to the AHMS Equityholders, in accordance with their Pro Rata Portions, all of the then-remaining AHMS Representative Fund; provided, however, that to the extent there remains any outstanding pending indemnification claims or other proceedings relating to this Agreement, the Equityholder Representative shall have the right to continue to hold any amount remaining in the IPA Representative Fund or the Equityholder Representative Fund, as applicable, until the Equityholder Representative determines in his sole discretion to release such remaining amount to CFC IPA or the AHMS Equityholders, in accordance with their Pro Rata Portions, as applicable.

(f)            The Equityholder Representative shall be each Seller’s agent for service of process in connection with any dispute or claim arising under this Agreement or any Transaction Document.

(g)            The service by the Equityholder Representative shall be without compensation.

(h)            As the Representative of the Sellers, the Equityholder Representative shall act as the agent for all such Persons, shall have authority to bind each such Person in accordance with this Agreement, and the Buyer Parties may rely on such appointment and authority until the receipt of notice of the appointment of a successor upon thirty (30) days’ prior written notice to the Buyer Parties.

12.2            Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 12.2):

If to AHMS (prior to the Second Closing):	Advanced Health Management Systems, L.P. 19210 S. Vermont Ave, Bldg D Ste 400 Gardena, CA 90248 Attn: Ron Brandt Email: brandt@cfc-sys.com with a copy (which shall not constitute notice) to:

Sheppard, Mullin, Richter & Hampton, LLP
1901 Avenue of the Stars, Suite 1600

Los Angeles, CA 90067-6017
Attention: Eric Klein, Esq. and Chi Huynh, Esq.
Email: eklein@sheppardmullin.com
              chuynh@sheppardmullin.com

If to the Sellers, to the Equityholder Representative:	8033 Sunset Blvd. #895 Los Angeles, CA 90046 Attention: Marc Mitchell Email: mmitchell@dominion-media.com
with a copy (which shall not constitute notice) to:	Ronald L. Brandt 19210 S. Vermont Ave, Bldg D Ste 400 Gardena, CA 90248 Email: brandt@cfc-sys.com with a copy (which shall not constitute notice) to:

Sheppard, Mullin, Richter & Hampton, LLP
1901 Avenue of the Stars, Suite 1600
Los Angeles, CA 90067-6017
Attention: Eric Klein, Esq. and Chi Huynh, Esq.
Email: eklein@sheppardmullin.com
              chuynh@sheppardmullin.com

If to Buyer:	Apollo Medical Holdings, Inc. 1668 S. Garfield Avenue, 2nd Floor Alhambra, CA 91801 Attention: Chandan Basho Email: cbasho@apollomed.net
with a copy (which shall not constitute notice) to:	Russ August & Kabat, LLP 12424 Wilshire Blvd., 12th Floor Los Angeles, CA 90025 Attention: Lauren Geisser and Christine Shin Email: lgeisser@raklaw.com and cshin@raklaw.com

12.3            Disclosure Schedule. The information in the Disclosure Schedule constitutes (a) exceptions to particular representations, warranties, covenants and obligations of the Group Companies as set forth in this Agreement or (b) descriptions or lists of the equity interests, assets and Liabilities and other items referred to in this Agreement. If there is any inconsistency between the statements in this Agreement and those in the Disclosure Schedule (other than an exception expressly set forth as such in the Disclosure Schedule with respect to (i) a specifically identified representation or warranty or (ii) Sections or subsections of this Agreement to which such exception is reasonably apparent on its face), the statements in this Agreement will control. The statements in the Disclosure Schedule, and those in any supplement to the Disclosure Schedule, shall relate to the numerically corresponding Section or subsection of this Agreement identified in the Disclosure Schedule (or supplement to the Disclosure Schedule) and to those Sections or subsections of this Agreement to which it is reasonably apparent on its face that such disclosure relates and not to any other Section or subsection of this Agreement.

12.4            Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor the obligations of any Party hereunder shall be assignable or transferable by such Party without the prior written consent of the other Parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties to this Agreement and their respective successors and assigns. Notwithstanding anything to the contrary, (a) any Buyer Party may transfer and assign its rights and obligations under this Agreement and any Transaction Document without the prior written consent of any other Party by way of collateral assignment to any bank, financing institution or other lender providing financing to such Buyer Party now or in the future or to an Affiliate of a Buyer Party or to any successor to such Buyer Party by merger, consolidation or reorganization, and (b) CFC IPA may transfer and assign its rights to receive any consideration for the Acquired Assets, including all or any portion of the CFC IPA Cash Purchase Price, the Buyer Parent Share Consideration and/or any CFC IPA Deferred Payments or Catch-Up Payments, to the Buyer Parent Shares Transferees without prior written consent of the Buyer Parties; provided, that prior to any such assignment, the Buyer Parent Shares Transferees shall have delivered to the Buyer Parties (i) a joinder to this Agreement substantially in the form of Exhibit F attached hereto by each of the Buyer Parent Shares Transferees, and (ii) a legal opinion to the Buyer Parties from counsel reasonably acceptable to the Buyer Parties substantially in the form of Exhibit G hereto. No assignment or delegation shall relieve the assigning or delegating party of any of its obligations hereunder.

12.5            No Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person any legal or equitable rights hereunder, other than (i) the Parties hereto and such successors and assigns, (ii) the Indemnified Persons and (iii) the Released Parties. Without limiting the generality of the foregoing, (a) no employee of the Companies shall have any rights, as an employee, under this Agreement or under any of the Transaction Documents to which he or she is not personally a party and (b) other than as an express party to this Agreement or the other Transaction Documents, if applicable, no creditor of any of the Parties shall have any rights under this Agreement or any of the Transaction Documents.

12.6            Counterparts. This Agreement may be executed and delivered in one or more counterparts, each of which when executed and delivered shall be an original, and all of which when executed shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or other electronic transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile or other electronic means shall be deemed to be their original signatures for all purposes.

12.7            Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto. No waiver by any Party hereto of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

12.8            Expenses. Except as otherwise expressly provided by this Agreement, whether or not either Closing is effected, all Transaction Expenses shall be borne by the Party incurring the same; provided, that, for the avoidance of doubt, (a) the costs and expenses relating to obtaining the Tail Policy shall be shared equally between the applicable Buyer Party and the applicable Group Company, (b) all filing fees associated with the filings required by this Section 6.6 shall be shared equally between the applicable Buyer Parties, on the one hand, and the applicable Group Companies, on the other hand, and (c) all costs and expenses related to the R&W Insurance Policy, including the total premium, underwriting costs, brokerage commissions for the Buyer Party’s broker, Taxes related to such policy and other fees and expenses of such policy shall be borne by the Buyer Parties.

12.9            Governing Law; Submission to Jurisdiction.

(a)            The validity and construction of this Agreement shall be governed by the internal laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

(b)            Except as otherwise provided herein, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs incurred in connection with that Action.

(c)            The Parties shall attempt in good faith to resolve any dispute, controversy or claim between the Parties that relates to the interpretation, carrying out of obligations, breach, termination or enforcement of this Agreement or in any way arising out of or connected with this Agreement (“Dispute”).

(d)            In the event of a Dispute among the Parties, prior to referring to arbitration as described in Section 12.9(e) the Parties must engage in a mediation under the then current mediation rules of JAMS, Inc. (“JAMS”). A single disinterested third party mediator familiar with Delaware law shall be selected by JAMS in accordance with its then current arbitration rules. No Party shall commence arbitration as described in Section 12.9(e) without first attempting in good faith to engage in a mediation as set forth in this Section 12.9(d). The parties to the Dispute shall share the expenses of the mediator and the other costs of mediation 50-50 between the applicable Buyer Parties, on the one hand, the Companies and their Affiliates, on the other hand.

(e)            If any Dispute cannot be resolved by the Parties pursuant to this Section 12.9 or otherwise, such Dispute shall be exclusively referred to and finally settled by arbitration in accordance with the Rules of Arbitration of JAMS. The arbitration proceedings shall take place in Los Angeles, California and shall be conducted in the English language. The number of arbitrators shall be three (3), and the presiding arbitrator shall be chosen by the two arbitrators nominated by the Parties with input from the parties. If the presiding arbitrator is not chosen by the two (2) arbitrators within 30 days of the date of confirmation of the later of the two (2) party nominated arbitrators, he or she shall be appointed by JAMS. The award of the arbitral tribunal shall be final and binding upon the Parties and shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues, or requests for declaratory, accounting, or other relief presented to the arbitral tribunal. The costs of arbitration shall be apportioned by the arbitral tribunal in the award.

(f)            EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

12.10        Specific Performance. The Parties agree that irreparable damage may occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that prior to the valid termination of this Agreement pursuant to Section 9.1, the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal or state courts located in the State of California without proof of actual damages, this being in addition to any other remedy to which they are entitled at law or in equity.

12.11        Remedies Cumulative. Except as otherwise set forth herein, the various rights and remedies herein provided will be cumulative and not exclusive of any other rights or remedies herein provided or any rights or remedies provided by Applicable Law.

12.12        Construction.

(a)            Inasmuch as this Agreement is the result of negotiations between sophisticated Parties of equal bargaining power represented by counsel, no inference in favor of or against any Party will be drawn from the fact that any portion of this Agreement has been drafted by or on behalf of such Party.

(b)            Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.

(c)            The heading references herein are for convenience purposes only, do not constitute a part of this Agreement and will not be deemed to limit or affect any of the provisions hereof.

12.13         Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

12.14          Entire Agreement. This Agreement, the Disclosure Schedules and the Transaction Documents contain the entire understanding of the Parties with respect to the subject matter hereof and thereof and supersede all prior oral or written agreements, negotiations, understandings, statements or proposals with respect to the subject matter hereof and thereof.

12.15         Time is of the Essence. Time is of the essence of this Agreement.

12.16         No Rescission. No party shall be entitled to rescind the transactions contemplated hereby by virtue of any failure of any party’s representations and warranties herein to have been true or any failure by any party to perform its obligations hereunder.

12.17         Certain Matters Regarding Representation of the Equityholders and the Companies.

(a)            Each of the Parties to this Agreement hereby acknowledges and agrees that (i) Sheppard, Mullin, Richter & Hampton, LLP (“SMRH”) has served as counsel for the Equityholders and the Group Companies in connection with this Agreement (the “Acquisition Engagement”) and in that connection not as counsel for any other Person, including without limitation, the Buyer Parties, (ii) SMRH may also represent the Group Companies in respect of other matters (“Company Engagements”), and (iii) following consummation of the Transactions, SMRH (or any successor) may serve as counsel to any Equityholder or any director, members, partner, officer, employee or affiliate of any Equityholder, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the Transactions notwithstanding such representation. Each of the Parties to this Agreement hereby consents thereto and waives any conflict of interest arising therefrom, and each of such Parties shall cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation. If the Equityholders so desire, and without the need for any consent or waiver by the Group Company or the Buyer Parties, SMRH shall be permitted to represent the Equityholders after the Closing in connection with any matter, including without limitation anything related to the Transactions or any disagreement or dispute relating thereto; provided, further; that if any Buyer Party or Group Company so desire, and without the need for any consent or waiver by any Equityholder, SMRH shall be permitted to represent the any Group Company or any Buyer Party after the Closing in connection with any matter unrelated to the transactions contemplated by this Agreement or any disagreement or dispute relating thereto.

(b)            Upon and after the Closing, the Group Companies shall cease to have any attorney-client relationship with SMRH, including with respect to any Company Engagements, unless after the Closing, SMRH is subsequently engaged in writing by any Group Company to represent such Group Company and either such engagement involves no conflict of interest with respect to the Equityholders or the Equityholder Representative consents in writing to such engagement. Any such representation of a Group Company by SMRH after Closing shall not affect the provisions of this Section. For example, and not by way of limitation, even if SMRH is representing a Group Company after the Closing, SMRH shall be permitted simultaneously to represent the Equityholders in any matter, including, without limitation, any disagreement or dispute relating to this Agreement. Furthermore, SMRH shall be permitted to withdraw from any Company Engagement in order to be able to represent or continue so representing the Equityholders, even if such withdrawal causes a Group Company or the Buyer Parties additional legal expense (such as to bring new counsel “up to speed”), delay or other prejudice. In the event that there has been an overpayment of legal fees to SMRH by the Group Companies after the Closing, SMRH shall release the amount of such overpayments to the Equityholder Representative.

(c)            Notwithstanding anything to the contrary contained herein, the parties intend that all communications prior to the Closing between the Group Companies and Equityholders, on the one hand, and any of their attorneys, on the other hand, relating to the negotiation of the Transactions are eligible for protection as attorney-client privileged communications (collectively, the “Protected Communications”), and all associated rights to assert, waive and otherwise administer the attorney-client privilege in such Protected Communications, will, from and after the Closing, rest exclusively with the Equityholders and will not be transferred, assigned, conveyed or deliver, by operation of law or otherwise, to any of the Buyer Parties or any of their respective Affiliates (including, after the Closing, the Group Companies). Notwithstanding the foregoing, in the event that a dispute arises between any Buyer Party, Group Company, or any of their Subsidiaries, on the one hand, and a third party other than any Equityholder, on the other hand, the applicable Group Company may assert the attorney-client privilege to prevent the disclosure of Protected Communications to such third party.

(d)            The Equityholders, the Group Companies, and the Buyer Parties consent to the arrangements in this Section and waive any actual or potential conflict of interest that may be involved in connection with any representation by SMRH permitted hereunder.

12.18            Release.

(a)            For and in consideration of the amount to be paid to the Sellers under this Agreement and the Transaction Documents, and the additional covenants and promises set forth in this Agreement, each Seller, effective as of such Equityholder’s applicable Closing Date, on behalf of itself, himself or herself and its Affiliates (the “Releasing Parties”), hereby fully, finally and irrevocably releases, acquits and forever discharges each of the Buyer Parties, the Group Companies, their respective Subsidiaries and their respective Representatives and Affiliates (collectively, the “Released Parties”) from any and all claims, counterclaims, suits, causes of action, demands, damages, liabilities, obligations, costs, expenses and compensation of every kind and nature whatsoever, past, present or future, at law or in equity, whether known or unknown, contingent or otherwise, relating to or arising out of the dealings of any Released Party and such Releasing Party had, has or may have had at any time in the past until and including the date of this Agreement, including but not limited to any claims which relate to or arise out of such Releasing Party’s prior relationship with any Group Company or I Health (including their respective present and former subsidiaries, parent entities or any predecessors in interest) (collectively, for the purposes of this Section 12.18(a), “Causes of Action”); provided, that this release shall not affect or impair: (i) any Causes of Action, rights of the Releasing Parties or any obligations of the Released Parties to the Releasing Parties arising under this Agreement or in any Transaction Document, including without limitation, the Management Services Agreement, (ii) any Causes of Action or rights to reimbursement, indemnification or contribution of any Releasing Party in his, her or its capacity as an officer, director, manager, stockholder, unitholder or employee of a Released Party (whenever arising) under the Governing Documents of the applicable Releasing Party, the Tail Policy or Applicable Law, (iii) any claims arising out of Fraud, (iv) in the case of MSO LP Buyer, any claims arising out of willful misconduct, Fraud or violations of Applicable Law, or (v) any rights which, as a matter of Applicable Law or public policy, cannot be released.

(b)            The Releasing Parties hereby represent to the applicable Released Parties that the Releasing Parties: (i) have not assigned any Causes of Action or possible Causes of Action against any applicable Released Party, (ii) fully intend to release all applicable Causes of Action against the applicable Released Parties including without limitation, unknown and contingent Causes of Action (other than those specifically reserved above) and (iii) have consulted with counsel with respect to the execution and delivery of this general release and has been fully apprised of the consequences hereof. The Releasing Parties hereby covenant and agree not to make any claim or cross-claim or to take any Action against any other Person who or which might claim contribution from or indemnification by any Affiliate of the Group Companies under the provisions of any Applicable Law or otherwise except claims relating to rights arising from this Agreement or in any Transaction Document.

(c)            Each Releasing Party acknowledges that such Releasing Party has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

(d)            Each Releasing Party being aware of said code section agrees to expressly, effective as of the applicable Closing Date, waive any rights such Releasing Party may have thereunder, as well as under any other statute or common law principles of similar effect.

(e)            The Releasing Parties hereby irrevocably covenant to, effective as of the applicable Closing Date, refrain from, directly or indirectly (i) asserting any applicable Causes of Action, or commencing, instituting or causing to be commenced, or continuing with any Action for a Cause of Action, and this Agreement may be raised by any applicable Released Party as an estoppel to any such Actions and (ii) making any claim or commencing any Action against any Person (or assisting or encouraging any other Person in connection therewith) in which any Action would arise against any applicable Released Party for contribution or indemnity or other relief from, over and against any applicable Released Party or which otherwise results in an applicable Released Party suffering or incurring any Damages, whether under Applicable Laws or Contract or otherwise, with respect to an applicable Cause of Action. Without in any way limiting any of the rights and remedies otherwise available to any applicable Released Party, the Releasing Parties shall indemnify and hold harmless each applicable Released Party from and against all applicable Causes of Action whether or not involving third-party claims, actions or proceedings, arising directly or indirectly from or in connection with the assertion by or on behalf of each applicable Releasing Party or any of its Affiliates of any Action which is, or is purported to be, an applicable Cause of Action. It is the intention of the Releasing Parties that the release described in this Section 12.18 be effective as a bar to each applicable Cause of Action hereinabove specified. In furtherance of this intention, the Releasing Parties hereby expressly waive any and all rights and benefits conferred upon it by the provisions of Applicable Law with respect to any applicable Cause of Action and expressly consents that the release described in this Section 12.18 shall be given full force and effect according to each and all of its express terms and provisions.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each Party has duly executed and delivered this Agreement as of the date first above written.

BUYER PARTIES:

“PC Buyer”

METROPOLITAN IPA

By:	/s/ Thomas S. Lam
Name:	Thomas S. Lam
Title:	Chief Executive Officer

“MSO LP Buyer”

NETWORK MEDICAL MANAGEMENT, INC.

By:	/s/ Thomas S. Lam
Name:	Thomas S. Lam
Title:	Chief Executive Officer

“MSO GP Buyer”

APOLLOCARE ENABLEMENT OF CA, LLC

By:	/s/ Brandon Sim
Name:	Brandon Sim
Title:	Manager

“Buyer Parent”

Apollo Medical Holdings, Inc.

By:	/s/ Brandon Sim
Name:	Brandon Sim
Title:	Co-Chief Executive Officer

[Signature Page to Asset and Equity Purchase Agreement]

IN WITNESS WHEREOF, each Party has duly executed and delivered this Agreement as of the date first above written.

COMPANIES:

“CFC IPA”

Community Family Care Medical Group IPA, Inc.

By:	/s/ Accie Mitchell
Name:	Accie Mitchell, M.D.
Title:	Chief Executive Officer

“AHMS”

Advanced Health Management Systems, L.P.

By:	CFC Management, LLC
Its:	General Partner

By:	/s/ Marc Mitchell
Name:	Marc Mitchell
Title:	Manager

[Signature Page to Asset and Equity Purchase Agreement]

IN WITNESS WHEREOF, each Party has duly executed and delivered this Agreement as of the date first above written.

EQUITYHOLDERS:

“IPA Equityholder”

Accie M. Mitchell and Gloria C. Mitchell, as co-trustees of the Mitchell Family Trust dated July 2, 2003

/s/ Accie Mitchell
Accie Mitchell, M.D.
Co-Trustee

/s/ Gloria Mitchell
Gloria Mitchell
Co-Trustee

“IPA Beneficial Owner”

/s/ Accie M. Mitchell
Accie M. Mitchell, M.D.

“AHMS General Partner”

By:	CFC Management, LLC
Its:	Manager

By:	/s/ Marc L. Mitchell
Name:	Marc L. Mitchell
Title:	Manager

“AHMS Limited Partners”

Mitchell Family Trust

/s/ Accie M. Mitchell
Accie M. Mitchell, M.D.
Co-Trustee

[Signature Page to Asset and Equity Purchase Agreement]

/s/ Gloria C. Mitchell
Gloria C. Mitchell
Co-Trustee

Mitchell Children’s Trust

/s/ Marc L. Mitchell
Marc L. Mitchell
Co-Trustee

/s/ Alex M. Mitchell
Alex M. Mitchell
Co-Trustee

Marc Mitchell Irrevocable Trust

/s/ Marc L. Mitchell
Marc L. Mitchell
Trustee

Alex Mitchell Irrevocable Trust

/s/ Alex M. Mitchell
Alex M. Mitchell
Trustee

Cynthia Heard Irrevocable Trust

/s/ Marc L. Mitchell
Marc L. Mitchell
Co-Trustee

/s/ Alex M. Mitchell
Alex M. Mitchell
Co-Trustee

[Signature Page to Asset and Equity Purchase Agreement]

Tracy Mitchell Irrevocable Trust

/s/ Marc L. Mitchell
Marc L. Mitchell
Co-Trustee

/s/ Alex M. Mitchell
Alex M. Mitchell
Co-Trustee

Lori Konsker Irrevocable Trust

/s/ Marc L. Mitchell
Marc L. Mitchell
Co-Trustee

/s/ Alex M. Mitchell
Alex M. Mitchell
Co-Trustee

Jason Heard Irrevocable Trust

/s/ Marc L. Mitchell
Marc L. Mitchell
Co-Trustee

/s/ Alex M. Mitchell
Alex M. Mitchell
Co-Trustee

Briella Konsker Irrevocable Trust

/s/ Marc L. Mitchell
Marc L. Mitchell
Co-Trustee

/s/ Alex M. Mitchell
Alex M. Mitchell
Co-Trustee

[Signature Page to Asset and Equity Purchase Agreement]

Eliana Konsker Irrevocable Trust

/s/ Marc L. Mitchell
Marc L. Mitchell
Co-Trustee

/s/ Alex M. Mitchell
Alex M. Mitchell
Co-Trustee

Harrison Konsker Irrevocable Trust

/s/ Marc L. Mitchell
Marc L. Mitchell
Co-Trustee

/s/ Alex M. Mitchell
Alex M. Mitchell
Co-Trustee

Bennet Mitchell Irrevocable Trust

/s/ Marc L. Mitchell
Marc L. Mitchell
Co-Trustee

/s/ Alex M. Mitchell
Alex M. Mitchell
Co-Trustee

August Mitchell Irrevocable Trust

/s/ Marc L. Mitchell
Marc L. Mitchell
Co-Trustee

/s/ Alex M. Mitchell
Alex M. Mitchell
Co-Trustee

[Signature Page to Asset and Equity Purchase Agreement]

Langston Mitchell Irrevocable Trust

/s/ Marc L. Mitchell
Marc L. Mitchell
Co-Trustee

/s/ Alex M. Mitchell
Alex M. Mitchell
Co-Trustee

Josephine Mitchell Irrevocable Trust

/s/ Marc L. Mitchell
Marc L. Mitchell
Trustee

William Calder Mitchell Irrevocable Trust

/s/ Alex M. Mitchell
Alex M. Mitchell
Trustee

AHMS Trust

/s/ Mr. Dreschler
Premier Trust
Trustee Mr. Dreschler

/s/ Ronald L. Brandt
Name: Ronald L. Brandt

[Signature Page to Asset and Equity Purchase Agreement]

IN WITNESS WHEREOF, each Party has duly executed and delivered this Agreement as of the date first above written.

I HEALTH:

I Health Inc.

/s/ Ron Brandt
Name: Ron Brandt
Title:

[Signature Page to Asset and Equity Purchase Agreement]

IN WITNESS WHEREOF, each Party has duly executed and delivered this Agreement as of the date first above written.

Equityholder Representative:

/s/ Marc Mitchell
Name: Marc Mitchell

[Signature Page to Asset and Equity Purchase Agreement]